Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 12, 2013

among

THE MEN’S WEARHOUSE, INC.

The Subsidiary Borrowers Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Canadian Agent

J.P. MORGAN EUROPE LIMITED,
as European Agent

BANK OF AMERICA, N.A.
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents

and

UNION BANK, N.A.,
HSBC BANK USA, N.A.,
WELLS FARGO BANK, N.A.,
AMEGY BANK NATIONAL ASSOCIATION,
BBVA COMPASS,
BRANCH BANKING AND TRUST COMPANY
and
FIFTH THIRD BANK,
as Co-Documentation Agents

* * *

J.P. MORGAN SECURITIES, LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		2
1.1.	Certain Defined Terms	2
1.2.	Classification of Loans and Borrowings	39
1.3.	Terms Generally	39
1.4.	Exchange Rates; Currency	39
1.5.	Accounting Principles	40
1.6.	Redenomination of Certain Foreign Currencies	40

ARTICLE II THE CREDITS		41
2.1.	Revolving Loans and Term Loans	41
2.2.	Loans and Borrowings	43
2.3.	Borrowing Procedure	44
2.4.	Alternative Currency Loans	45
2.5.	Funding of Borrowings	49
2.6.	Swingline Loans	50
2.7.	Letters of Credit	52
2.8.	Conflict between Applications and Agreement	62

ARTICLE III INTEREST RATE PROVISIONS		62
3.1.	Interest Rate Determination	62
3.2.	Increased Cost and Reduced Return	67
3.3.	Limitation on Types of Loans	69
3.4.	Illegality	70
3.5.	Compensation	72
3.6.	Replacement of Lenders	72
3.7.	Yearly Rate	73
3.8.	Survival	73

ARTICLE IV PREPAYMENTS AND OTHER PAYMENTS; REDUCTION AND EXPANSION OF COMMITMENTS		73
4.1.	Repayment of Loans; Evidence of Debt	73
4.2.	Required Prepayments	74
4.3.	Optional Prepayments	75
4.4.	No Prepayment Premium or Penalty	76
4.5.	Payments and Prepayments	76
4.6.	Sharing of Set-offs	78
4.7.	Cash Collateral	78
4.8.	Defaulting Lenders	79
4.9.	Taxes	82
4.10.	Reduction and Termination of Commitments	87
4.11.	Repayment in Connection with Commitment Reductions, Certain Currency Exchange Fluctuations and on Maturity Date	88
4.12.	Increase of the Revolving Commitments	88

i

ARTICLE V FEES		92
5.1.	Commitment Fee	92
5.2.	Arrangement Fee	92
5.3.	Administrative Agency Fees	93
5.4.	Letter of Credit Fees	93
5.5.	Fees Not Interest; Nonpayment	93

ARTICLE VI APPLICATION OF PROCEEDS		94

ARTICLE VII REPRESENTATIONS AND WARRANTIES		94
7.1.	Organization and Qualification	94
7.2.	Financial Statements	94
7.3.	Litigation	94
7.4.	Title to Properties	94
7.5.	Payment of Taxes	94
7.6.	Conflicting Agreements or Restrictions	95
7.7.	Authorization, Validity, Etc.	95
7.8.	Investment Company Act Not Applicable	95
7.9.	Margin Stock	95
7.10.	ERISA; Foreign Benefit and Pension Plans	95
7.11.	Full Disclosure	96
7.12.	Permits and Licenses	96
7.13.	Capital Structure	97
7.14.	Insurance	97
7.15.	Compliance with Laws	97
7.16.	Environmental Matters	98
7.17.	No Consent	98
7.18.	Anti-Terrorism and Anti-Money Laundering	98

ARTICLE VIII CONDITIONS		98
8.1.	Closing Date	98
8.2.	Effect of Amendment and Restatement	102
8.3.	Conditions to each Loan and Letter of Credit	102

ARTICLE IX AFFIRMATIVE COVENANTS		103
9.1.	Reporting and Notice Requirements	103
9.2.	Corporate Existence	106
9.3.	Books and Records	106
9.4.	Insurance	106
9.5.	Right of Inspection	107
9.6.	Maintenance of Property	107
9.7.	Guarantees of Certain Restricted Subsidiaries; Pledge Agreements	107
9.8.	Patents, Trademarks and Licenses	109
9.9.	Taxes; Obligations	109
9.10.	Compliance with Federal Reserve Regulations	109
9.11.	Pensions	109

ARTICLE X NEGATIVE COVENANTS		109
10.1.	Liens	109
10.2.	Debt	111
10.3.	Restricted Payments	112
10.4.	Mergers; Consolidations; Sale or Other Dispositions of All or Substantially All Assets	112
10.5.	Investments, Loans and Advances	112
10.6.	Use of Proceeds	113
10.7.	Transactions with Affiliates	113
10.8.	Nature of Business	113
10.9.	Acquisitions	113
10.10.	Financial Covenants	114
10.11.	Regulations T, U and X	114
10.12.	Status	114
10.13.	Compliance with Laws	115
10.14.	Unrestricted Subsidiaries	115
10.15.	Restrictive Agreements	115
10.16.	Canadian Benefit and Pension Plans	116
10.17.	OFAC	116
10.18.	Environmental Matters	117
10.19.	Consolidated Net Worth Attributable to Foreign Assets	117

ARTICLE XI EVENTS OF DEFAULT; REMEDIES		117
11.1.	Events of Default	117
11.2.	Collateral Account	121
11.3.	Remedies Cumulative	122

ARTICLE XII THE AGENTS		122
12.1.	Authorization and Action	122
12.2.	Reliance by Agents	123
12.3.	Agents and Affiliates	124
12.4.	Lender Credit Decisions	124
12.5.	Indemnification	125
12.6.	Employees of the Agents	125
12.7.	Successor Administrative Agent	126
12.8.	Notice of Default	126
12.9.	Execution of Loan Documents	127
12.10.	Ratification Agreements	127
12.11.	No Other Duties, Etc.	127

ARTICLE XIII MISCELLANEOUS		127
13.1.	Waivers, Etc.	127
13.2.	Notices	127
13.3.	GOVERNING LAW	131
13.4.	Survival of Representations and Warranties	131
13.5.	Counterparts; Integration; Electronic Execution	131
13.6.	Severability	131

13.7.	Headings	132
13.8.	Right of Set-off; Adjustments	132
13.9.	Successors and Assigns	132
13.10.	Interest	137
13.11.	Expenses; Indemnification	138
13.12.	Payments Set Aside	141
13.13.	Credit Agreement Controls	141
13.14.	Obligations Several	141
13.15.	SUBMISSION TO JURISDICTION; WAIVERS	141
13.16.	WAIVER OF JURY TRIAL	142
13.17.	Amendments, Waivers and Consents	142
13.18.	Relationship of the Parties	143
13.19.	Confidentiality	144
13.20.	Advertisement	145
13.21.	Release of Liens and Guarantees	146
13.22.	Currency Conversion and Currency Indemnity	147
13.23.	FINAL AGREEMENT	148
13.24.	USA PATRIOT ACT Notice	148
13.25.	Anti-Money Laundering Legislation	148
13.26.	Amendment and Restatement	149

ARTICLE XIV COLLECTION ACTION MECHANISM		149
14.1.	Implementation of CAM	149

EXHIBITS

Exhibit A:	Form of Assignment and Assumption
Exhibit B-1:	Form of Borrower Promissory Note
Exhibit B-2:	Form of Canadian Promissory Note
Exhibit B-3:	Form of UK/Euro Promissory Note
Exhibit B-4:	Form of Swingline Note
Exhibit B-5:	Form of Term Loan Note
Exhibit C:	Form of Notice of Borrowing
Exhibit D:	Form of Letter of Credit Request
Exhibit E:	Form of Notice of Rate Change/Continuation
Exhibit F:	Form of Notice of Revolving Commitment Increase
Exhibit G:	Form of Compliance Certificate
Exhibit H:	Form of Applicable Margin Certificate
Exhibit I:	Mandatory Costs
Exhibit J:	Form of Joinder Agreement

SCHEDULES

Schedule 2.1	Commitments
Schedule 2.7	Letters of Credit

DISCLOSURE LETTER

Disclosure Letter - Section 7.13:	Capital Structure
Disclosure Letter - Section 7.14:	Insurance
Disclosure Letter - Section 10.1:	Liens

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

The Men’s Wearhouse, Inc., a corporation organized under the laws of the State of Texas (the “Borrower”); Moores The Suit People Inc., a corporation organized under the laws of the Province of New Brunswick, Canada (the “Canadian Borrower”), and MWUK Holding Company Limited, a corporation organized under the 2006 Companies Act of England and Wales (the “UK Borrower”, and together with the Canadian Borrower, collectively, the “Subsidiary Borrowers” and individually, a “Subsidiary Borrower”); the financial institutions from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”); JPMorgan Chase Bank, N.A., as Administrative Agent; JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent; and J.P. Morgan Europe Limited, as European Agent, hereby agree as follows:

PRELIMINARY STATEMENT

WHEREAS, the Borrower has received loans and other extensions of credit pursuant to that certain Second Amended and Restated Credit Agreement dated as of January 26, 2011 (as heretofore amended, the “Existing Credit Agreement”) by and among the Borrower, the Subsidiary Borrowers, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent;

WHEREAS, the Borrower has requested that the Lenders, the Administrative Agent and the Issuing Banks enter into this Agreement to amend and restate the Existing Credit Agreement;

WHEREAS, the Borrower has requested (a) the Revolving Lenders to make revolving loans to the Borrowers in an aggregate principal amount not to exceed the US Dollar Equivalent of $300,000,000 at any time outstanding; (b) the Term Loan Lenders to make term loans to the Borrower in the aggregate principal amount of up to $100,000,000; (c) the Issuing Banks to issue letters of credit for the account of the Borrowers, and the Revolving Lenders to acquire participations therein, in an aggregate principal amount not to exceed the US Dollar Equivalent of $60,000,000 at any time outstanding; and (d) the Swingline Bank to make Swingline Loans to the Borrower, and the Lenders to acquire participations therein, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

WHEREAS, pursuant to the terms and conditions hereof, (a) the Lenders, the Administrative Agent and the Issuing Banks, in each case, party to the Existing Credit Agreement, have agreed to amend and restate the Existing Credit Agreement and (b) the Lenders and the Issuing Banks have agreed to extend credit to the Borrowers; and

WHEREAS, the financial institutions identified on Schedule 2.1 which are not party to the Existing Credit Agreement wish to become “Lenders” hereunder and accept and assume the obligations of “Lenders” hereunder with the Commitments specified on Schedule 2.1;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.                            Certain Defined Terms.  As used in this Agreement, and, unless otherwise defined therein, each exhibit hereto, the following terms shall have the following meanings:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Target” means any Person acquired pursuant to Section 10.9 and which is designated a Restricted Subsidiary pursuant to the terms hereof.

“Acquisitions” has the meaning set forth in Section 10.9.

“Additional Revolving Lender” has the meaning set forth in Section 4.12(a).

“Adjusted Debt” means, at any date of determination and without duplication, an amount (if positive) equal to the sum of (a) Total Funded Debt at such date plus (b) an amount equal to the product of (i) Base Rent Expense for the four Fiscal Quarters ending on such date times (ii) six (6).

“Adjusted EURIBO Rate” means with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1.00%) equal to the sum of (a) the EURIBO Rate for such Interest Period and (b) with respect to each applicable Lender, if incurred in connection with such Borrowing, the related Mandatory Costs and charges, if any, pursuant to Section 3.2(e)(i).

“Adjusted LIBO Rate” means (a) with respect to any Eurocurrency Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1.00%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any Eurocurrency Borrowing denominated in Sterling, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1.00%) equal to the sum of (i) the LIBO Rate for such Interest Period and (ii) with respect to each applicable Lender, if incurred in connection with such Borrowing, the related Mandatory Costs and charges, if any, pursuant to Section 3.2(e)(ii).

“Administrative Agent” means JPMCB in its capacity as administrative agent hereunder, and its successors in such capacity as provided in Article XII and, as the context may require, each Applicable Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  If any Person shall own, directly or indirectly, beneficially and of record twenty percent (20%) or more of the equity (whether outstanding capital stock, partnership interests or otherwise) of another Person, such Person shall be deemed to be an Affiliate.

“Agents” means the Administrative Agent, the European Agent and the Canadian Agent.

“Agreement” means this Third Amended and Restated Credit Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 13.22(a).

“Alternate Base Rate” means, for any day, the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day, plus 0.50% and (c) the Adjusted LIBO Rate for an Interest Period of one month in effect on such day, plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means any of Euro, Sterling, and Canadian Dollars.

“Alternative Currency Commitment” means, with respect to each Alternative Currency Lender, such Lender’s Canadian Currency Commitment or UK Commitment, as the case may be.  The initial amount of each Alternative Currency Lender’s Alternative Currency Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Alternative Currency Commitment.  As of the Closing Date, the aggregate amount of the Alternative Currency Lenders’ Alternative Currency Commitments is $150,000,000.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time, in accordance with normal banking industry practice, on the basis of the Spot Exchange Rate (determined on the date on which such equivalent is to be determined pursuant to the provisions of this Agreement) for the purchase of such Alternative Currency with US Dollars.

“Alternative Currency Exposure” means at any time, the US Dollar Equivalent of the sum of (a) the aggregate principal amount of all Alternative Currency Loans outstanding at such time and (b) the aggregate amount of LC Exposure that is denominated in one or more Alternative Currencies.  The Alternative Currency Exposure of any Revolving Lender with respect to any Revolving Borrowing denominated in an Alternative Currency at any time shall be the US Dollar Equivalent of such Lender’s Applicable Participation Percentage of the aggregate Alternative Currency Exposure with respect to such Borrowing at such time.

“Alternative Currency Lender” means a Revolving Lender with an Alternative Currency Commitment or, if the Alternative Currency Commitments have terminated or expired, a Revolving Lender holding direct interests in Alternative Currency Loans.

“Alternative Currency Loan” means a Revolving Loan made pursuant to Section 2.4.

“Alternative Currency Sublimit” means the US Dollar Equivalent of $150,000,000.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit denominated in US Dollars, and with respect to any payment hereunder that does not relate to a particular Loan, Borrowing or Letter of Credit, the Administrative Agent; (b) with respect to a Loan, Borrowing or a Letter of Credit denominated in Canadian Dollars, the Canadian Agent; and (c) with respect to a Loan, Borrowing or Letter of Credit denominated in Sterling or Euro, the European Agent.

“Applicable Borrower” means, with respect to any Loan, LC Disbursement or other amount owing hereunder or any matter pertaining to such Loan, LC Disbursement or other amount, whichever of the Borrowers is the primary obligor on such Loan, LC Disbursement or other amount and, with respect to any Letter of Credit, whichever of the Borrowers is the account party with respect thereto.

“Applicable Creditor” has the meaning set forth in Section 13.22.

“Applicable Lending Installation” has the meaning set forth in Section 2.2(c).

“Applicable Margin” means, for any day, with respect to Eurocurrency Loans, CDOR Loans, Letter of Credit Fees, ABR Loans or Canadian Prime Loans, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the table below under the caption “Eurocurrency Loans/CDOR Loans/Letter of Credit Fees”, “ABR Loans/Canadian Prime Loans” or “Commitment Fee”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Category	Leverage Ratio	Eurocurrency Loans/CDOR Loans/Letter of Credit Fees	ABR Loans/ Canadian Prime Loans	Commitment Fee
1	< 2.75x	1.75%	0.75%	0.35%
2	> 2.75x but < 3.00x	2.00%	1.00%	0.40%
3	> 3.00x but < 3.25x	2.25%	1.25%	0.45%
4	> 3.25x	2.50%	1.50%	0.50%

For purposes of the foregoing, (a) the Leverage Ratio shall be determined as of the last day of each Fiscal Quarter and set forth in the Applicable Margin Certificate delivered pursuant to Section 9.1(l), and (b) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of the Applicable Margin Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that (i) until the Borrower delivers an Applicable Margin Certificate described in

Section 9.1(l), the Leverage Ratio shall be deemed to be in the Category one level higher (in Category number) than the applicable Category of the immediately preceding fiscal period during the period from the expiration of the time for delivery of such Applicable Margin Certificate until such Applicable Margin Certificate is delivered and (ii) prior to the initial delivery of an Applicable Margin Certificate pursuant to Section 9.1(l), the Applicable Margin shall be determined by reference to Category 1.

“Applicable Margin Certificate” has the meaning set forth in Section 9.1(l).

“Applicable Participation Percentage” means, as to any Revolving Lender, the percentage determined by dividing such Revolving Lender’s Alternative Currency Commitment to make Revolving Loans in a designated Alternative Currency by the aggregate of the Alternative Currency Commitments of the Alternative Currency Lenders to make such Loans.

“Application” means an application requesting an Issuing Bank to issue a Letter of Credit, in such form as such Issuing Bank may specify from time to time.

“Approved Fund” has the meaning set forth in Section 13.9(b)(ii).

“Arrangers” means J.P. Morgan Securities, LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and U.S. Bank National Association, in their capacities as Co-Lead Arrangers and Joint Bookrunners of the credit facility provided under this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.9), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Banking Services” means each and any of the following bank services provided to any Loan Party by an Agent, an Issuing Bank, any Lender, or an Affiliate of the foregoing: (a) commercial credit cards, (b) stored value cards and (c) treasury and/or cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means the aggregate outstanding obligations of the Loan Parties, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), for the payment for Banking Services.

“Base Rent Expense” means, for any period, payments (whether computed monthly or annually) due under Leases of real property (including those resulting from sale- leaseback transactions), exclusive of payments for percentage rent, common-area maintenance, insurance, taxes and any other amounts recorded in the Borrower’s or the Restricted Subsidiaries’ books and records in accordance with their customary practices as rent other than “base rent expense”;

provided that, with respect to any acquisition of an Acquisition Target which results in the requirement to provide pro forma financial information pursuant to Article 11 of Regulation S-X (Reg. § 210.11.01, .02 and .03), Base Rent Expense of the Acquisition Target for each full fiscal quarter included in the applicable computation period prior to such Acquisition (including the fiscal quarter during which it was acquired) shall be included; provided further that Base Rent Expense of the Acquisition Target shall be adjusted for those applicable items of base rent expense that will increase or decrease subsequent to the date of Acquisition, such adjustments limited to those like adjustments included in the pro forma financial statements provided in the Form 8-K filed with the Securities and Exchange Commission pursuant to Article 11 of Regulation S-X.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any entity succeeding to its functions.  “Borrower” has the meaning set forth in the preamble hereto.

“Borrowers” means the Borrower and each Subsidiary Borrower, and for the avoidance of doubt, the phrase “a Borrower,” “each Borrower” or “any Borrower” means any of the Borrowers.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date to the same Applicable Borrower and, in the case of Eurocurrency Loans and CDOR Loans, as to which a single Interest Period is in effect, or (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (c) a Swingline Loan.

“Borrowing Date” means the date scheduled for any Revolving Borrowing or the Term Loan Borrowing Date.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, (i) $3,000,000 with respect to Eurocurrency Loans, and (ii) $1,000,000 or, if lesser, as provided in Section 2.2(d), with respect to ABR Loans, (b) in the case of a Borrowing denominated in Euro, €3,000,000, (c) in the case of a Borrowing denominated in Sterling, £3,000,000, and (d) in the case of a Borrowing denominated in Canadian Dollars, C$3,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, $500,000, (b) in the case of a Borrowing denominated in Euro, €500,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000, and (d) in the case of a Borrowing denominated in Canadian Dollars, C$500,000.

“Business Day” means any day other than a Saturday, Sunday or day which shall be in Houston, Texas, Toronto, Ontario, or London, England, as applicable, a legal holiday or day on which banking institutions are required or authorized to close; provided that, (a) when used in connection with a Eurocurrency Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) when used in connection with a Eurocurrency Loan denominated in an Alternative Currency, the term “Business Day” shall also exclude (i) if such Eurocurrency Loan is denominated in Euro, any day which is not a Target Day, and (ii) if such Eurocurrency Loan is denominated in an Alternative Currency other than Euro, any day on which commercial banks in the London foreign exchange market do not settle payments in the principal financial center where such Alternative Currency is cleared and settled as reasonably determined by the Administrative Agent, and (c) when used in connection with a CDOR Loan or a Canadian Prime Loan, the term “Business Day” shall also exclude any day on which commercial banks in Toronto, Ontario are required or authorized to close.

“CAM” means the mechanism for the allocation and exchange of interests in the Revolving Loans and collections thereunder established under Article XIV.

“CAM Exchange” means the exchange of the Revolving Lenders’ interests provided for in Article XIV.

“CAM Exchange Date” means the first date after the Closing Date (a) on which there shall occur (i) any Event of Default described in subsection (f) of Section 11.1; or (ii) an acceleration of Loans pursuant to Section 11.1; (b) Designated Obligations in an amount of at least $5,000,000 are outstanding; and (c) (i) in the case of a CAM Exchange Date based solely upon clause (a)(i), the Majority Revolving Lenders shall not have advised the Administrative Agent that they do not want the CAM Exchange to occur, and (ii) in the case of a CAM Exchange Date based upon clause (a)(ii), the Majority Revolving Lenders shall have advised the Administrative Agent that they do wish the CAM Exchange to occur.

“CAM Percentage” means, as to each Revolving Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Designated Obligations owed to such Revolving Lender immediately prior to the CAM Exchange Date (whether or not at the time due and payable), and (b) the denominator shall be the aggregate Designated Obligations owed to all the Revolving Lenders immediately prior to the CAM Exchange Date (whether or not at the time due and payable).  For purposes of computing each Revolving Lender’s CAM Percentage, (i) all Designated Obligations which shall be denominated in an Alternative Currency shall be translated into US Dollars at the Spot Exchange Rate in effect on the CAM Exchange Date and (ii) each Revolving Lender shall be deemed to hold its Pro Rata Percentage of all outstanding Swingline Loans, Alternative Currency Loans and LC Disbursements.

“Canadian Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, or, with prior written notice to the Borrower, any other Affiliate or branch of JPMCB that JPMCB shall have designated for the purpose of acting in such capacity hereunder and its successors in such capacity.

“Canadian AML Legislation” means each of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws within Canada, including any guidelines or orders thereunder.

“Canadian Benefit Plan” means all material benefit plans or arrangements subject to Canadian federal or applicable provincial law or regulation maintained or contributed to by the Borrower or any of its Subsidiaries that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Borrower or any of its Subsidiaries participate or are eligible to participate, but excluding all stock option or stock purchase plans.

“Canadian Borrower” has the meaning set forth in the preamble hereto.

“Canadian Currency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are denominated in Canadian Dollars.

“Canadian Currency Commitment” means, with respect to each Canadian Lender, the commitment of such Canadian Lender hereunder to make Canadian Currency Loans and to issue and acquire participations in Letters of Credit denominated in Canadian Dollars, as such commitment may be (a) reduced from time to time pursuant to Section 4.11 or increased from time to time pursuant to Section 4.12, (b) reduced or increased from time to time pursuant to Section 2.4(k), and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.9.  The initial amount of each Canadian Lender’s Canadian Currency Commitment is set forth and so captioned in Schedule 2.1, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Canadian Currency Commitment, or in the Joinder Agreement pursuant to which such Canadian Lender became a Canadian Lender, as applicable.

“Canadian Currency Loan” means a Revolving Loan made in Canadian Currency pursuant to Section 2.4.

“Canadian Dollars” and “C$” refers to the lawful currency of Canada.

“Canadian Insolvency Laws” means each of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Canadian Lender” means (a) as of the Closing Date, a Lender with a Canadian Currency Commitment in Schedule 2.1 or a Revolving Commitment to issue Letters of Credit denominated in Canadian Dollars and (b) after the Closing Date, each Lender that becomes a Canadian Lender and makes Revolving Loans and issues Letters of Credit denominated in Canadian Dollars, or, if the Canadian Currency Commitments have terminated or expired, a Revolving Lender holding direct interests in Canadian Currency Loans and/or Letters of Credit denominated in Canadian Dollars.  A Canadian Lender may, in its discretion, arrange for one or more Canadian Currency Loans and Letters of Credit denominated in Canadian Dollars to be made or issued, as the case may be, by one or more of its domestic or foreign branches or Affiliates, in which case the term “Canadian Lender” shall include any such branch or Affiliate with respect to Revolving Loans made or Letters of Credit issued by such Person denominated in Canadian Dollars.

“Canadian Pension Plan” means all pension plans required to be registered under Canadian federal or provincial law established, maintained or contributed to by the Borrower or any of its Subsidiaries for their employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime”, when used in reference to a Loan or a Borrowing, refers to whether such Loan or Borrowing is denominated in Canadian Dollars and bearing interest at the Canadian Prime Rate.

“Canadian Prime Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the rate of interest which the Canadian Agent establishes on such date as the reference rate of interest for determination of interest rates it will charge for loans in Canadian Dollars at its office in Toronto, Ontario, and which it refers to as its prime rate (or its equivalent or analogous such rate) and (b) the sum of (i) the yearly rate of interest to which the one month CDOR Rate is equivalent plus (ii) one percent (1.0%) per annum.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Restricted Subsidiaries for such period that are (or would in accordance with GAAP be) set forth as such in a consolidated statement of cash flows of the Borrower and its Subsidiaries for such period.

“Capital Lease” has the meaning set forth in the definition of Capital Lease Obligation.

“Capital Lease Obligation” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease (a “Capital Lease”) of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or the Revolving Lenders, as collateral for the LC Exposure at such time or obligations of Revolving Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to the documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government, the Government of Canada, or the UK government, or issued by an agency thereof and backed by the full faith and credit of the United States Government, the Government of Canada, or the UK government, as the case may be, in each case maturing within ninety (90) days after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any province of Canada, or any political subdivision of any such state or province or any public instrumentality thereof, in each case maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s or Moody’s (or, if at any time neither Standard & Poor’s nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent); (c) commercial paper maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either Standard & Poor’s or Moody’s (or, if at any time neither Standard & Poor’s nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent); (d) certificates of deposit or bankers acceptances denominated in US Dollars, Canadian Dollars, Sterling or Euro and maturing within ninety (90) days after the date of acquisition thereof issued by any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the Alternative Currency Equivalent thereof); (e) repurchase agreements of the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the Alternative Currency Equivalent thereof); (f) overnight investments with the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the Alternative Currency Equivalent thereof); (g) other readily marketable instruments issued or sold by the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the Alternative Currency Equivalent thereof); and (h) funds invested in brokerage accounts with nationally recognized brokerage houses or money market accounts, in each case for less than thirty (30) days.

“CDOR” when used in reference to a Loan or a Borrowing, refers to whether such Loan or Borrowing is denominated in Canadian Dollars and bearing interest at the CDOR Rate.

“CDOR Rate” means, with respect to any CDOR Loan for any Interest Period, the sum of (a) the rate per annum determined by the Administrative Agent by reference to the average rate quoted on the Reuters Monitor Screen, Page “CDOR” (or such other Page as may replace such Page) on such screen for the purpose of displaying the Canadian interbank offered rates for Canadian Dollar bankers’ acceptances with a term comparable to the term of such Interest Period as of 10:00 a.m., Toronto Time, on the first day of such Interest Period plus (b) 0.10%.  If for any reason the Reuters Monitor Screen rates are unavailable, CDOR Rate means the sum of (a) the rate of interest determined by the Administrative Agent that is equal to the arithmetic mean of the rates quoted by such reference banks as may be specified from time to time by the Administrative Agent, after consultation with the Borrower and the Canadian Agent, in respect of Canadian Dollar bankers’ acceptances with a term comparable to the term of such Interest Period as of 10:00 a.m., Toronto Time, on the first day of such Interest Period plus (b) 0.10%.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any transaction (including a merger or consolidation) the result of which is that any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total voting power of all classes of the voting stock of the Borrower or the surviving Person and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis (a “Control Person”), other than any such transaction in which the current executive officers of the Borrower who are also currently directors and their Affiliates or The Zimmer Family Foundation become, individually or collectively, a Control Person, or (b) the sale, lease or transfer of all or substantially all of the Borrower’s assets (whether Equity Interest in its Subsidiaries, the assets of its Subsidiaries, or some combination thereof) to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), except to the Borrower or one or more of its Restricted Subsidiaries or a Control Person.

“Change/Continuation Date” means a date upon which the Applicable Borrower has requested the change or continuation of the interest rate applicable to any Loan pursuant to a Notice of Rate Change/Continuation delivered pursuant to Section 3.1.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Loan Commitment.

“Closing Date” means the date on which the conditions specified in Section 8.1 are satisfied, which date is the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or its predecessor or successor, as applicable, together with all regulations, rulings, and interpretations thereof or thereunder issued by the Internal Revenue Service.

“Collateral” means all property in which any Loan Party has granted, or purported to grant, a security interest or other Lien to the Administrative Agent on behalf of the Lenders and the Issuing Banks pursuant to any of the Loan Documents and shall include all Pledged

Collateral and all cash and Cash Equivalents delivered as collateral pursuant to Section 4.2, 4.7 or 11.2.

“Commitment” means a Revolving Commitment or a Term Loan Commitment or any combination hereof (as the context may require).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies Act” means the Companies Act 2006 of England and Wales.

“Consolidated Net Worth” means, as of any date of determination, the total shareholders’ equity of the Borrower and the Restricted Subsidiaries which appears on the consolidated balance sheet of such Person as of such date, determined in accordance with GAAP, or if such date of determination is not the last day of a Fiscal Quarter, then determined as of the end of the most recently completed Fiscal Quarter for which financial statements have been provided hereunder; excluding, however, (a) from total shareholders’ equity, mandatorily redeemable Preferred Stock of the Borrower or a Restricted Subsidiary to the extent included in total shareholders’ equity and (b) Restricted Investments of the Borrower and the Restricted Subsidiaries in any Unrestricted Subsidiaries.

“Contractual Rent Expense” means, for any period as to the Borrower and the Restricted Subsidiaries, all payments (whether computed monthly or annually) due under Leases of real property (including those resulting from sale-leaseback transactions), including, without limitation, Base Rent Expense and payments for percentage rent, common-area maintenance, insurance, and taxes and any other amounts recorded in such Person’s books and records in accordance with their customary practices as rent expense, whether paid or accrued in the applicable period of calculation, but excluding adjustments with respect to such payments required to be made in conformity with GAAP for the purposes of accounting for graduated lease payments; provided that with respect to any acquisition of an Acquisition Target which results in the requirement to provide pro forma financial information pursuant to Article 11 of Regulation S-X (Reg § 210.11.01, .02 and .03), or other similar law, Contractual Rent Expense of such Acquisition Target for each full fiscal quarter included in the applicable computation period prior to such Acquisition (including the fiscal quarter during which it was acquired) shall be included; provided further that Contractual Rent Expense of such Acquisition Target shall be adjusted for those applicable items of contractual expense that will increase or decrease subsequent to the date of Acquisition, such adjustments limited to those adjustments included in the pro forma financial statements provided in the Form 8-K filed with the Securities and Exchange Commission pursuant to Article 11 of Regulation S-X or similar filings under other applicable law.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004 of England and Wales.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cure Return” has the meaning set forth in Section 11.2.

“Debt” means (without duplication), for any Person:

(a)                                 obligations of such Person for borrowed money (including obligations, contingent or otherwise, of such Person relative to the available face amount of all letters of credit and letters of guaranty, whether drawn or undrawn, and banker’s acceptances issued for the account of such Person);

(b)                                 obligations of such Person evidenced by bonds, debentures, notes or similar instruments (but excluding sight drafts that evidence account payables arising in the ordinary course of business);

(c)                                  obligations of such Person to pay the deferred purchase price of property or services (but excluding accounts payable arising in the ordinary course of business), other than contingent purchase price or similar obligations incurred in connection with an acquisition and not yet earned or determinable;

(d)                                 obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on Property owned or being purchased by such Person (including obligations arising under conditional sales or other title retention agreements, other than customary reservations or retentions of title under

(e)                                  supply agreements entered into in the ordinary course of business), whether or not such obligations shall have been assumed by such Person or are limited in recourse;

(f)                                   Capital Lease Obligations of such Person;

(g)                                  Guarantees by such Person of any obligations of any other Person which are described in the preceding subsections (a)-(e) and the following subsection (g); and

(h)                                 net obligations of such Person under Hedge Agreements (the amount of such obligations to be equal at any time to the termination value of such Hedge Agreement giving rise to such obligation that would be payable by such Person at such time).

Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Debtor Relief Laws” means all applicable federal, state, provincial or foreign liquidation, dissolution, termination, winding-up, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, or similar laws (including all Canadian Insolvency Laws), or general equitable principles from time to time in effect affecting the rights of creditors generally (including, to the extent applicable, the rights and remedies of creditors of a “financial company” as such term is defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or providing for the relief of debtors.

“Default” means any of the events or circumstances specified in Section 11.1, whether or not there has been satisfied any requirement in connection with such event or circumstance for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Defaulting Lender” means, subject to Section 4.8(b), any Lender that (a) has failed within two (2) Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Bank or any Lender any other amounts required to be paid by it hereunder (including in respect of its participation in Letters or Credit or Swingline Loans) or under any Loan Document, unless, in the case of clause (i) above, such Lender notifies the Borrower and the Administrative Agent in writing that such failure is a result of such Lender’s good faith determination that one or more conditions precedent to funding under this Agreement (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Bank in writing or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding under this Agreement (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.8(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Bank and each Lender; provided whether or not such written notice of determination has been so delivered, such Lender shall be deemed a Defaulting Lender upon the occurrence of the applicable event under any of the preceding clauses (a) through (d), in each case, subject to Section 4.8(b).

“Designated Obligations” means all Obligations of the Loan Parties in respect of (a) unpaid principal of the Revolving Loans, Swingline Loans and unreimbursed LC Disbursements and (b) accrued and unpaid (i) interest on the Revolving Loans, Swingline Loans and LC Disbursements and (ii) fees, whether or not the same shall at the time of any determination be due and payable under the terms of the Loan Documents.

“Disclosure Letter” means that letter dated as of the Closing Date from the Borrower, addressed to the Administrative Agent and the Lenders and setting forth certain disclosure information therein designated.

“Domestic Subsidiary” means, as to any Person, each Subsidiary of such Person that is incorporated, formed or otherwise organized under the laws of the United States, any State thereof or the District of Columbia, or is treated as such for United States federal tax purposes.

“EBITDA” means, for any period, as to the Borrower and the Restricted Subsidiaries, an amount equal to earnings before income taxes and adjustment for extraordinary items, plus (a) depreciation and amortization, plus (b) interest expense, plus, to the extent deducted in determining earnings before extraordinary items, (c) other non-cash charges, minus, to the extent added in determining earnings before extraordinary items, (d) non-cash income, for the four (4) immediately preceding Fiscal Quarters; provided that with respect to any acquisition of an Acquisition Target which results in the requirement to provide pro forma financial information pursuant to Article 11 of Regulation S X (Reg. § 210.11.01, .02 and .03), EBITDA of such Acquisition Target for each full fiscal quarter included in the applicable computation period prior to such Acquisition (including the fiscal quarter during which it was acquired) shall be included; provided further that EBITDA of such Acquisition Target shall be adjusted for those items of income and expense that will increase or decrease subsequent to the date of Acquisition, such adjustments limited to those adjustments included in the pro forma financial statements provided in the Form 8 K filed with the Securities and Exchange Commission pursuant to Article 11 of Regulation S X.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any Person (other than a natural person) approved by any party whose consent is required by Section 13.9; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii).

“Eligible Borrower” means (a) with respect to Loans denominated in Sterling or Euro, the UK Borrower and the Borrower; (b) with respect to Loans denominated in Canadian Dollars, the Canadian Borrower and the Borrower; and (c) with respect to Loans denominated in US Dollars, the Borrower.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“Environmental Laws” means any federal, state, provincial, local or foreign law, statute, code, ordinance, principle of common law, rule or regulation, as well as any license, order, decree, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to pollution or the protection, cleanup or restoration of the environment or natural resources, or to the public health or safety, or otherwise governing the generation, use, management, transportation, recovery, recycling, discharge disposal, Release or threatened Release of Hazardous Materials, including, as to U.S. laws, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1975, the Occupational Safety and Health Act, the Clean Air Act, the Clean Water Act, the Emergency Planning and Community Right to Know Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Toxic Substances Control Act, and any state, local or foreign counterparts.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means and includes (a) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred or preference stock, (b) all partnership interests (whether general or limited) in any Person which is a partnership, (c) all interests or limited liability company interests in any limited liability company, (d) all equity or ownership interests in any Person of any other type, and (e) all warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations issued thereunder by the Department of Labor or the PBGC.

“ERISA Affiliate” means (a) any corporation included with the Borrower in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control with the Borrower within the meaning of Section 414(c) of the Code, (c) any member of an affiliated service group of which the Borrower is a member within the meaning of Section 414(m) of the Code and (d) any other group including the Borrower that is treated as a single employer within the meaning of Section 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Pension Plan of a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) a determination that any Pension Plan is, or is expected to be, in at-risk status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan in a distress termination (within the meaning of Section 4041(c) of ERISA); (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans in a distress termination (within the meaning of Section 4041(c) of ERISA) or to appoint a trustee to administer any Pension Plan; (g) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization (within the meaning of Title IV of ERISA) or is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (i) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) concerning any Pension Plan and with respect to which the Borrower or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a party in interest (within the meaning of Section 406 of ERISA) or could otherwise be liable.

“EURIBO Rate” means, in relation to any Loan or Borrowing in Euro for any Interest Period, the rate appearing on the Reuters EURIBOR 01 screen displaying the EURIBOR Rate calculated by the European Central Bank (or any successor or substitute screen provided by Reuters, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such screen, as determined by the Applicable Agent from time to time for the purposes of providing quotations of interest rates applicable to deposits in Euro in the European interbank market) at approximately 10:00 a.m. London Time on the Quotation Date for such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, the “EURIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in Euro the US Dollar Equivalent of which is $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the European interbank market at approximately 10:00 a.m. London Time on the Quotation Date for such Interest Period.

“Euro” and “€” means the single currency unit of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as applicable.

“European Agent” means J.P. Morgan Europe Limited, or, with prior written notice to the Borrower, any other Affiliate or branch of JPMCB that JPMCB shall have designated for the purpose of acting in such capacity hereunder and its successors in such capacity.

“Event of Default” means any of the events or circumstances specified in Section 11.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Swap Obligation” means, with respect to any Guarantor or Pledgor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Pledgor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s or Pledgor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” has the meaning set forth in the definition of “Taxes.”

“Executive Order” means, as long as it remains in effect and is applicable, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, or any amendment, modification or supplement thereof, or any successor to any such order.

“Existing Agent” means the Administrative Agent under the Existing Credit Agreement.

“Existing Credit Agreement” has the meaning set forth in the first WHEREAS clause hereof.

“Expiration Date” means the last day of an Interest Period.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004 of England and Wales.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary of the Borrower in which all or substantially all of the Equity Interests are owned directly by one or more of (a) the Borrower and (b) any Domestic Subsidiary of the Borrower.  The only First-Tier Foreign Subsidiary as of the Closing Date is Moores Retail Group Inc., a New Brunswick corporation.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means the Borrower’s fifty-two (52) or fifty-three (53) week fiscal year, which ends on the Saturday nearest January 31 in each calendar year; by way of example, references to “Fiscal Year 2012” shall mean the fiscal year ended February 2, 2013.

“Fixed Charge Coverage Ratio” means, for any period of four consecutive Fiscal Quarters ending on any date of determination, as to the Borrower and the Restricted Subsidiaries, an amount equal to the quotient of (a) the sum of (i) EBITDA for such period plus (ii) Contractual Rent Expense for such period divided by (b) Fixed Charges for such period, determined on a consolidated basis.

“Fixed Charges” means, for any period as to the Borrower and the Restricted Subsidiaries, an amount equal to the sum (without duplication) of (a) net cash interest expense for such period plus (b) scheduled payments of principal on the Term Loans, plus (c) Contractual Rent Expense for such period, determined on a consolidated basis.

“Foreign Lender” means, with respect to an Applicable Borrower that is resident for Tax purposes in a particular jurisdiction, any Lender that is regarded by the Governmental Authority of that jurisdiction as not being resident for Tax purposes in that jurisdiction.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction, and Canada and each Province and territory thereof shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the Code, excluding, however, from this term “Foreign Pension Plan,” each of the Canada Pension Plan and the Quebec Pension Plan.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the LC Exposure at such time with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Bank, such Defaulting Lender’s Pro Rata Percentage of outstanding Swingline Loans made by the Swingline Bank other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are applicable to the circumstances as of the date of determination.

“Governmental Approval” means any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, Canada, the UK, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity thereof exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any direct or indirect liability, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase, repurchase or otherwise acquire or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof or that any agreement relating thereto will be complied with, or that the holders of such Debt or other obligation will be protected against loss in respect thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means the Borrower and all Material Restricted Subsidiaries of the Borrower now or hereafter existing, other than Foreign Subsidiaries.  The Guarantors as of the Closing Date are the Borrower, K&G Men’s Company Inc., TMW Merchants LLC and TMW Purchasing LLC.

“Guaranty Agreement Supplement” has the meaning set forth in Section 9.7(a).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes or any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means (a) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, credit derivative transaction, forward rate agreement, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, cap agreement, floor agreement, collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, spot contract, or any other similar agreement (including any option to enter into any of the foregoing), whether or not such agreement is governed by or subject to any master agreement, (b) any and all agreements of any kind, and any and all related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, or (c) any combination of the foregoing.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Obligations due to such Lender pursuant to this Agreement or any other Loan Document, under laws applicable to such Lender which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws presently allow.  To the extent required by applicable law in determining the Highest Lawful Rate with respect to any Lender as of any date, there shall be taken into account the aggregate amount of all payments and charges theretofore contracted for, taken, reserved, charged or received by such Lender hereunder or under the other Loan Documents which constitute or are deemed to constitute interest under applicable law.

“Houston Distribution Center” means the real property of the Borrower located in Harris County, Texas and commonly referred to by it as the “Bellfort Distribution Facility Center”, including additional real property from time to time acquired in connection therewith, and the improvements, fixtures and similar property from time to time located thereon or used in connection therewith, which improved real property is used or intended for use in connection with the business activities of the Borrower and its Subsidiaries which are permitted by Section 10.8.

“Houston Time” means the time in Houston, Texas.

“Increasing Revolving Lender” has the meaning set forth in Section 4.12(a).

“Indemnified Party” has the meaning set forth in Section 13.11(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning set forth in Section 13.19.

“Information Memorandum” means the Confidential Information Memorandum dated March 19, 2013 relating to the Borrower and the Transactions.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) the last day of each March, June, September and December, (b) with respect to any Canadian Prime Loan, the third Business Day after the last day of each calendar month, (c) with respect to any Eurocurrency Loan or any CDOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or CDOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing or CDOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or (subject to currency requirements to the extent that a Revolving Loan is made in an Alternative Currency) six months thereafter (and in the case of CDOR Borrowings, 30, 60 or 90 or, if available, 180 days thereafter), as the Applicable Borrower may elect; provided that (a) if any Interest Period would otherwise begin on a day that is not a Business Day, such Interest Period shall begin on the next Business Day; (b) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (c) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” means the “inventory” (as that term is defined by and within the meaning of GAAP) of the Borrower and any Restricted Subsidiary including, without limitation, merchandise in transit and piece goods in the possession of manufacturers.

“Investment” of any Person means any investment so classified under GAAP, and, whether or not so classified, includes (a) any direct or indirect loan or advance made by it to any other Person, whether by means of stock purchase, loan, advance or otherwise, (b) any capital contribution to any other Person, and (c) any ownership or similar interest in any other Person.

“Issuing Bank” means (i) JPMCB or any Affiliate thereof (including the Canadian Agent and JPMorgan Chase Bank, N.A., London Branch) and (ii) any other Lender or any Affiliate thereof agreed to by the Borrower, the Administrative Agent (such agreement not to be unreasonably withheld) and such other Lender, in each case in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank”

shall include any such Person.  With respect to any Letter of Credit, “Issuing Bank” shall mean the issuer thereof.

“Joinder Agreement” has the meaning set forth in Section 4.12(d).

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning set forth in Section 13.22(c).

“Law” means all common law and all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or other Governmental Authorities.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum (without duplication) of (a) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents of all LC Disbursements that have not yet been reimbursed by or on behalf of the Applicable Borrower at such time.  The LC Exposure of any Issuing Bank or any participant in any Letter of Credit or LC Disbursement at any time shall be such Issuing Bank’s or such participant’s Pro Rata Percentage of the aggregate LC Exposure of all Issuing Banks and participants in such Letter of Credit or LC Disbursement at such time.

“Lease” means, as to any Person, any operating lease other than a Capital Lease of any Property (whether real, personal or mixed) by that Person as a lessee, together with all renewals, extensions and options thereon.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Bank and the Alternative Currency Lenders.

“Letter of Credit” has the meaning set forth in Section 2.7(a).

“Letter of Credit Fee” has the meaning set forth in Section 5.4(a).

“Letter of Credit Request” shall have the meaning set forth in Section 2.7(b)(i).

“Leverage Ratio” means, at any date of determination and for the Borrower and the Restricted Subsidiaries, determined on a consolidated basis, the ratio of (a) Adjusted Debt at such date to (b) the sum of (i) EBITDA plus (ii) Base Rent Expense, in each case for the four consecutive Fiscal Quarters then ending.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any currency for any Interest Period, the rate appearing on Reuters Screen LIBOR01 screen displaying British Bankers’ Association Interest Settlement Rates for such currency (or on any successor or substitute page provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the London interbank market, at approximately 11:00 a.m., London Time, on the Quotation Date for such Interest Period, as the rate for deposits in such currency in the London interbank market) with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in such currency the US Dollar Equivalent of which is $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London Time, on the Quotation Date for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, securing any obligation of any Person or any other agreement having a similar effect, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a Revolving Loan, a Swingline Loan or a Term Loan.

“Loan Documents” means this Agreement, the Letters of Credit, the Applications, the Parent Guaranty Agreement, the Subsidiary Guaranty Agreement, the Pledge Agreement, any Specified Hedge Agreement, the Ratification Agreements and any and all instruments, certificates and agreements now or hereafter executed or delivered to any Agent, any Issuing Bank or any Lender (or, in the case of any Specified Hedge Agreement, any Affiliate of any Lender) or the Swingline Bank pursuant to any of the foregoing and the transactions connected therewith, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Loan Parties” means each Borrower, each Subsidiary Guarantor, and each Pledgor.

“Local Time” means (a) with respect to a Loan or Borrowing or a Letter of Credit denominated in US Dollars, Houston Time, (b) with respect to a Loan or Borrowing or a Letter of Credit denominated in Canadian Dollars, Toronto Time, and (c) with respect to a Loan or Borrowing or a Letter of Credit denominated in any other Alternative Currency, London Time.

“London Time” means the time in London, England.

“Majority Lenders” means, at any time, Lenders holding at least 51% of the sum of (a) the aggregate principal amount of the Term Loans then outstanding (or if the Term Loans shall not yet have been made, the Total Term Loan Commitment) and (b) the Total Revolving Commitment (or, if the Total Revolving Commitment shall have terminated, the Total Revolving Credit Exposure) at such time.  The Term Loans (or if the Term Loans shall not yet have been made, the Term Loan Commitment) and Revolving Commitment or Revolving Credit Exposure, as applicable, of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Majority Revolving Lenders” means, at any time, Revolving Lenders holding at least 51% of the Total Revolving Commitment (or, if the Total Revolving Commitment shall have terminated, at least 51% of the Total Revolving Credit Exposure) at such time.  The Revolving Commitment or Revolving Credit Exposure, as applicable, of any Defaulting Lender shall be disregarded in determining Majority Revolving Lenders at any time.

“Mandatory Costs” has the meaning assigned to such term in Exhibit I.

“Margin Stock” has the meaning assigned to such term in Regulation U and the rules, regulations and interpretations of the Board thereunder.

“Material Adverse Effect” means any material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the binding nature, validity or enforceability of any of the Loan Documents; (c) the ability of any Borrower or any other Loan Party to perform its payment or other obligations under any Loan Document to which it is a party, or all Loan Documents taken as a whole, or (d) the validity, perfection, priority or enforceability of the Liens granted to the Administrative Agent in respect of any Collateral.

“Material Debt” means Debt (other than the Loans and Letters of Credit) of the Borrower or any Restricted Subsidiary in an aggregate principal or similar amount exceeding $35,000,000 (or the US Dollar Equivalent thereof, if in a currency other than US Dollars).

“Material Domestic Subsidiary” means each Domestic Subsidiary that is a Material Restricted Subsidiary.

“Material Restricted Subsidiary” means each Restricted Subsidiary (a) the consolidated assets of which equal or exceed 10% of the consolidated assets of the Borrower as of the last day of the most recently ended Fiscal Quarter or (b) the consolidated revenues of which for the most recently ended period of four consecutive Fiscal Quarters equal or exceed 10% of the consolidated revenues of the Borrower for such period; provided that, if at any time the aggregate consolidated assets of the Restricted Subsidiaries that are not Material Restricted Subsidiaries shall equal or exceed 20% of the consolidated assets of the Borrower as of the last day of the most recently ended Fiscal Quarter, or the aggregate consolidated revenues of such Restricted Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters shall equal or exceed 20% of the consolidated revenues of the Borrower for such period, the Borrower shall designate sufficient Restricted Subsidiaries as “Material Restricted Subsidiaries” to eliminate such condition, such designation to occur not later than the 15th Business Day after the earlier of (i) the delivery pursuant to Sections 9.1(a) and (b) of financial statements of the Borrower for the period during which the condition requiring such designation shall first have existed and (ii) in the event the condition requiring such designation is known to a Financial Officer to exist as a result of an acquisition, disposition or transfer of material assets (including Equity Interests), the date of such acquisition, disposition or transfer (and if the Borrower shall fail to designate such Restricted Subsidiaries by such time, Restricted Subsidiaries that are not Material Restricted Subsidiaries shall automatically be deemed to be Material Restricted Subsidiaries in descending order based on the amounts of their consolidated assets or consolidated revenues until such condition shall have been eliminated).  Each Subsidiary designated or deemed designated as a Material Restricted Subsidiary pursuant to the preceding sentence shall for all purposes of this Agreement constitute a Material Restricted Subsidiary upon such designation or deemed designation and until a subsequent designation pursuant to which one or more other Restricted Subsidiaries are substituted for it.  Each Restricted Subsidiary that qualifies as a Material Restricted Subsidiary shall be deemed to be a Material Restricted Subsidiary upon the delivery of the certificate referred to in Section 9.1(d) indicating such Material Restricted Subsidiary and continue to be a Material Restricted Subsidiary until the last day of the Fiscal Quarter as of which such Restricted Subsidiary no longer qualifies as a Material Restricted Subsidiary pursuant to this definition.

“Maturity Date” means the earliest of (a) the date specified by the Borrower in accordance with Section 4.10 for the termination of all of the Commitments, (b) the date the principal amount then outstanding of, and accrued and unpaid interest on, the Loans becomes due pursuant to Article XI, or (c) the fifth anniversary of the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer pension plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or with respect to which the Borrower or any ERISA Affiliate has any liability, contingent or otherwise.

“New Funds Amount” has the meaning set forth in Section 4.12(g).

“Non-Defaulting Revolving Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.

“Non-Guaranteeing Restricted Subsidiary” has the meaning set forth in Section 9.7(a).

“Note” means a promissory note executed and delivered pursuant to Section 4.1(e).

“Notice of Borrowing” has the meaning set forth in Section 2.3.

“Notice of Revolving Commitment Increase” has the meaning set forth in Section 4.12(b).

“Notice of Rate Change/Continuation” has the meaning set forth in Section 3.1(c).

“Obligations” means (a) the unpaid principal of and accrued and unpaid interest on the Loans and Letter of Credit reimbursement obligations and all other obligations and liabilities of the Borrowers or any other Loan Party (including interest accruing at the then- applicable rate provided in this Agreement after the maturity of the Loans and Letter of Credit reimbursement obligations and interest accruing at the then-applicable rate or rates provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent, any Issuing Bank, the Swingline Bank, any Lender, any Alternative Currency Lender or any Indemnified Party hereunder or under any other Loan Document, (b) until the Commitments have expired or been terminated and the principal of, and accrued interest on, the Loans and accrued fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, Banking Services Obligations, and (c) in the case of a Specified Hedge Agreement, the obligations and liabilities of each Loan Party thereunder owing or owed to (i) any Affiliate of any Lender or (ii) any Person that was a Lender at the time of entry into such Specified Hedge Agreement; provided that as used in the Pledge Agreement, Parent Guaranty Agreement and Subsidiary Guaranty Agreement, the term “Obligations” shall specifically exclude Excluded Swap Obligations.  Without limiting the generality of the foregoing, “Obligations” includes any of the foregoing which may arise under, out of, or in connection with, this Agreement or any other Loan Document, in each case whether on account of principal, interest, Guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Administrative Agent, any Lender, or any Issuing Bank that are required to be paid by the Borrower or any other Loan Party pursuant to the terms of any of the foregoing agreements), in each case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” means a certificate signed in the name of the Borrower by a Responsible Officer.

“Other Activities” has the meaning set forth in Section 12.3.

“Other Currency” has the meaning set forth in Section 13.22(a).

“Other Financings” has the meaning set forth in Section 12.3.

“Other Lender” has the meaning set forth in Section 2.4(g).

“Other Taxes” means any and all present or future stamp or documentary taxes, value added taxes, excise or property taxes, or similar taxes, charges or levies (other than Excluded Taxes) which arise from any payment made hereunder or under any other Loan Document, or from the execution or delivery of, or the enforcement of, or the registration of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Guaranty Agreement” means the Guaranty Agreement executed in connection with the Existing Credit Agreement, dated as of January 26, 2011, by the Borrower in favor of the Secured Parties, as amended from time to time.

“Participant” has the meaning set forth in Section 13.9(c).

“Participant Register” has the meaning set forth in Section 13.9(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in according with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation or any governmental agency or instrumentality succeeding to the functions thereof.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which the Borrower or any ERISA Affiliate has any liability, contingent or otherwise.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 of England and Wales.

“Permitted Business” has the meaning set forth in Section 10.9.

“Permitted Lien Debt” means all Debt permitted to be created, incurred or assumed by the Borrower or any Restricted Subsidiary pursuant to Section 10.2(c) to the extent that the aggregate principal amount of such Debt does not exceed, at any time outstanding, 15% of Consolidated Net Worth, as determined on a pro forma basis at the time of the creation, incurrence or assumption of such Debt.

“Permitted Liens” means:

(a)           Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity or amount of which is contested in good faith and, if necessary for such contest, by appropriate proceedings; provided that any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of the Borrower or any Restricted Subsidiary by reason of such Lien (i) has not matured, (ii) has been and continues to be effectively enjoined or stayed or (iii) pertains to such Property that, individually or in the aggregate, is immaterial to the operations of the Borrower and its Subsidiaries taken as a whole;

(b)           consensual landlord Liens, Liens in respect of operating leases, nonconsensual Liens imposed by operation of law, including, without limitation, landlord Liens for rent not yet due and payable, and Liens for materialmen, mechanics, warehousemen, carriers, employees, workers, repairmen, for current wages or accounts payable not yet delinquent and arising in the ordinary course of business; provided that any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of the Borrower or any Restricted Subsidiary by reason of such Lien (i) has not matured, (ii) has been, and continues to be, effectively enjoined or stayed or (iii) pertains to such Property that, individually or in the aggregate, is immaterial to the operations of the Borrower and its Subsidiaries taken as a whole;

(c)           easements, rights-of-way, restrictions and other similar Liens or imperfections to title arising in the ordinary course of business that do not secure any Debt and which do not materially interfere with the occupation, use and enjoyment by the Borrower or any Restricted Subsidiary of the Property encumbered thereby or materially impair the value of such Property;

(d)           Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance or payment;

(e)           bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(f)            Liens arising out of or in connection with any litigation or other legal proceeding which are being contested in good faith by appropriate proceedings; provided that (i) any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of the Borrower or any Restricted Subsidiary by reason of such Lien (x) has not matured, (y) has been, and continues to be, effectively enjoined or stayed, or (z) pertains to such Property that, individually or in the aggregate, is immaterial to the operations of the Borrower and its Subsidiaries taken as a whole, and (ii) no Event of Default exists under Section 11.1(h) relating thereto;

(g)           UCC protective filings (or similar personal property security filings in any location in Canada or the UK) with respect to personal property leased to the Borrower or any Subsidiary under operating leases or consigned to the Borrower or any Subsidiary; and

(h)           Liens in Equity Interests of the UK Borrower held by any Borrower or Restricted Subsidiary arising by operation of the UK Borrower’s Articles of Association securing Debt of the Borrower or any Restricted Subsidiary to the UK Borrower.

“Person” means an individual, partnership, limited liability company, joint venture, corporation, joint stock company, bank, trust, association, company, unincorporated organization, Governmental Authority or other entity.

“Pledge Agreement” means the Pledge and Security Agreement executed in connection with the Existing Credit Agreement, dated as of January 26, 2011, made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties and covering all of the Equity Interests of each Material Domestic Subsidiary and not more or less than 65% of the Equity Interests of each of the First-Tier Foreign Subsidiaries, as amended from time to time.

“Pledge Agreement Supplement” has the meaning set forth in Section 9.7(b).

“Pledged Collateral” has the meaning set forth in the Pledge Agreement.

“Pledgors” means the pledgors from time to time party to the Pledge Agreement.

“Preferred Stock” means any class or series of Equity Interests of a Person which is entitled to a preference or priority over any other class or series of Equity Interests of such

Person with respect to any distribution of such Person’s assets, whether with respect to dividends, or upon liquidation, dissolution or termination, or both.

“Prime Rate” means, on any day, the rate of interest per annum most recently publicly announced by JPMCB as its prime rate in effect at its principal office in New York City, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Percentage” means, with respect to any Lender at any time, (a) with respect to Revolving Loans (other than Alternative Currency Loans), LC Exposure or Swingline Exposure, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Revolving Commitment at such time and the denominator of which shall be the Total Revolving Commitment at such time (provided that if the Revolving Commitments have terminated or expired, the Pro Rata Percentages shall be determined based upon such Revolving Lender’s share of the Total Revolving Credit Exposure at such time) and (b) with respect to the Term Loans, a fraction (expressed as a percentage), the numerator of which shall be the outstanding principal amount of such Lender’s Term Loans at such time and the denominator of which shall be the aggregate outstanding principal amount of the Term Loans of all Term Loan Lenders at such time.

“Property” or “Properties” means any interest or right in any kind of property or assets, whether real, personal, or mixed, owned or leased, tangible or intangible, and whether now held or hereafter acquired.

“Quotation Date” means (a) with respect to any Eurocurrency Borrowing denominated in any currency other than Sterling for any Interest Period, two Business Days prior to the commencement of such Interest Period and (b) with respect to any Eurocurrency Borrowing denominated in Sterling for any Interest Period, the first Business Day of such Interest Period.

“Ratification Agreements” means those documents executed as of the Closing Date that ratify the Pledge Agreement, the Parent Guaranty and the Subsidiary Guaranty.

“Reducing Percentage Revolving Lender” has the meaning set forth in Section 4.12(g).

“Reduction Amount” has the meaning set forth in Section 4.12(g).

“Register” has the meaning set forth in Section 13.9(b).

“Regulation T” means Regulation T of the Board and any successor to all or a portion thereof.

“Regulation U” means Regulation U of the Board and any successor to all or a portion thereof.

“Regulation X” means Regulation X of the Board and any successor to all or a portion thereof.

“Related Facilities” means the revolving credit facilities, letter of credit facilities, bankers’ acceptance facilities or similar working capital facilities evidencing unsecured Debt of one or more Non-Guaranteeing Restricted Subsidiaries.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, managers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Responsible Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Assistant Treasurer of the Borrower.

“Restricted Investments” has the meaning set forth in Section 10.5(b).

“Restricted Payments” has the meaning set forth in Section 10.3.

“Restricted Subsidiary” means the Subsidiaries designated as Restricted Subsidiaries in Section 7.13 of the Disclosure Letter, together with any Subsidiary of the Borrower hereafter created or acquired until it is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to the applicable provisions hereof.  Any Subsidiary designated as an Unrestricted Subsidiary for purposes of this Agreement may thereafter be designated as a Restricted Subsidiary (upon approval by the Board of Directors of the Borrower) upon fifteen (15) days’ prior written notice to the Administrative Agent if, at the time of such designation and immediately after giving effect thereto and immediately after giving effect to the concurrent retirement of any Debt, (a) no Event of Default or Default shall have occurred and be continuing, (b) such Subsidiary is organized under the laws of Canada, France, Holland, the UK, the United States or such other member of the Organization for Economic Cooperation and Development as to which the Borrower has so notified the Administrative Agent within thirty (30) days following the creation or acquisition of such Subsidiary, or any state, province or member country thereof, (c) except for (i) directors’ qualifying shares, (ii) shares required by applicable law to be held by a Person other than the Borrower or any of its Subsidiaries, and (iii) Equity Interests held by others in Persons less than 100% of the Equity Interests in which are acquired pursuant to an Acquisition not prohibited hereby, 100% of each class of voting Equity Interests in such Subsidiary is owned by the Borrower or a wholly-owned Restricted Subsidiary, and (d) the Borrower and such Subsidiary shall have complied with Section 9.8.  Except for director’s qualifying shares, shares required by applicable law to be held by a Person other than the Borrower or any of its Subsidiaries and Equity Interests held by others in Persons less than 100% of the Equity Interests in which are acquired pursuant to an Acquisition not prohibited hereby, each Restricted Subsidiary shall be directly or indirectly wholly-owned by the Borrower.  Any designation that fails to comply with the terms of this definition shall be null and void and of no effect whatsoever.  Upon such designation, the Borrower shall deliver to the Administrative Agent a certified copy of the resolutions giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.  At all times during the term of this Agreement, (a) each Subsidiary Borrower (so long as it is a Subsidiary Borrower), (b) each Guarantor (so long as it is a Guarantor), (c) each Pledgor (so long as it is a

Pledgor), and (d) if not an Unrestricted Subsidiary, each of their respective Subsidiaries, shall be Restricted Subsidiaries.

“Return Event” has the meaning set forth in Section 11.2.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to issue and acquire participations in Letters of Credit, Swingline Loans and Alternative Currency Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 4.11 or increased from time to time pursuant to Section 4.12, (b) reduced or increased from time to time pursuant to Section 2.4(k), and (c) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 13.9.  The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.1, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, or in the Joinder Agreement pursuant to which such Lender became a Revolving Lender, as applicable.  The agreement of the Swingline Bank to make Swingline Loans shall not constitute part of its Revolving Commitment for purposes of determining the Swingline Bank’s Unused Revolving Commitment but shall be taken into account in determining the Revolving Credit Exposure of the Swingline Bank.  For purposes of calculating any Revolving Commitment with respect to Revolving Loans in Alternative Currencies, the Administrative Agent shall use the US Dollar Equivalent of such Alternative Currency, calculated on the basis of the Spot Exchange Rate for such Alternative Currency as of the most recent Spot Currency Determination Date.

“Revolving Commitment Increase” has the meaning set forth in Section 4.12(a).

“Revolving Commitment Increase Effective Date” has the meaning set forth in Section 4.12(b).

“Revolving Credit Exposure” means (without duplication), with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans, LC Exposure or Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have been terminated, a Lender with Revolving Loans, LC Exposure or Swingline Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.1(a).  Revolving Loans may be Alternative Currency Loans.

“Secured Parties” means, collectively, all Lenders, Agents, Issuing Banks, and Indemnified Parties.

“Secured Party” means any of such Persons.

“Similar Businesses” has the meaning set forth in Section 7.14.

“Specified Hedge Agreement” means any Hedge Agreement entered into by the Borrower and any Lender or Affiliate of any Lender related to interest rates under this Agreement.

“Spot Currency Determination Date” shall be the date that the Administrative Agent determines the US Dollar Equivalent of any Revolving Loan or LC Exposure denominated in an Alternative Currency and provides notice of such determination to the Borrower and may include:

(a)           with respect to a Borrowing, the date on or about the date of (i) the delivery of a Notice of Borrowing or Notice of Rate Change/Continuation with respect to a Revolving Borrowing or (ii) each request for the making of any Swingline Loan or Alternative Currency Loan;

(b)           with respect to a Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit, (ii) each date of an amendment, renewal or extension of a Letter of Credit, and (iii) each date of any payment by an Issuing Bank under any Letter of Credit;

(c)           the last Business Day of every calendar month; and

(d)           any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Majority Revolving Lenders.

“Spot Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any currency other than US Dollars, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day as set forth on the applicable Reuters World Currency Page.  In the event that such rate does not appear on the applicable Reuters World Currency Page, the Spot Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Spot Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Spot Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error; provided, further, that in connection with any determination of such rate, upon the written request of the Borrower, the Administrative Agent shall notify the Borrower of the sources used to determine such rate.

“Standard & Poor’s” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Amount” means, with respect to any Letter of Credit at any time, the maximum amount then available to be drawn thereunder (without regard to whether any conditions to drawing could then be met) at such time.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject, for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined.  Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any other applicable law, rule or regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar percentage.

“Sterling” and “£” means the lawful currency of the UK.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) on any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) more than 50% of the Equity Interests in which, or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests in which are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower.

“Subsidiary Borrower” has the meaning set forth in the Preamble to this Agreement.  Each Subsidiary Borrower is and shall remain a Restricted Subsidiary for so long as it is a Subsidiary Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower which is a party to the Subsidiary Guaranty Agreement.  The Subsidiary Guarantors as of the Closing Date are K&G Men’s Company, Inc.; TMW Merchants LLC and TMW Purchasing LLC.

“Subsidiary Guaranty Agreement” means the Guaranty Agreement executed in connection with the Existing Credit Agreement, dated as of January 26, 2011, made by the Subsidiary Guarantors in favor of the Secured Parties, as amended from time to time.

“Swap Obligation” means any Specified Hedge Agreement that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Bank” means JPMCB, in its capacity as lender of Swingline Loans hereunder, and its successors in such capacity.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Pro Rata Percentage of the total Swingline Exposure at such time.

“Swingline Loan” means a Loan made pursuant to Section 2.6.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was effective on November 19, 2007.

“Target Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, and all liabilities with respect thereto, including any interest, additions to tax or penalties applicable thereto and such taxes, levies, imposts, duties, deductions, assessments, fees, charges, withholdings or liabilities whatsoever, in the case of each Lender, each Issuing Bank, each Agent, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party, excluding, with respect to each Lender, each Issuing Bank, each Agent, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder:

(a)           taxes imposed on (or measured by) its net income, profits or capital (however denominated), and franchise taxes imposed on it, by the United States of America, or by the jurisdiction under the laws of which such Lender, such Issuing Bank, such Agent or other recipient (as the case may be) is organized or has its principal office or, in the case of any Lender or Issuing Bank, in which its applicable lending office is located or in which it is otherwise carrying on business;

(b)           any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Loan Party is located or described in subclause (a);

(c)           in the case of a Lender or an Issuing Bank, any withholding tax that (i) is imposed (other than solely as a result of the operation of the CAM Exchange) on amounts payable to such Lender or Issuing Bank (or, in the case of Canadian withholding taxes, would have been imposed if a payment had been made) at the time such Lender or Issuing Bank becomes a party to this Agreement (or designates a new lending office), or (ii) is attributable to such Lender’s or such Issuing Bank’s failure to comply with Section 4.9(e), except (x) in the case of subclause (i) to the extent that such Lender or Issuing Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 4.9(a), or (y) in the case of either subclause (i) or (ii) to the extent that such withholding tax shall have resulted from the making of any payment to a location other than an office designated by the Applicable Agent or such Lender for the receipt of payments of the applicable type from the Applicable Borrower;

(d)           in the case of any Foreign Lender that is subject to withholding tax on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), any additional withholding tax that is imposed on amounts payable to such Foreign Lender as a result of any Change in Law; and

(e)           any United States federal taxes imposed pursuant to FATCA.

(collectively, “Excluded Taxes”).

“Term Loan” means a Loan made pursuant to Section 2.1(b).

“Term Loan Borrowing Date” means the date on which the Term Loans are made.

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make a Term Loan on the Term Loan Borrowing Date in a principal amount not to exceed the amount set forth with respect to such Lender on Schedule 2.1 under the caption “Term Loan Commitment”.

“Term Loan Lender” means a Lender that has a Term Loan Commitment or an outstanding Term Loan at such time.

“Term Loan Availability Termination Date” means the date that is one hundred twenty (120) days after the Closing Date.

“Toronto Time” means the time in Toronto, Ontario.

“Total Funded Debt” means, at any time as to the Borrower and the Restricted Subsidiaries determined on a consolidated basis, an amount equal to the sum (without duplication) of (a) the aggregate principal amount of all Loans outstanding on such date plus (b) the aggregate principal amount of drawings under Letters of Credit issued hereunder and under the Related Facilities which have not then been reimbursed pursuant to Section 2.7 and thereunder, as applicable, plus (c) the aggregate principal amount of all other outstanding Debt of the Borrower and the Restricted Subsidiaries of the type described in (without duplication) subsections (a)—(f) of the definition of “Debt” (excluding (i) any undrawn amounts under outstanding letters of credit and letters of guaranty and (ii) any Guarantee of any obligation that is not funded debt, including for the avoidance of doubt net obligations under a Hedge Agreement prior to an occurrence of an actual termination event thereunder).

“Total Revolving Commitment” means, at any time, the sum of the Revolving Commitments of all Revolving Lenders at such time.  The initial amount of the Total Revolving Commitment is $300,000,000.

“Total Revolving Credit Exposure” means, at any time, the sum of the Revolving Credit Exposures of all Revolving Lenders at such time.

“Total Term Loan Commitment” means, at any time, the sum of the Term Loan Commitments of all Term Loan Lenders at such time.  The amount of the Total Term Loan Commitment is $100,000,000.

“Transactions” means the execution, delivery and performance of the Loan Documents by the parties thereto, the borrowing of the Loans and the use of the proceeds thereof, and the issuance of Letters of Credit hereunder.

“Type”, (a) when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Revolving Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate, the Alternate Base Rate, the CDOR Rate or the Canadian Prime Rate and (b) when used or reference to any Term Loan or Term Loan Borrowing, refers to whether the rate of interest on such Term Loan, or in the Term Loans comprising such Term Loan Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK” means the United Kingdom of Great Britain and Northern Ireland.  “UK Borrower” has the meaning set forth in the preamble hereto.

“UK Commitment” means, with respect to each UK Lender, the commitment of such UK Lender hereunder to make Alternative Currency Loans and to issue and acquire participations in Letters of Credit, in each case denominated in Euro or Sterling, as such commitment may be (a) reduced from time to time pursuant to Section 4.11 or increased from time to time pursuant to Section 4.12, (b) reduced or increased from time to time pursuant to Section 2.4(k), and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.9.  The initial amount of each UK Lender’s UK Commitment is set forth and so captioned in Schedule 2.1, in the Assignment and Assumption pursuant to which such Lender shall have assumed its UK Commitment, or in the Joinder Agreement pursuant to which such UK Lender became a UK Lender, as applicable.

“UK Lender” means (i) as of the Closing Date, each Alternative Currency Lender designated as a UK Lender in Schedule 2.1 or a commitment to issue Letters of Credit denominated in Sterling or Euro, and (ii) after the Closing Date, each Lender that becomes a UK Lender and makes Loans and issues Letters of Credit denominated in Euro or Sterling, or, if the commitments to make such Loans or issue such Letters of Credit have terminated or expired, a Lender holding direct interests in Loans or Letters of Credit denominated in Sterling or Euro.  A UK Lender may, in its discretion, arrange for one or more UK Loans and Letters of Credit denominated in Sterling or Euro to be made or issued, as the case may be, by one or more of its domestic or foreign branches or Affiliates, in which case the term “UK Lender” shall include any such branch or Affiliate with respect to the Loans made or Letters of Credit issued by such Person.

“UK Loan” means a Revolving Loan denominated in Sterling or Euro pursuant to Section 2.4.

“UK Treaty Lender” means a Lender that is a resident in a jurisdiction with which the United Kingdom has a double taxation agreement which makes provision for full exemption from United Kingdom taxation imposed on interest and which does not carry on business in the United Kingdom through a permanent establishment with which a payment of interest under a UK Loan or a Letter of Credit issued to the UK Borrower is effectively connected.

“United States” means the United States of America, each State thereof and the District of Columbia.

“Unrestricted Subsidiary” means each Subsidiary designated as an Unrestricted Subsidiary in Section 7.13 of the Disclosure Letter, together with any Subsidiary which is hereafter designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary, and in each case and without further action or qualification, any Subsidiary of such Subsidiary so designated as an Unrestricted Subsidiary.  Any Subsidiary may be designated an Unrestricted Subsidiary (upon approval by the Board of Directors of the Borrower) upon fifteen (15) days’ prior written notice to the Administrative Agent if, at the time of such designation and immediately after giving effect thereto and immediately after giving effect to the concurrent retirement of any Debt, (a) no Event of Default or Default shall have occurred and be continuing, (b) such Subsidiary does not own, directly or indirectly, any Debt of or Equity Interest in any Borrower or any Restricted Subsidiary, (c) such Subsidiary does not own or hold any Lien on any property of any Borrower or any Restricted Subsidiary, (d) such Subsidiary is not liable, directly or indirectly, with respect to any Debt other than Unrestricted Subsidiary Indebtedness, other than (A) a note payable of up to $1,500,000 in principal amount issued by an Unrestricted Subsidiary as part of the purchase price of an acquired business, which may be guaranteed by the Borrower and/or any one or more of the Restricted Subsidiaries and (B) any other Debt of an Unrestricted Subsidiary which may be guaranteed by the Borrower and/or any one or more of the Restricted Subsidiaries, the incurrence of which guarantee is permitted by compliance with Section 10.5, and (e) such designation would be permitted by Section 10.5.  Upon such designation, the Borrower shall deliver to the Administrative Agent a certified copy of the resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.  The aggregate Investments outstanding in any Person designated as an Unrestricted Subsidiary shall be considered Investments in such Unrestricted Subsidiary.

“Unrestricted Subsidiary Indebtedness” of any Person means Debt of such Person (a) as to which neither a Borrower nor any Restricted Subsidiary is directly or indirectly liable (by virtue of such Borrower’s or such Restricted Subsidiary’s being the primary obligor, or guarantor of, or otherwise contractually liable in any respect on, such Debt), (b) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Debt of any Borrower or any Restricted Subsidiary to declare, a default on such Debt of the Borrower or any Restricted Subsidiary and (c) which is not secured by any assets of any Borrower or any Restricted Subsidiary.

“Unused Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to such Lender’s Commitment at such time minus such Lender’s Credit Exposure (excluding such Lender’s Swingline Exposure) at such time.

“US Dollar Equivalent” means at any time, (a) with respect to any amount denominated in US Dollars, such amount, and (b) with respect to any amount denominated in an Alternative

Currency, the equivalent in US Dollars of such amount as determined by the Administrative Agent in accordance with normal banking industry practice, using the Spot Exchange Rate with respect to such Alternative Currency in effect for such amount on such date.  The US Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Revolving Loan denominated in any currency other than US Dollars shall be the amount thereof most recently determined as provided in Section 1.4.

“US Dollars” and “$” means lawful currency of the United States of America.  “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

1.2.         Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan” or a “CDOR Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing” or “CDOR Revolving Borrowing”).

1.3.         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulations herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the word “or” is not exclusive, (g) the words “asset”, “property”, “Property” and “Properties” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (h) unless the context clearly requires otherwise, the phrase “the Borrower” shall mean The Men’s Wearhouse, Inc.

1.4.         Exchange Rates; Currency.

(a)           Whenever in this Agreement an amount is expressed in US Dollars, but such amount is applicable to a Revolving Loan or Letter of Credit denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(b)           The Administrative Agent shall determine the Spot Exchange Rates as of each Spot Currency Determination Date to be used for calculating the US Dollar Equivalent of Revolving Loans and LC Exposures denominated in Alternative Currencies.  Such Spot Exchange Rates shall become effective as of such Spot Currency Determination Date and shall be the Spot Exchange Rates employed in converting any amounts between the applicable currencies until the next Spot Currency Determination Date.

1.5.         Accounting Principles.  All accounting and financial terms used and not otherwise defined herein shall be determined in accordance with GAAP, as in effect from time to time, except to the extent that a deviation therefrom is expressly stated.  Notwithstanding the foregoing, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  For purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or a capital lease shall be made without giving effect to any change resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor or similar proposal. Should there be a change in GAAP or the application thereof from that in effect on the Closing Date and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision of this Agreement to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment of any provisions of this Agreement for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provisions amended in accordance herewith.  The Borrower and the Lenders agree to negotiate in good faith to enter into an amendment to this Agreement in order to conform the defined terms set forth in Section 1.1 or the covenants set forth in Article X, or both, in such respects as shall reasonably be deemed necessary by the Majority Lenders and acceptable to the Borrower so that the criteria for evaluating the matters contemplated to be evidenced by such covenants are substantially the same criteria as were effective prior to any such change in GAAP or the application thereof, and the Borrower shall be deemed to be in compliance with such covenants until the date of such amendment, if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect and applied immediately prior to such change.

1.6.         Redenomination of Certain Foreign Currencies.

(a)           Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)                                 Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Revolving Commitment of any Revolving Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Revolving Borrowings denominated in Euro.

(c)                                  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or any other foreign currency.

ARTICLE II
THE CREDITS

2.1.                            Revolving Loans and Term Loans.

(a)                                 Revolving Loans.

(i)                                     Upon the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Lender severally agrees to make Revolving Loans to one or more of the Eligible Borrowers from time to time on any one or more Business Days during the Availability Period in an aggregate principal amount that will not result in the US Dollar Equivalent of (A) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (B) the Total Revolving Credit Exposure exceeding the Total Revolving Commitment, or (C) the aggregate principal amount of all outstanding Revolving Loans and Letters of Credit denominated in Alternative Currencies exceeding the Alternative Currency Sublimit.  Within such limits and during such period and subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans hereunder.

(ii)                                  Except as set forth in this subsection (ii), all Revolving Loans shall be advanced to the Borrower in US Dollars.  Subject to this Section 2.1 and Section 2.2, Revolving Loans may, if made in accordance with Section 2.4 and 3.1, respectively, be requested in, converted into or continued in, one or more of the Alternative Currencies.  Subject to the provisions of this Agreement, including Section 2.4, the Alternative Currency Lenders of each Alternative Currency shall make Alternative Currency Loans of that Alternative Currency to Eligible Borrowers of that Alternative Currency, notwithstanding that in doing so, such Lenders may be owed amounts by one or more Borrowers in percentages different from such Lenders’ respective Pro Rata Percentages.

(iii)                               If a Revolving Borrowing is made in an Alternative Currency, then outstanding Revolving Borrowings in US Dollars shall be reallocated and subsequent Revolving Borrowings requested in US Dollars shall be advanced first by Revolving Lenders that do not have Revolving Commitments in such Alternative Currency, in each case so that the aggregate amount of Revolving Loans owing to each of the Revolving Lenders under all Revolving Borrowings is equal to its Pro Rata Percentage of the Total Revolving Commitment.  If a Revolving Borrowing is made in US Dollars, then outstanding Revolving Borrowings denominated in any Alternative Currency shall be reallocated and subsequent Revolving Borrowings requested in that Alternative Currency shall be advanced first by Revolving Lenders of such Loans, in each case so that the aggregate amount of Revolving Loans owing to each of the Revolving Lenders under all Revolving Borrowings is equal to its Pro Rata Percentage of the Total Revolving Commitment.  Except for (A) Revolving Borrowings advanced in Alternative Currencies, (B) the repayment of such Revolving Borrowings (which shall be pro rata for the benefit of the Lenders advancing same), (C) subsequent Revolving Borrowings in US Dollars or Alternative Currencies provided in this paragraph to bring each Revolving Lender back into compliance with such Revolving Lender’s Pro Rata Percentage of the Total Revolving Commitment, or (D) as otherwise provided herein, each Revolving Borrowing, each payment or prepayment of principal of the Revolving Loans, each payment of interest on such Revolving Loans, each other reduction of the principal of or interest outstanding on such Revolving Loans, however achieved, each payment of the commitment fees and each reduction of the Revolving Commitments shall be made, as applicable, in accordance with each Revolving Lender’s respective Pro Rata Percentage of the Total Revolving Commitment.  Each Applicable Borrower shall be obligated to pay any breakage fees or costs pursuant to Section 3.5 in connection with any such reallocation of outstanding Revolving Loans.

(iv)                              By written request (which request shall be delivered to the Applicable Agent in accordance with Section 2.3 or 2.4, as the case may be), the Borrower may request that any Revolving Loan to it be made in Canadian Dollars, Sterling or Euro.  Any Revolving Loan to the Canadian Borrower shall be made only in Canadian Dollars.  Any Revolving Loan to the UK Borrower shall be made only in Sterling or Euro.  All Revolving Loans shall be repaid in the currency in which such Loan was made, and all interest payments thereon shall be made in the currency in which such Loan was made.  The amount of an Alternative Currency Loan shall at all times be deemed to equal the US Dollar Equivalent thereof determined as of the most recent Spot Currency Determination Date using the Spot Exchange Rate.

(b)                                 Term Loans.

(i)                                     Upon the terms and conditions and relying upon the representations and warranties herein set forth, each Term Loan Lender severally agrees to make Term Loans to the Borrower on the Term Loan Borrowing Date in a principal amount equal to such Term Loan Lender’s Term Loan Commitment (or such lesser amount as selected by the Borrower). Once repaid or prepaid, Term Loans may not be reborrowed.

(ii)                                  The Term Loan Borrowing Date shall occur on any one Business Day during the period from and including the Closing Date through and including the Term Loan Availability Termination Date.  The Term Loan Commitments shall terminate as provided in Section 4.10(a)(ii).

(iii)                               All Term Loans shall be made in US Dollars.

2.2.                            Loans and Borrowings.

(a)                                 Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type and currency made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments of the applicable currency.  Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Loan Lenders ratably in accordance with their respective Term Loan Commitments.  The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation (if any) hereunder to make its Loan on the date of such Borrowing; provided that the Commitments of the Lenders are several and no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender on the date of any Borrowing.

(b)                                 Subject to Section 3.3, (i) each Revolving Borrowing shall be comprised (A) in the case of Borrowings denominated in US Dollars, entirely of Eurocurrency Loans determined by reference to the Adjusted LIBO Rate or ABR Loans, as the Borrower may request in accordance herewith, (B) in the case of Borrowings denominated in Canadian Dollars, entirely of Canadian Prime Loans or CDOR Loans, as the Borrower or the Canadian Borrower, the case may be, may request in accordance herewith, and (C) in the case of Borrowings denominated in Sterling or Euro, entirely of Eurocurrency Loans determined by reference to the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, as the Borrower or the UK Borrower, as the case may be, may request in accordance herewith and (ii) each Term Loan Borrowing shall be comprised entirely of Eurocurrency Loans determined by reference to the Adjusted LIBO Rate or ABR Loans, as the Borrower may request in accordance herewith; provided that all Borrowings made on the Closing Date must be made as ABR Borrowings or Canadian Prime Rate Borrowings unless the Borrower shall have delivered to the Administrative Agent an agreement that it will be bound by the provisions of Section 3.5 notwithstanding that this Agreement might not then be effective at least three Business Days prior to the Closing Date.  Each Swingline Loan shall be an ABR Rate Loan.  Revolving Borrowings requested by, made to, and maintained by, the UK Borrower may only be denominated in Sterling or Euro, and Revolving Borrowings requested by, made to, and maintained by, the Canadian Borrower may only be denominated in Canadian Dollars.  Revolving Loans denominated in Canadian Dollars shall be made only by the ABR Canadian Lenders and only to an Eligible Borrower of such

Loans, and Revolving Loans denominated in Euro or Sterling shall be made only by the UK Lenders and only to an Eligible Borrower of such Loans.

(c)                                  Each Lender at its option may make any Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) that has been designated by such Lender to the Applicable Agent and the Borrower to make such Loan; provided that any exercise of such option shall not affect the obligation of the Applicable Borrower to repay such Loan in accordance with the terms of this Agreement or the obligation of any such Lender to perform its Commitment.  All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation.  Each Lender may, by written notice to the Administrative Agent and (through the Administrative Agent) the Borrower, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

(d)                                 Each Borrowing of Loans by a Borrower shall be in an amount of the applicable Borrowing Minimum or an integral multiple of the applicable Borrowing Multiple in excess thereof; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated in Section 2.7(d).

2.3.                            Borrowing Procedure.  (a) Each Borrowing shall be made upon prior written notice from the Applicable Borrower to the Applicable Agent in the form of Exhibit C (a “Notice of Borrowing”).  Such Notice of Borrowing shall be delivered to the Applicable Agent,

(i)                                     in the case of ABR Borrowings, not later than 10:00 a.m., Houston Time, on the requested Borrowing Date;

(ii)                                  in the case of Eurocurrency Borrowings that are denominated in US Dollars, not later than 10:00 a.m., Local Time, three (3) Business Days prior to the requested Borrowing Date;

(iii)                               in the case of Alternative Currency Loans, as provided in Section 2.4(c); and

(iv)                              in the case of Swingline Loans, as provided in Section 2.6;

provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.7(d) may be given not later than 9:00 a.m., Houston Time, on the date of the proposed Borrowing.

(b)                                 Each Notice of Borrowing shall be irrevocable and shall specify (i) the identity of the Applicable Borrower; (ii) the aggregate principal amount of the requested Borrowing; (iii) the currency in which such Borrowing shall be denominated (which shall be a currency permitted by Section 2.2(b)); (iv) the requested Borrowing Date (which shall be a Business Day with respect to such Borrowing); (v) the Class and Type of Borrowing requested; (vi) with respect to any Revolving Borrowing, the currency of such Borrowing; (vii) with respect to any Eurocurrency Borrowing or CDOR Borrowing, the Interest Period to be applicable to such Borrowing (which shall be a period contemplated by the definition of the term “Interest Period”); and (viii) the location and number of the Applicable Borrower’s account in which the proceeds of the requested Borrowing are to be deposited or, in the case of an ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as contemplated by Section 2.7(d), the identity and the account of the Issuing Bank to be reimbursed.  If no currency is specified in a Notice of Borrowing for a Revolving Borrowing, the requested Borrowing (x) if to the Borrower, shall be denominated in US Dollars; (y) if to the Canadian Borrower, shall be denominated in Canadian Dollars; and (z) if to the UK Borrower, shall be denominated in Sterling.  If no election as to the Type of Borrowing is specified in a Notice of Borrowing, the requested Borrowing shall be (A) if denominated in US Dollars, an ABR Borrowing; (B) if denominated in Canadian Dollars, a Canadian Prime Borrowing; and (C) if denominated in Sterling or Euro, a Eurocurrency Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or CDOR Borrowing, the Applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)                                  Promptly upon its receipt of a Notice of Borrowing, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof, the identity of the Applicable Borrower, the currency in which such Revolving Borrowing is to be denominated in the case of a Revolving Borrowing, the amount of such Lender’s Loan to be made as part of the requested Borrowing, the interest rate option and, if any, the Interest Period selected, and the proposed Borrowing Date.

(d)                                 The Applicable Borrower may give the Applicable Agent telephonic notice by the required time of any proposed Borrowing under this Section 2.3; provided that such telephonic notice shall be irrevocable and shall be promptly confirmed in writing by delivery to the Applicable Agent of a Notice of Borrowing.  Neither any Applicable Agent nor any Lender shall incur any liability to any Borrower or any other Person in acting upon any telephonic notice referred to above which such Applicable Agent believes in good faith to have been given by any Borrower or for otherwise acting in good faith under this Section 2.3.

2.4.                            Alternative Currency Loans.

(a)                                 Subject to the terms and conditions set forth herein, each Alternative Currency Lender with an Alternative Currency Commitment agrees to make Revolving Loans denominated in such Alternative Currency from time to time during the Availability Period to one or more of the Eligible Borrowers with respect to such Alternative Currency in an aggregate principal amount at any time outstanding that will not result in the US Dollar Equivalent of (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (ii) the Total Revolving Credit Exposure exceeding the Total Revolving Commitment, (iii) the aggregate principal amount of all Revolving Loans and LC Exposure (in each case, denominated in an Alternative Currency) exceeding the Alternative Currency Sublimit, (iv) the aggregate of the principal amount of all such Lender’s Revolving Loans and LC Exposure denominated in such Alternative Currency exceeding such Lender’s applicable Alternative Currency Commitment, or (v) the aggregate of the principal amount of all Revolving Loans and LC Exposure in such Alternative Currency exceeding the applicable aggregate Alternative Currency

Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Eligible Borrowers may borrow, prepay and reborrow Alternative Currency Loans.

(b)                                 Each Alternative Currency Loan shall be made as part of a Borrowing consisting of Alternative Currency Loans of the same currency made by the Alternative Currency Lenders with respect to such currency to an Eligible Borrower with respect to such currency, with the Alternative Currency Loan of each Alternative Currency Lender being in an amount determined according to the ratio of its Alternative Currency Commitment with respect to such Alternative Currency to the total of all Alternative Currency Commitments with respect to such Alternative Currency.  The Alternative Currency Loans denominated in Sterling or Euro shall be Eurocurrency Loans; and the Alternative Currency Loans denominated in Canadian Dollars shall be CDOR Loans or Canadian Prime Loans.  The principal of and interest on each Alternative Currency Borrowing shall be paid in the currency in which such Alternative Currency Borrowing was denominated and shall be paid to the Applicable Agent for the ratable (relative to Loans made as a part of such Borrowing) account of the Alternative Currency Lenders with respect to such currency.

(c)                                  To request an Alternative Currency Loan, the Applicable Borrower shall notify the Applicable Agent of such request in writing (i) in the case of Alternative Currency Loans denominated in Sterling or Euro, not later than 11:00 a.m., London Time, four (4) Business Days prior to the proposed Borrowing Date; (ii) in the case of Alternative Currency Loans denominated in Canadian Dollars and that are Canadian Prime Loans, not later than 11:00 a.m. Toronto Time, one (1) Business Day prior to the requested Borrowing Date; and (iii) in the case of Alternative Currency Loans denominated in Canadian Dollars and that are CDOR Loans, not later than 11:00 a.m., Toronto Time, three (3) Business Days prior to the requested Borrowing Date.  The Applicable Agent will promptly advise the applicable Alternative Currency Lenders of any such notice received.

(d)                                 Each applicable Alternative Currency Lender shall make each Alternative Currency Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the applicable Alternative Currency Lenders.  The Applicable Agent will make such Alternative Currency Loans available to the Applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the Applicable Borrower designated by such Borrower in the applicable Notice of Borrowing and acceptable to the Applicable Agent.

(e)                                  Revolving Loans made and Letters of Credit issued in the UK may be made only by Revolving Lenders and Issuing Banks that are, at the time of such Loan or the issuance of such Letter of Credit, legally entitled to do so in the UK, and Revolving Loans made and Letters of Credit issued in Canada may be made only by Revolving Lenders and Issuing Banks that are, at the time of such Loan or the issuance of such Letter of Credit, legally entitled to do so in Canada; provided, that Article III and Section 2.7(a)(i) shall apply.

(f)                                   Except as the Applicable Borrower and the applicable Alternative Currency Lenders may otherwise agree, Alternative Currency Loans may, at the conclusion of the Interest Period (if any) applicable thereto, be continued in the manner (to the extent applicable) set forth in Section 3.1(b).  If the Applicable Borrower fails to either repay an Alternative Currency Loan on or before the last day of any applicable Interest Period or deliver a timely continuation request as set forth in Section 3.1(c), or if any Default or Event of Default exists and the Administrative Agent so notifies the Applicable Borrower, the applicable Borrowing shall be continued in such Alternative Currency with an Interest Period of one month’s duration commencing on the last day of the expiring Interest Period or as a Canadian Prime Loan in the case of a CDOR Loan.

(g)                                  Alternative Currency Lenders with Revolving Loans outstanding in any Alternative Currency may, by written notice given to the Administrative Agent not later than 11:00 a.m., Houston Time, on any Business Day, require Revolving Lenders not having an Alternative Currency Commitment with respect to such currency (each, an “Other Lender”) to acquire participations on such Business Day in all or a portion of the Alternative Currency Loans denominated in such currency then outstanding.  Such notice shall specify the aggregate amount of such Alternative Currency Loans in which such Other Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give written notice thereof to each such Other Lender, specifying in such notice the percentage of such Alternative Currency Loan or Loans to be acquired by such Other Lender.  Each such Other Lender irrevocably agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the applicable Alternative Currency Lenders such Other Lender’s Pro Rata Percentage of the US Dollar Equivalent of such Alternative Currency Loan or Loans; provided that no Revolving Lender shall be required to make payments under this sentence to the extent that doing so would cause the Revolving Credit Exposure of such Lender to exceed such Lender’s Pro Rata Percentage of the Total Revolving Commitment; and provided further, that no Alternative Currency Lender will be required to make the payments under this sentence to the extent it already holds Alternative Currency Loans and LC Exposure in the affected currency in an aggregate amount equal to or in excess of its Alternative Currency Commitment with respect to such currency.  Each such Other Lender acknowledges and agrees that its obligation to acquire participations in Alternative Currency Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such Other Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds in the same manner provided in Section 2.5 with respect to Loans made by such Revolving Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of such Other Lenders), and the Administrative Agent shall promptly pay to each Alternative Currency Lender with Alternative Currency Loans in the affected currency such portions of the amount so received by it from the Other Lenders so that after giving effect thereto such Revolving Lenders (including such Alternative Currency Lenders) will hold direct interests in such Alternative Currency Loans in their respective Pro Rata Percentages.  The Administrative Agent shall notify the Borrower of any participations in any Alternative Currency Loans acquired pursuant to this paragraph.  If an Alternative Currency Lender accepts an assignment pursuant to Section 13.9(b) of one or more Alternative Currency Loans of any currency, the Applicable Participation Percentages of the Alternative Currency Lenders with respect to such Loans will be adjusted, as applicable, immediately upon such assignment taking effect.

(h)                                 If any amount required to be paid by any Other Lender to an Alternative Currency Lender of the applicable currency pursuant to this Section 2.4 is not made available to such Alternative Currency Lender when due, such Other Lender shall pay to such Alternative Currency Lender, on demand, such amount with interest thereon at a rate equal to the greater of the daily average Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation for such currency for the period until such Other Lender makes such amount immediately available to such Alternative Currency Lender.  If and to the extent any Other Lender shall not have made such amount available to such Alternative Currency Lender within three (3) Business Days of such due date, such Alternative Currency Lender shall also be entitled to recover from such Other Lender such amount with interest thereon at the rate per annum generally applicable to loans made by such Alternative Currency Lender to loans made by it to other borrowers in the same currency as such Alternative Currency, on demand.  A certificate of the Alternative Currency Lender submitted to any Other Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.4 shall be conclusive in the absence of manifest error.

(i)                                     The amount of principal and interest paid on the Alternative Currency Loans prior to receipt of the proceeds of a sale of participations therein shall be shared by the Alternative Currency Lenders of each currency pro rata based on the amount of the Alternative Currency Commitment of such currency of each Alternative Currency Lender (or if the Alternative Currency Commitments shall have terminated, based on the Alternative Currency Loans of the applicable currency held by each).  Whenever, at any time after the applicable Alternative Currency Lender has received from any Other Lender the full amount owing by such Other Lender pursuant to and in accordance with this Section 2.4 in respect of any Alternative Currency Loan, the Administrative Agent or such Alternative Currency Lender receives any payment related to such Alternative Currency Loan (whether directly from any Borrower or otherwise, including proceeds of Collateral applied thereto by such Alternative Currency Lender or the Administrative Agent, on behalf of such Alternative Currency Lender), or any payment of interest on account thereof, the Administrative Agent or such Alternative Currency Lender will distribute to each such Other Lender that shall have made its payments pursuant to this paragraph and to the Alternative Currency Lenders its pro rata share thereof (and hereby directs the Administrative Agent to remit such pro rata share to such Other Lender out of any such payment received by the Administrative Agent for the account of such Alternative Currency Lender).

(j)                                    If any payment received by an Alternative Currency Lender pursuant to this Section 2.4 with respect to any Alternative Currency Loan made by it shall be required to be returned by such Alternative Currency Lender, each Other Lender with respect to such Loan shall pay to such Alternative Currency Lender its Pro Rata Percentage thereof.

(k)                                 All outstanding Alternative Currency Loans shall be due and payable, to the extent not previously paid in accordance with the terms hereof, on the Maturity Date.

(l)                                     The initial Alternative Currency Commitments for each Alternative Currency are designated on Schedule 2.1.  Each Revolving Lender that is not designated an Alternative Currency Lender in Schedule 2.1 with respect to any currency on the Closing Date shall be or become an Alternative Currency Lender with respect to such currency on the initial day to occur after the Closing Date on which its lending of Revolving Loans of such currency is not illegal, impossible or impracticable and does not result in costs or expenses for which such Lender would not be indemnified by the Applicable Borrower or the Borrower pursuant hereto, and on such day, it shall so promptly notify the Borrower (through the Administrative Agent).  Any Alternative Currency Lender may comply with its obligations as such by causing, as its agent, an Applicable Lending Installation to perform such obligations as contemplated by Section 2.2(c), and the terms of this Agreement shall be applicable to such Applicable Lending Installation as set forth in Section 2.2(c).

(m)                             In the event any Revolving Lender acting as an Alternative Currency Lender with respect to Revolving Loans denominated in any currency (i) ceases for any reason to qualify to be an Alternative Currency Lender with respect to such currency and notifies the Administrative Agent to such effect, or (ii) makes an assignment pursuant to Section 13.9(b) of all or part of its Alternative Currency Commitment with respect to such currency to a Lender that is not an Alternative Currency Lender with respect to such currency or (iii) determines in good faith and notifies the Administrative Agent that, pursuant to Article III or Section 2.7(a)(ii), as applicable, lending to the Applicable Borrower Loans in such currency would be illegal, impossible or impractical for such Lender or would result in costs or expenses for which such Lender would not be indemnified by the Applicable Borrower pursuant to this Agreement, (A) any applicable assignee shall not be an Alternative Currency Lender with respect to the affected currency, (B) the other Alternative Currency Lenders with respect to the affected currency may, in their sole discretion, accept an assignment of such Alternative Currency Lender’s Alternative Currency Loans in such currency, or (C) if such Alternative Currency Lenders decline to do so, upon receipt of notice to such effect from the Administrative Agent, the Applicable Borrower shall cause all Alternative Currency Loans in the affected currency by such Alternative Currency Lender to be repaid in full within five (5) Business Days after receipt of such notice (it being understood that following or contemporaneously with such repayment, the Applicable Borrower shall, subject to the other terms and conditions of this Agreement, be entitled to reborrow such Alternative Currency Loans from the remaining Alternative Currency Lenders with respect to the same currency).

2.5.                            Funding of Borrowings.

(a)                                 Each Lender shall, before 12:00 noon, Local Time, on the Borrowing Date of any Borrowing, make available to the Applicable Agent by wire transfer of immediately available funds to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders, its Pro Rata Percentage of such Borrowing, if in US Dollars, or its Applicable Participation Percentage, if in an Alternative Currency, as requested by the Applicable Borrower in accordance with this Agreement; provided that Alternative Currency Loans shall be made as provided in Section 2.4 and Swingline Loans shall be made as provided in Section 2.6.  After the Applicable Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VIII, on such Borrowing Date the Applicable Agent shall make such Borrowing available to the Applicable Borrower by promptly crediting the amounts so received, in like funds, to the account of the Applicable Borrower designated by the Applicable Borrower in the applicable Borrowing Request and reasonably acceptable to the Applicable Agent; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.7(d) shall be remitted by the Applicable Agent to the applicable Issuing Bank.  Any deposit to the Applicable Borrower’s designated account by the

Applicable Agent pursuant to a request (whether written or oral) believed in good faith by such Applicable Agent to be an authorized request by such Borrower for a Loan hereunder shall be deemed to be a Loan hereunder for all purposes with the same effect as if such Borrower had in fact requested such Applicable Agent to make such Loan.

(b)                                 Unless the Applicable Agent shall have received notice from a Lender (which must be received, except in the case of ABR Loans, at least one Business Day prior to the date of any Borrowing) that such Lender will not make available to the Applicable Agent such Lender’s Pro Rata Percentage or Applicable Participation Percentage (as the case may be) of such Borrowing as and when required hereunder, the Applicable Agent may assume that such Lender has made such portion available to the Applicable Agent on the date of such Borrowing in accordance with Section 2.5(a), and the Applicable Agent may (but shall not be so required), in reliance upon such assumption, make available to the Applicable Borrower on such date a corresponding amount.  The Applicable Agent shall give notice to the Applicable Borrower of any notice such Applicable Agent receives under this Section 2.5(b), provided that such Applicable Agent shall not be liable for the failure to give such notice.  If and to the extent any Lender shall not have made its full amount of the applicable Borrowing available to the Applicable Agent in immediately available funds and such Applicable Agent in such circumstances has made available to the Applicable Borrower such amount, such Lender and the Applicable Borrower severally agree to pay (without duplication) to the Applicable Agent on the Business Day following the applicable Borrowing Date such amount, together with interest thereon for each day from and including the date such amount is made available to such Applicable Borrower but excluding the date of repayment to such Applicable Agent, at (i) in the case of such Lender, (A) if denominated in US Dollars, the greater of the Federal Funds Effective Rate and the rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in an Alternative Currency, a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation to be the cost to it of funding such amount or (ii) in the case of the Applicable Borrower, (A) if denominated in US Dollars, the interest rate applicable to ABR Loans plus the Applicable Margin and (B) if denominated in an Alternative Currency, the interest rate applicable to the subject Loan.  If such Lender pays such amount to the Applicable Agent, such amount shall constitute such Lender’s Loan included in such Borrowing.  A notice of the Applicable Agent submitted to any Lender with respect to amounts owing under this subsection (b) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to the Applicable Agent shall constitute such Lender’s Loan on the applicable Borrowing Date for all purposes of this Agreement.

2.6.                            Swingline Loans.

(a)                                 Subject to the terms and conditions set forth herein, the Swingline Bank agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the Total Revolving Credit Exposure exceeding the Total Revolving Commitment; provided that the Swingline Bank shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Each Swingline Loan shall be made in US Dollars and in an amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans.

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Houston Time, on the day of the proposed Swingline Loan; if such telephonic notice is received later than 12:00 noon, Houston Time, the request shall be deemed to be a request for a Swingline Loan to be made on the next Business Day.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Bank of any such notice received from the Borrower.  The Swingline Bank shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Bank (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.7(d), by remittance to the applicable Issuing Bank) by 2:00 p.m., Houston Time, on the requested date of such Swingline Loan.  The Borrower shall repay the principal amount of each Swingline Loan (together with all accrued and unpaid interest) no later than 2:00 p.m., Houston Time, on the date that is the earliest of (i) the first date after such Swingline Loan is made that is the fifteenth (15th) or last day of a calendar month and is at least three Business Days after such Swingline Loan is made and (ii) the Maturity Date; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(c)                                  The Swingline Bank may, at its option, by written notice to the Administrative Agent not later than 10:00 a.m., Houston Time, on any Business Day, before or after the maturity of the Swingline Loan (regardless of whether a Default or an Event of Default has, or has not, occurred and is continuing) require the Revolving Lenders to acquire, without recourse or warranty, participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice from the Swingline Bank shall specify the aggregate principal amount of Swingline Loans in which Revolving Lenders will be required to participate.  Promptly upon receipt of such notice from the Swingline Bank, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of such notice from the Administrative Agent properly delivered as provided above, to pay to the Administrative Agent, for the account of the Swingline Bank, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that, subject to Section 2.6(e), upon receipt of such notice properly delivered, its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute, unconditional and irrevocable shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Revolving Commitments, shall be made without any offset, abatement, withholding or reduction whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to qualification or exception and shall be made in accordance with the terms of this Agreement.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.5(a) with respect to Loans made by such Lender (and Sections 2.5(a) and 2.5(b) shall apply, mutatis mutandis, to the payment obligations of the

Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Bank the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter (i) payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Bank and (ii) the Revolving Lenders’ respective interests in such Swingline Loans, and the remaining interest of the Swingline Bank in such Swingline Loans, shall in all respects be treated as Revolving Loans under this Agreement, except that Swingline Loans shall be due and payable by the Borrower on the dates referred to in Section 2.6(b).  Any amounts received by the Swingline Bank from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Bank, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Bank or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)                                 If any Revolving Lender does not pay any amount that it is required to pay pursuant to this Section 2.6 and to the extent not otherwise provided for in Section 4.8 promptly upon the Swingline Bank’s demand therefor, (i) the Swingline Bank shall be entitled to recover such amount on demand from such Lender, together with interest thereon, at the Federal Funds Effective Rate for the first three Business Days, and thereafter at the Alternate Base Rate, for each day from the date of such demand, if made prior to 2:00 p.m., Houston Time, on any Business Day, or, if made at any later time, from the next Business Day following the date of such demand, until the date such amount is paid in full to the Swingline Bank by such Lender and (ii) the Swingline Bank shall be entitled to all interest payable by the Borrower to such Lender on such amount until the date on which such amount is received by the Swingline Bank from such Lender.  Without limiting any obligations of any Revolving Lender pursuant to this Section 2.6(d), but subject to Section 4.8, if any Revolving Lender does not pay such corresponding amount promptly upon the Swingline Bank’s demand therefor, the Swingline Bank shall notify the Borrower and the Borrower shall promptly repay such corresponding amount to the Swingline Bank together with accrued interest thereon at the applicable rate on such Swingline Loans.

(e)                                  No Revolving Lender shall be obligated to purchase a participation in any Swingline Loan pursuant to Section 2.6(c), if such Revolving Lender proves that (i) any one or more of the applicable conditions specified in Section 8.3 was not satisfied at the time such Swingline Loan was made (unless such condition was waived in accordance with the terms of this Agreement) and (ii) such Lender had notified the Swingline Bank in a writing received by the Swingline Bank at least one Business Day prior to the time that it made such Swingline Loan that the Swingline Bank was not authorized to make such Swingline Loan because any such condition was not satisfied and stating with specificity the reason therefor.

2.7.                            Letters of Credit.

(a)                                 General.  Subject to and upon the terms and conditions herein set forth, including, without limitation, the applicable terms and conditions set forth in Article VIII, each Issuing Bank agrees that it will, at any time and from time to time during the Availability Period following its receipt of a Letter of Credit Request, issue for the account of any Borrower, in the name of such Borrower or any Restricted Subsidiary, one or more irrevocable standby or commercial letters of credit, bank guarantees, or, as reasonably agreed to by the applicable Issuing Bank, other trade instruments, in each case, denominated in (i) to the extent requested by the Borrower, US Dollars or an Alternative Currency, (ii) to the extent requested by the Canadian Borrower, Canadian Dollars, and (iii) to the extent requested by the UK Borrower, US Dollars, Euro or Sterling (all such letters of credit collectively, the “Letters of Credit”); provided that no Issuing Bank shall issue, amend, renew or extend any Letter of Credit if:

(i)                                     at the time of such issuance, amendment, renewal or extension, (A) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing, amending, renewing or extending such Letter of Credit or (B) any requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank (x) shall prohibit, or request or require that such Issuing Bank refrain from, the issuance, amendment, renewal or extension of letters of credit generally or such Letter of Credit in particular, (y) shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement not in effect on the Closing Date, or (z) shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and, in the case of either of the preceding clause (y) or (z), which such Issuing Bank in good faith deems material to it and for which the Applicable Borrower has not expressly and specifically agreed with such Issuing Bank in writing to compensate such Issuing Bank; or

(ii)                                  immediately after giving effect to such issuance, amendment, renewal or extension, the US Dollar Equivalent of (A) the Revolving Credit Exposure of such Issuing Bank would exceed such Issuing Bank’s Revolving Commitment, (B) the Total Revolving Credit Exposure would exceed the Total Revolving Commitment, (C) the total LC Exposure would exceed $60,000,000, (D) the aggregate principal amount of all outstanding Revolving Loans and LC Exposure denominated in Alternative Currencies would exceed the Alternative Currency Sublimit; (E) the aggregate principal amount of all outstanding Revolving Loans and LC Exposure (in each case, denominated in the applicable Alternative Currency) shall exceed the aggregate of the applicable Alternative Currency Commitments; (F) the aggregate principal amount of all such Issuing Bank’s outstanding Revolving Loans and LC Exposure in such Alternative Currency exceeding such Issuing Bank’s Alternative Currency Commitment with respect to that Alternative Currency; or (G) the aggregate principal amount of all outstanding Revolving Loans and LC Exposure (in each case, denominated in the applicable Alternative Currency) would exceed the aggregate Alternative Currency Commitments with respect to that Alternative Currency; or

(iii)                               the expiry date of such Letter of Credit is a date that is later than the earlier of (A) twelve (12) months from the issuance date (or in the case of any renewal or extension, twelve (12) months after such renewal or extension) or (B) five (5) Business Days prior to the scheduled Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date that is five (5) Business Days prior to the scheduled Maturity Date); or

(iv)                              the conditions set forth in Section 8.3 are not fulfilled to the satisfaction of such Issuing Bank as of the date of the proposed issuance of such Letter of Credit.

No Letter of Credit may be issued, or remain outstanding, for the account of an Unrestricted Subsidiary.

(b)                                 Letter of Credit Requests.

(i)                                     Whenever a Borrower desires that a Letter of Credit be issued or that an existing Letter of Credit shall be amended, renewed or extended, it shall deliver to the applicable Issuing Bank and the Applicable Agent its prior written request therefor not later than 12:00 noon, Local Time, at the location of the Applicable Agent, (i) in the case of a Letter of Credit to be issued or amended that is or is to be in US Dollars, not later than the second Business Day prior to the requested issuance or amendment date, (ii) in the case of a Letter of Credit to be issued or amended that is or is to be in Canadian Dollars, not later than the third Business Day prior to the requested issuance or amendment date, (iii) in the case of a Letter of Credit to be issued or amended that is or is to be in Euro or Sterling, not later than the third Business Day prior to the requested issuance or amendment date, and (iv) in the case of the extension of the existing expiry date of any Letter of Credit, not later than the third Business Day prior to the date on which such Issuing Bank must notify the beneficiary thereof that such Issuing Bank does not intend to extend such existing expiry date.  Each such request for an issuance, renewal, extension or amendment increasing the amount thereof shall be in the form of Exhibit D (a “Letter of Credit Request”) and, in the case of the issuance of any Letter of Credit, shall be accompanied by an Application therefor, completed to the satisfaction of the applicable Issuing Bank, and such other certificates, documents and other papers and information as the applicable Issuing Bank or any Lender (through the Administrative Agent) may reasonably request.  Each Letter of Credit shall expire no later than the date specified in Section 2.7(a)(iii), shall not be in an amount greater than is permitted under Section (a) and shall be in such form as may be approved from time to time by the applicable Issuing Bank and the Applicable Borrower.  Promptly upon its receipt of a Letter of Credit Request, and, if applicable, the related Application, the Applicable Agent shall so notify the Revolving Lenders and the Administrative Agent.  It is agreed that an Application may be delivered by electronic transfer.

(ii)                                  The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Applicable Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, this Agreement.  Unless an Issuing Bank has received notice from an Agent or any Revolving Lender (with a copy thereof to be simultaneously sent to the Borrower), before it issues or amends the respective Letter of Credit or renews or extends the existing expiry date of a Letter of Credit, that one or more of the applicable conditions specified in Section 8.3 are not then satisfied, or that the issuance, renewal, extension or amendment of such Letter of Credit would violate this Agreement, such Issuing Bank may issue the requested Letter of Credit for the account of the Applicable Borrower in accordance with this Agreement and such Issuing Bank’s usual and customary practices; provided that no Issuing Bank shall be required to issue any Letter of Credit earlier than two (2) Business Days after its receipt of the Letter of Credit Request and the related Application therefor and all other certificates, documents and other papers and information relating thereto pursuant to the immediately preceding clause (i).  Upon its issuance of any Letter of Credit or the extension of the existing expiry date of any Letter of Credit, as the case may be, the applicable Issuing Bank shall promptly notify the Applicable Borrower and the Administrative Agent of such issuance or extension, which notice shall be accompanied by a copy of the Letter of Credit actually issued or a copy of any amendment extending the existing expiry date of any Letter of Credit, as the case may be.  Promptly upon its receipt of such documents, the Applicable Agent shall notify each Revolving Lender and the Administrative Agent of the issuance of such Letter of Credit or the extension of such expiry date, as the case may be, and shall deliver copies of such documents to each applicable Revolving Lender and the Administrative Agent.

(c)                                  Letter of Credit Participations.

(i)                                     By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Pro Rata Percentage, in each such Letter of Credit (including extensions of the expiry date thereof), each substitute letter of credit, each drawing made thereunder and the obligations of the Applicable Borrower under this Agreement and the other Loan Documents with respect thereto, and any security therefor or guaranty pertaining thereto.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Applicable Borrower on the date due or of any reimbursement payment in respect of an LC Disbursement required to be refunded to a Borrower for any reason.  Such payments by the Revolving Lenders shall be made in the currency in which such Letter of Credit was issued.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Revolving Commitments or any fluctuation in currency values, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii)                                  In determining whether to pay under any Letter of Credit, an Issuing Bank shall have no obligation other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct shall not create for such Issuing Bank any resulting liability.  It is the intent of the parties hereto that no Issuing Bank shall have any liability for its ordinary sole or contributing negligence.

(iii)                               In the event that an Issuing Bank makes any payment under any Letter of Credit and the Applicable Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.7(d)(i) or (ii), the Administrative Agent shall promptly notify each applicable Revolving Lender of such failure, and each such Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the applicable Issuing Bank the amount of such Revolving Lender’s Pro Rata Percentage of such unreimbursed payment in same day funds and in the same currency.  If, prior to 11:30 a.m., Local Time, on any Business Day, the Administrative Agent so notifies any Revolving Lender required to fund a payment under a Letter of Credit, such Revolving Lender shall make available to the Administrative Agent for the account of the applicable Issuing Bank such Revolving Lender’s Pro Rata Percentage of the amount of such payment on such Business Day in same day funds and in the same currency.  If and to the extent such Revolving Lender shall not have so made its Pro Rata Percentage of the amount of such payment available to the Administrative Agent for the account of the applicable Issuing Bank, and to the extent not otherwise provided for in Section 4.8, such Revolving Lender agrees to pay to the Administrative Agent for the account of such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank (i) in the case of LC Disbursements made in the US Dollars, at the Federal Funds Effective Rate and (ii) if such LC Disbursement is made in an Alternative Currency, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Margin for Eurocurrency Loans at such time.  The failure of any Revolving Lender to make available to the Administrative Agent for the account of the applicable Issuing Bank its Pro Rata Percentage of any payment under any Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Pro Rata

Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent for the account of such Issuing Bank such other Revolving Lender’s Pro Rata Percentage of any such payment.

(iv)                              Whenever an Issuing Bank receives a payment of a reimbursement obligation as to which the Applicable Agent has received for the account of such Issuing Bank any payments from the Lenders pursuant to clause (iii) above, such Issuing Bank shall pay to the Applicable Agent, and such Applicable Agent shall promptly pay to each Lender which has paid its Pro Rata Percentage thereof, in same day funds and in the same funds as those received by the Applicable Agent, an amount equal to such Revolving Lender’s Pro Rata Percentage thereof.

(v)                                 The obligations of the Revolving Lenders to make payments to the Applicable Agent for the account of an Issuing Bank with respect to Letters of Credit shall be absolute and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(A)                               any lack of validity or enforceability of any Letter of Credit, this Agreement or any of the other Loan Documents;

(B)                               the existence of any claim, setoff, defense or other right which any Borrower or any other Person may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Issuing Bank, any Revolving Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Applicable Borrower or any other Person and the beneficiary named in any such Letter of Credit);

(C)                               any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)                               the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E)                                the occurrence of any Default or Event of Default; or

(F)                                 any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Revolving Lender (other than the gross negligence or willful misconduct of such Issuing Bank).

(vi)                              The Revolving Lenders agree to indemnify each Issuing Bank (to the extent not reimbursed by the Applicable Borrower), ratably according to their respective Pro Rata Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of this Agreement or any Letter of Credit issued by it or any action taken or omitted by such Issuing Bank under this Agreement or any Letter of Credit issued by it; provided that no Revolving Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from an Issuing Bank’s gross negligence or willful misconduct.

(d)                                 Agreement to Repay Letter of Credit Drawings.

(i)                                     Upon the receipt by an Issuing Bank of any drawing from a beneficiary under a Letter of Credit, such Issuing Bank promptly will provide the Applicable Borrower and the Administrative Agent with telecopy notice thereof.  The Applicable Borrower shall reimburse the applicable Issuing Bank by making payment to the Applicable Agent in the same currency as such drawing and in immediately available funds for any LC Disbursement at the account of the Applicable Agent identified to the Applicable Borrower, immediately after payment, and in any event (i) if the applicable Issuing Bank has notified the Applicable Borrower of the LC Disbursement by 10:00 a.m., Local Time, on the date of such payment, then by 12:00 noon, Local Time, on the date of such payment or (ii) if the applicable Issuing Bank has notified the Applicable Borrower of the LC Disbursement after 10:00 a.m., Local Time, on the date of such payment, then by 12:00 noon, Local Time, on the Business Day following such payment, in each case without setoff or counterclaim, with interest on the amount so paid by the Issuing Bank, to the extent not reimbursed prior to 12:00 noon, Local Time, on the date of such payment, from and including the date paid to but excluding the date reimbursement is made as provided above, at a rate per annum equal to the lesser of (x) (A) if reimbursement is made prior to 12:00 noon, Local Time, on the Business Day following the date of such payment, in the case of a Letter of Credit denominated in US Dollars, the Alternate Base Rate; in the case of a Letter of Credit denominated in Canadian Dollars, the Canadian Prime Rate; or, in the case of a Letter of Credit denominated in Euro or Sterling, a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement or (B) if reimbursement is made at or after 12:00 noon, Local Time, on the Business Day following the date of such payment, 2% above the Alternate Base Rate, the Canadian Prime Rate or such cost of funds, as the case may be, plus, in each case, the Applicable Margin, and (y) the Highest Lawful Rate, such interest to be payable on demand.

(ii)                                  Prior to the Maturity Date, unless otherwise paid by the Borrower, such LC Disbursement may, subject to satisfaction of the conditions precedent set forth in Section 2.3 and Section 8.3 (or, if the Majority Revolving Lenders so desire, shall automatically and without need for satisfaction of any such conditions precedent), be paid with the proceeds of Revolving Loans or Alternative Currency Loans, according to the currency in which such Letter of Credit was denominated, to be disbursed on the date of such LC Disbursement in an amount equal to the LC Disbursement.

(iii)                               The Applicable Borrower’s obligations under this Section (d) to reimburse each Issuing Bank with respect to LC Disbursements (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances (except as provided below with respect to the gross negligence or willful misconduct of the applicable Issuing Bank) and irrespective of any setoff, counterclaim or defense to payment which the Applicable Borrower may have or have had against any Revolving Lender (including such Issuing Bank in its capacity as the issuer of a Letter of Credit or any Lender as a participant therein), including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (other than a defense based upon the gross negligence or willful misconduct of the applicable Issuing Bank in determining whether such drawing conforms to the terms of the Letter of Credit) or any non-application or misapplication by the beneficiary of the proceeds of such drawing, including any of the following circumstances:

(A)                               any lack of validity or enforceability of any Letter of Credit, this Agreement or any of the other Loan Documents;

(B)                               the existence of any claim, setoff, defense or other right which any Borrower or any other Person may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Issuing Bank, any Revolving Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Applicable Borrower or any other Person and the beneficiary named in any such Letter of Credit);

(C)                               any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)                               the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E)                                the occurrence of any Default or Event of Default; or

(F)                                 any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Borrower (other than the gross negligence or willful misconduct of the applicable Issuing Bank).

(iv)                              Each Borrower also agrees with the Issuing Banks, the Agents and the Revolving Lenders that, in the absence of gross negligence or willful misconduct of any Issuing Bank, such Issuing Bank shall not be responsible for, and the Applicable Borrower’s reimbursement obligations under this Section (d) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged or any dispute between or among any Borrower or any other party and the beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Applicable Borrower or any other party against any beneficiary of such Letter of Credit or any such transferee.  Neither any Agent, any Revolving Lender nor any Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by the Applicable Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.  It is the intent of the parties hereto that neither any Agent, any Revolving Lender nor any Issuing Bank shall have any liability under this Section 2.7 for the ordinary negligence of such Person.

(v)                                 Unless otherwise agreed by the Administrative Agent, the applicable Issuing Bank shall report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the Letter of Credit with respect to which such action was taken, the date of such issuance, amendment, renewal or extension, the Applicable Borrower for whose account the Letter of Credit was issued, and the currency and aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that (1) with respect to any such issuance, renewal, extension or amendment that results in an increase in the amount of any Letter of Credit, the Issuing Bank shall, upon its receipt of the Applicable Borrower’s request therefor, request written confirmation from the Administrative Agent that such issuance, renewal, extension or amendment does not result in non- compliance with this Agreement and (2) the Administrative Agent shall promptly and in any event not later than 12:00 noon, Local Time, at the location of the Applicable Agent, on the proposed effective date of such issuance, amendment, renewal or extension, provide such confirmation or indication of non-compliance; (B) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (C) on any Business Day on which the Applicable Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of the failure and the currency and amount of such LC Disbursement and (D) on any other Business Day, such other information as the Administrative Agent (or any Revolving Lender, through the Administrative Agent) shall reasonably request as to Letters of Credit.

(vi)                              If the maturity of the Loans has been accelerated pursuant to Article XI, all amounts (without duplication) (A) that any Borrower is at the time or becomes thereafter required to reimburse or otherwise pay to the Applicable Agent or any Issuing Bank in respect of LC Disbursements made under any Letter of Credit denominated in an Alternative Currency (other than amounts in respect of which such Borrower has deposited Cash Collateral, if such Cash Collateral was deposited in the applicable currency), (B) that the Revolving Lenders are at the time or become thereafter required to pay to the Applicable Agent (and the Applicable Agent is at the time or becomes thereafter required to distribute to an Issuing Bank) pursuant to Section 2.7(c) in respect of unreimbursed LC Disbursements made pursuant to any Letter of Credit denominated in an Alternative Currency and (C) of each Revolving Lender’s participation in any Letter of Credit denominated in an Alternative Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent calculated using the Spot Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made) of such amounts.  On and after such conversion, all amounts accruing and owed to any Agent, the applicable Issuing Bank or any Revolving Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.

(vii)                           Unless otherwise agreed by the applicable Issuing Bank and the Applicable Borrower when a Letter of Credit is issued, (A) the rules of the “International Standby Practices 1998” (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (B) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(e)                                  All Letters of Credit listed on Schedule 2.7 and outstanding on the Closing Date shall be Letters of Credit issued hereunder on such dates and shall be governed in all respects by the terms and conditions of this Agreement (including Section 2.7(d)), without any further action by any Borrower, any Issuing Bank or any other Person.

2.8.                            Conflict between Applications and Agreement.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.

ARTICLE III
INTEREST RATE PROVISIONS

3.1.                            Interest Rate Determination.

(a)                                 Except as specified in Sections 3.2, 3.3, 3.4, 3.5 and 3.7, the Loans shall bear interest on the unpaid principal amount thereof from time to time outstanding, until maturity, at the following rates:

(i)                                     (A) with respect to any Eurocurrency Borrowing denominated in US Dollars or Sterling, the Loans comprising each Eurocurrency Borrowing shall bear interest at the lesser of (x) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, and (y) the applicable Highest Lawful Rate, if any; and (B) with respect to any Eurocurrency Borrowing denominated in Euro, the Loans comprising each Eurocurrency Borrowing shall bear interest at the lesser of (x) the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin and (y) the applicable Highest Lawful Rate, if any;

(ii)                                  with respect to any ABR Loan, the lesser of (y) the Alternate Base Rate plus the Applicable Margin and (z) the applicable Highest Lawful Rate;

(iii)                               with respect to any CDOR Loan, the lesser of (y) the CDOR Rate for the Interest Period in effect for such CDOR Loan plus the Applicable Margin and (z) the applicable Highest Lawful Rate;

(iv)                              with respect to any Canadian Prime Loan, the lesser of (y) the Canadian Prime Rate plus the Applicable Margin and (z) the applicable Highest Lawful Rate; and

(v)                                 with respect to any Swingline Loan, the lesser of (y) the Alternate Base Rate plus the Applicable Margin and (z) the applicable Highest Lawful Rate.

The applicable Alternate Base Rate, Adjusted LIBO Rate, Adjusted EURIBO Rate, CDOR Rate and Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  Interest shall be calculated based on a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day), (ii) interest computed with reference to the Canadian Prime Rate and the CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day and excluding the last day) and (iii) with respect to any Alternative Currency as to which a 365 or 366 day year, as the case may be, is customarily used as a basis for such calculation, interests with respect to Loans denominated in such Alternative Currency shall be computed on such basis.  Interest in all cases shall be calculated and payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 Provided that no Default or Event of Default then exists, any Borrower may, upon irrevocable written notice to the applicable Administrative Agent in accordance with Section 3.1(c),

(i)                                     elect to convert, as of any Business Day, any ABR Loans (or any part thereof equal to the relevant Borrowing Minimum or an integral multiple of the relevant Borrowing Multiple in excess thereof) into Eurocurrency Loans;

(ii)                                  elect to convert, as of the last day of the applicable Interest Period, any Eurocurrency Loans expiring on such day (or any part thereof equal to the relevant Borrowing Minimum or an integral multiple of the relevant Borrowing Multiple in excess thereof) into ABR Loans; or

(iii)                               elect to continue (for the same or a different Interest Period), as of the last day of the applicable Interest Period, any Eurocurrency Loans having Interest Periods expiring on such day (or any part thereof equal to the relevant Borrowing Minimum or an integral multiple of the relevant Borrowing Multiple in excess thereof);

(iv)                              elect to convert, as of any Business Day, any Canadian Prime Loans (or any part thereof equal to the relevant Borrowing Minimum or an integral multiple of the relevant Borrowing Minimum in excess thereof) into CDOR Loans;

(v)                                 elect to convert, as of the last day of the applicable Interest Period, any CDOR Loans expiring on such day (or any part thereof equal to the relevant Borrowing Minimum or an integral multiple of the relevant Borrowing Multiple in excess thereof) into Canadian Prime Loans; or

(vi)                              elect to continue (for the same or a different Interest Period), as of the last day of the applicable Interest Period, any CDOR Loans having Interest Periods expiring on such day (or any part thereof equal to the relevant Borrowing Minimum or an integral multiple of the relevant Borrowing Multiple in excess thereof);

provided that, if at any time the outstanding principal amount of Eurocurrency Loans is reduced by payment, prepayment, or conversion of part thereof to be less than the Borrowing Minimum for Eurocurrency Loans, such Eurocurrency Loans, if in US Dollars, shall automatically convert into ABR Loans and if in Sterling or Euro, shall automatically convert into Loans bearing interest at such rate as the Administrative Agent determines adequately reflects the costs of the applicable Lenders of making or maintaining such Loans, and on and after such date the right of the applicable Borrower to continue such Loans as, and convert such Loans into, Eurocurrency Loans shall terminate; provided further, that if at any time the outstanding principal amount of CDOR Loans is reduced by payment, prepayment, or conversion of part thereof to be less than the Borrowing Minimum for CDOR Loans, such CDOR Loans shall automatically convert into Canadian Prime Loans, and on and after such date the right of the applicable Borrower to continue such Loans as, and convert such Loans into, CDOR Loans shall terminate.  The applicable Alternate Base Rate, Adjusted LIBO Rate or Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

The Applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Loans, which may not be converted or continued.

Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the currency of any Borrowing or to convert any Borrowing to a Type not permitted to be elected by it pursuant to this Agreement.

No Interest Period may be elected that would end later than the scheduled Maturity Date.

No Interest Period may be elected if such election would require the Administrative Agent to administer concurrently a combination of elective rates based on the Adjusted LIBO Rate and/or a combination of Interest Periods that exceed an aggregate of ten (10).

(c)                                  To convert or continue a Loan as provided in Section 3.1(b), the Applicable Borrower shall deliver a Notice of Rate Change/Continuation in the form of Exhibit E (a “Notice of Rate Change/Continuation”), to the Applicable Agent not later than 11:00 a.m., Local Time, at least (i) three Business Days in advance of the Change/Continuation Date, if such Loan is to be converted into or continued as a Eurocurrency Loan or CDOR Loan and is denominated in US Dollars or Canadian Dollars, (ii) four Business Days in advance of the Change/Continuation Date, if such Loan is denominated in an Alternative Currency other than Canadian Dollars; and (iii) one Business Day in advance of the Change/Continuation Date, if such Loan is to be converted into an ABR Loan or Canadian Prime Loan, specifying:

(i)                                     the date on which such Loan was made;

(ii)                                  the interest rate then applicable to such Loan;

(iii)                               with respect to any Eurocurrency Loan or CDOR Loan, the Interest Period then applicable to such Loan;

(iv)                              the amount of such Loan;

(v)                                 the currency in which such Loan was denominated;

(vi)                              the proposed Change/Continuation Date;

(vii)                           the aggregate principal amount of such Loans to be converted or continued;

(viii)                        the Type of Loans resulting from the proposed conversion or continuation; and

(ix)                              if the resulting Loans are Eurocurrency Loans or CDOR Loans, the Interest Period to be applicable to such Eurocurrency Loans or CDOR Loans, after giving effect to the proposed conversion or continuation, which shall be a period contemplated by the definition of the term “Interest Period.”

(d)                                 If, upon the expiration of any Interest Period applicable to Eurocurrency Loans or CDOR Loans, (i) the Applicable Borrower has failed to repay such Loans or to select a new Interest Period to be applicable to such Loans prior to the applicable Business Day in advance of the Expiration Date of the current Interest Period applicable thereto as provided in Section 3.1(c), or (ii) any Default or Event of Default exists and the Administrative Agent so notifies the Borrower, the Applicable Borrower shall be deemed to have elected to convert any such Eurocurrency Loans denominated in US Dollars into ABR Loans or such CDOR Loans into Canadian Prime Loans, as the case may be, effective as of the Expiration Date of such Interest Period, and all conditions to such conversion shall be deemed to have been satisfied (unless such Loans are denominated in Sterling or Euro, in which case such Loans shall be continued as Eurocurrency Loans with an Interest Period of one month’s duration commencing on the last day of such Interest Period).

(e)                                  The Administrative Agent will promptly notify each applicable Lender of its receipt of a Notice of Rate Change/Continuation, or, if no timely notice is provided by the Applicable Borrower, the Administrative Agent will promptly notify the Applicable Borrower and each applicable Lender of the details of any automatic conversion.  All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(f)                                   During the existence of a Default or Event of Default, (i) no Borrower may elect to have any Borrowing converted into or continued as a Eurocurrency Borrowing or a Borrowing denominated in Canadian Dollars converted into or continued as a CDOR Borrowing, as the case may be, (ii) unless repaid, each Eurocurrency Borrowing denominated in US Dollars shall be converted into an ABR Borrowing, and each CDOR Loan shall be converted into a Canadian Prime Loan, in each case at the end of the Interest Period applicable thereto; and (iii) unless repaid, each Eurocurrency Borrowing denominated in an Alternative Currency (other than Canadian Dollars) shall be continued as a Eurocurrency Borrowing of the same Type with an Interest Period of one month.

(g)                                  Nothing herein shall authorize any Borrower to continue or change the interest rate applicable to any Eurocurrency Loan or CDOR Loan prior to the expiration of the Interest Period with respect thereto.  No Alternative Currency Borrowing may be converted to an ABR Borrowing and no Borrowing denominated in one currency may be converted to another currency.

(h)                                 Notwithstanding anything set forth herein to the contrary (other than Section 13.10) if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount, from time to time outstanding, shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal on any Loan, the lesser of (x) 2% above the interest rate otherwise applicable to such Loan and (y) the Highest Lawful Rate, or (ii) in the case of any other amount, the lesser of (x) 2% plus the rate applicable to ABR Loans at such time and (y) the Highest Lawful Rate.

(i)                                     Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination in full of the Revolving Commitments; provided that (i) interest accrued pursuant to subsection (h) of this Section 3.1 shall be due on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or CDOR Loan prior to the end of the current Interest Period therefor, accrued and unpaid interest on such Loan shall be payable on the effective date of such conversion.  All interest shall be paid in the currency in which the applicable Loan is denominated.

(j)                                    The Alternate Base Rate for each ABR Loan shall be determined by the Administrative Agent on the first day and on each day such ABR Loan shall be outstanding, or if such day is not a Business Day, on the next succeeding Business Day.  The LIBO Rate or EURIBO Rate, as the case may be, for the Interest Period for each Eurocurrency Loan shall be determined by the Administrative Agent on the respective Quotation Date.  The Canadian Prime Rate for each Canadian Prime Loan shall be determined by the Administrative Agent on the first day and on each day such Canadian Prime Loan shall be outstanding, or if such day is not a Business Day, on the next succeeding Business Day.  The CDOR Rate for the Interest Period for each CDOR Loan shall be determined by the Administrative Agent on the first day of such Interest Period.

(k)                                 Each determination of an interest rate by the Administrative Agent shall be conclusive and binding upon the Borrower and the Lenders in the absence of manifest error.

3.2.                            Increased Cost and Reduced Return.

(a)                                 If any Change in Law:

(i)                                     shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or other similar requirement against assets, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement (including the Mandatory Costs) included in the Adjusted LIBO Rate or the Adjusted EURIBO Rate) or an Issuing Bank; or

(ii)                                  shall impose on any Lender or Issuing Bank or the London, European, or Canadian interbank markets any other condition affecting this Agreement or the Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein or in any Alternative Currency Loan;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing, or maintaining any Eurocurrency Loans or CDOR Loans (or of maintaining its obligation to make a Eurocurrency Loan or CDOR Loan or to participate in an Alternative Currency Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank under this Agreement, in each case by an amount deemed material by such Lender or Issuing Bank, as the case may be, then, upon request of such Lender or Issuing Bank, the Applicable Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased cost incurred or reduction suffered; provided that the Applicable Borrower will not be responsible for paying any amounts pursuant to this Section 3.2(a) accruing for a period greater than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, through the Administrative Agent notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s, as the case may be, intention to claim compensation therefor; provided further that, if the circumstances giving rise to such increased costs or reductions are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)                                 If any Lender or any Issuing Bank determines that any Change in Law has or would have the effect of reducing the rate of return on the capital of such Lender or such Issuing Bank or any company controlling such Lender or such Issuing Bank, as the case may be, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Alternative Currency Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), such Lender or such Issuing Bank shall notify the Borrower through the Administrative Agent and from time to time the Applicable Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, as the case may be, for such reduction, provided that the Applicable Borrower will not be responsible for paying any amounts pursuant to this Section 3.2(b) accruing for a period greater than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s, as the case may be, intention to claim compensation therefor; provided further that, if the circumstances giving rise to such increased costs or reductions are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)                                  Each Lender and each Issuing Bank shall promptly notify the Borrower (through the Administrative Agent) and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or such Issuing Bank, as the case may be, to compensation pursuant to this Section 3.2, and will use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or such Issuing Bank, as the case may be, be otherwise disadvantageous to it.  The Applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank, as the case may be, in connection with any such designation or assignment.  Any Lender or any Issuing Bank, as the case may be, claiming compensation under this Section 3.2 shall do so in good faith on a nondiscriminatory basis.  In determining such amount, such Lender or such Issuing Bank, as the case may be, may use any reasonable averaging and attribution methods.  A certificate of a Lender or an Issuing Bank, as the case may be, setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Lender or such Issuing Bank, as the case may be, as specified in this Section 3.2 may be delivered to the Applicable Borrower and the Administrative Agent and shall be conclusive absent manifest error.  The Applicable Borrower shall pay to the Administrative Agent for the account of such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after its receipt of the same.

(d)                                 Notwithstanding anything in the Loan Documents to the contrary, any Revolving Lender may, in its sole discretion, fund Revolving Loans denominated in Sterling from a lending office located in the UK.  In such case, the Applicable Borrower shall pay to such Lender, together with and as and when interest (calculated at the rate otherwise applicable under this Agreement) on such Loans is due and payable, any and all Mandatory Costs (to the extent not already included in such interest rate) due or payable by such lending office for the cost of complying with the requirements of the Bank of England, the Financial Services Authority, or any other Governmental Authority, as the case may be, which results from funding or maintaining such Loans from such lending office.  If at any time a Lender shall reasonably determine after a Change in Law that the Mandatory Costs (calculated as provided in this Agreement) shall fail to represent the actual cost to such Lender or its applicable lending office of complying with the requirements of the Bank of England, the Financial Services Authority, or any other Governmental Authority having jurisdiction over it, as the case may be, with respect to the funding and maintenance of advances in an Alternative Currency, in each case by an amount deemed material by such Lender, then the Applicable Borrower shall, upon the request of such Lender, pay to such Lender such additional amounts as will compensate such Lender for such additional costs incurred.

(e)                                  (i) For so long as any Lender is required to comply with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority succeeding to all or any of its functions) or (b) the requirements of the European Central Bank (or any other authority succeeding to all or any of its functions), but without duplicating amounts included in the Statutory Reserve Rate or Mandatory Costs, in each case in respect of such Lender’s Eurocurrency Loans or by virtue of extending credit in Sterling or Euro to a Borrower, such Borrower shall pay, in addition to interest otherwise due on each of such Loans, additional interest on such Loan in an amount equal to the cost to such Lender of complying with such requirements.

(ii)  For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks (or other authority succeeding to all or any of the functions of either), but without duplicating amounts included in the Statutory Reserve Rate or the Mandatory Costs) in respect of any of such Lender’s Eurocurrency Loans or by virtue of extending credit in Sterling or Euro to a Borrower, such Borrower shall pay, in addition to interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(iii)  Any additional interest owed pursuant to clause (i) or (ii) above shall be determined in reasonable detail by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the Applicable Borrower (with a copy to the Administrative Agent) at least five (5) Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the Applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.  In no event shall any amounts determined pursuant to clause (i) or (ii) above be duplicative of any amount owed by an Applicable Borrower hereunder.

3.3.                            Limitation on Types of Loans.  If on or prior to the first day of any Interest Period for any Eurocurrency Loan or CDOR Loan:

(a)                                 the Administrative Agent or the Majority Lenders shall have determined (which determination shall be conclusive) that for any reason it has become impossible or impracticable to determine the Adjusted LIBO Rate, the Adjusted EURIBO Rate, or the CDOR Rate, as applicable, for such Interest Period; or the Majority Lenders determine (which determination shall be conclusive) and notify the Administrative Agent that the Adjusted LIBO Rate, the Adjusted EURIBO Rate or the CDOR Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining such Eurocurrency Loans or CDOR Loans, as applicable, for such Interest Period, the Administrative Agent shall give the Borrower and the Lenders prompt notice thereof, and until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the Lenders shall be under no obligation to maintain their commitment to make, or to make, additional Eurocurrency Loans of any affected Type or CDOR Loans for, continue Eurocurrency Loans of any affected Type or CDOR Loans for, or convert

ABR Loans into Eurocurrency Loans of any affected Type or Canadian Prime Loans into CDOR Loans for, such Interest Period, (ii) on the last day(s) of the then-current Interest Period(s) for any outstanding Eurocurrency Loans of each affected Type and Interest Period or CDOR Loans, as applicable, (A) the Applicable Borrower shall either (y) prepay such Eurocurrency Loans or CDOR Loans, as applicable, or (z) convert such Eurocurrency Loans denominated in US Dollars into ABR Loans, and such CDOR Loans into Canadian Prime Loans, and (B) any Eurocurrency Loans of each affected Type denominated in Sterling or Euro shall bear interest at such rate as the Applicable Agent shall determine adequately and fairly reflects the cost of each affected Lender of making or maintaining its Loans included in such Borrowing for such Interest Period plus the Applicable Margin, in each case in accordance with the terms of this Agreement or continue such Loans for an Interest Period not so affected, (iii) any Notice of Rate Change/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing of any affected Type or CDOR Borrowing, as applicable, for such Interest Period shall be ineffective, and (iv) if any Notice of Borrowing requests a Eurocurrency Borrowing in US Dollars (if such Eurocurrency Borrowing is the affected Type) or a CDOR Borrowing, as applicable, for such Interest Period, such Borrowing shall be made as an ABR Borrowing or a Canadian Prime Borrowing, as applicable, and if any Notice of Borrowing requests a Eurocurrency Borrowing in Sterling or Euro (if such Eurocurrency Borrowing is the affected Type), as applicable, for such Interest Period, such Borrowing shall bear interest at such rate as the Applicable Agent shall determine adequately and fairly reflects the cost to the affected Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period plus the Applicable Margin.  Each Lender will use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment will avoid the effects of this Section 3.3 and will not, in the judgment of such Lender, be otherwise materially disadvantageous to it.  The Applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.4.                            Illegality.

(a)                                 If any Lender shall determine (which determination shall be conclusive and binding on the Applicable Borrower, absent manifest error) that any Change in Law makes it unlawful, or any central bank or other Governmental Authority having jurisdiction over it asserts that it is unlawful, for such Lender to make, continue or maintain any Eurocurrency Loan at the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, or CDOR Loan, as the case may be, in US Dollars, Canadian Dollars or any other Alternative Currency, as, or to convert any Loan into, a Eurocurrency Loan at the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, or CDOR Loan, as applicable, the obligations of the affected Lender to make, continue, maintain or convert any such Eurocurrency Loan or CDOR Loan shall, on notice thereof from such Lender (through the Administrative Agent) to the Borrower, upon such determination, forthwith be suspended at the end of the then current Interest Periods with respect thereto (or sooner, if required by such law or assertion (in which case the provisions of Section 3.5 shall be applicable)) until such Lender shall promptly notify the Administrative Agent and the Borrower that the circumstances causing such suspension no longer exist.  All Eurocurrency Loans of the affected Type from such Lender denominated in US Dollars shall be converted to ABR Loans and all CDOR Loans from such Lender shall be converted to Canadian

Prime Loans, as applicable, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurocurrency Loans or CDOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans or CDOR Loans.  If such Eurocurrency Loan is denominated in any Alternative Currency, it shall be exchanged into its US Dollar Equivalent amount and be converted into a ABR Loan.  Upon any such conversion, the Applicable Borrower shall also pay interest on the amount so converted.  If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Applicable Borrower shall also pay to such Lender such amounts, if any, as may be required pursuant to Section 3.5.

(b)                                 Each Lender will use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment will avoid the effects of this Section 3.4 and will not, in the judgment of such Lender, be otherwise disadvantageous to it.  The Applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(c)                                  If the obligation of any Lender to make a Eurocurrency Loan or CDOR Loan or to maintain, continue, or to convert Loans into, Eurocurrency Loans or CDOR Loans shall be suspended pursuant to this Section 3.4, then, to the extent permitted by applicable Law and this Agreement, such Lender’s Eurocurrency Loans or CDOR Loans shall be converted into ABR Loans or Canadian Prime Loans, as applicable, as provided above, and, unless and until such Lender gives notice as provided below that the circumstances specified in this Section 3.4 that gave rise to such conversion no longer exist:

(i)                                     to the extent that such Lender’s Eurocurrency Loans or CDOR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Loans or CDOR Loans shall be applied instead to its ABR Loans or Canadian Prime Loans, as applicable; and

(ii)                                  all Loans that would otherwise be made by such Lender as Eurocurrency Loans or CDOR Loans shall be made instead as ABR Loans or Canadian Prime Loans, as applicable, all Loans that would otherwise be continued by such Lender as Eurocurrency Loans or CDOR Loans shall be converted instead into ABR Loans or Canadian Prime Loans, as applicable, and all Loans of such Lender that would otherwise be converted into Eurocurrency Loans or CDOR Loans shall instead remain as ABR Loans or Canadian Prime Loans, as applicable.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in this Section 3.4 that gave rise to the conversion of such Lender’s Eurocurrency Loans or CDOR Loans pursuant to this Section 3.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Loans or CDOR Loans made by other Lenders are outstanding, such Lender’s ABR Loans or Canadian Prime Loans, as applicable, shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Loans or

CDOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Loans or CDOR Loans and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

3.5.                            Compensation.  Upon the request of any Lender, and except as expressly provided herein, the Applicable Borrower shall pay to the Administrative Agent for the account of such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of

(a)                                 any payment, prepayment, or conversion of a Eurocurrency Loan or CDOR Loan for any reason (including the acceleration of the Loans pursuant to Article XI) on a date other than the last day of the Interest Period for such Eurocurrency Loan or CDOR Loan;

(b)                                 any failure by any Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article VIII to be satisfied) to borrow, convert, continue, or prepay a Eurocurrency Loan or a CDOR Loan on the date for such borrowing, conversion, continuation, or prepayment specified in any notice delivered pursuant hereto; or

(c)                                  the assignment of any Eurocurrency Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto as a result of a requirement by any Borrower pursuant to Section 3.6 or the CAM Exchange.

In the case of a Eurocurrency Loan or CDOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, the Adjusted EURIBO Rate or CDOR Rate, as applicable, that would have been applicable to such Loan plus the Applicable Margin that would have been applicable to such Loan, for the period from the date of such event to the last day of the then- current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable interbank market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.5 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

3.6.                            Replacement of Lenders.  If any Lender requests compensation under Section 3.2 or 4.9, or if any Lender becomes a Defaulting Lender, or otherwise has given notice pursuant to Section 3.2, 3.3 or 3.4 (unless in each case the basis for such request or notice is generally applicable to all Lenders), or does not consent to any request by the Borrower to extend the then-scheduled Maturity Date, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent within ninety (90) days of such request or notice, if no Default or Event of Default exists, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in Section 13.9), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 13.9(b)(ii)(C), (b) the Borrower shall have received the applicable consents specified in Section 13.9(b), (c) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, and accrued interest thereon, accrued fees and all other amounts payable to it hereunder (subject in each case to Section 4.8), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (d) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or 4.9, such assignment will result in a reduction in such compensation or payments; (e) in the case of any such assignment resulting from the failure to provide a consent to extend the then-scheduled Maturity Date, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the number of Lenders necessary to effect such amendment has been obtained; and (f) such assignment does not violate applicable Law.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each party hereto agrees that any assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

3.7.                            Yearly Rate.  Whenever interest hereunder is by the terms hereof to be calculated on the basis of a year of 360 days (or 365 days during a year of 366 days), the rate of interest applicable under this Agreement to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so calculated multiplied by the number of days in the calendar year in which the same is to be ascertained and divided by 360 (or 365), as applicable.

3.8.                            Survival.  The agreements contained in this Article III shall survive the termination of this Agreement and the payment in full of the Obligations for a period of 180 days thereafter.

ARTICLE IV
PREPAYMENTS AND OTHER PAYMENTS; REDUCTION AND EXPANSION OF COMMITMENTS

4.1.                            Repayment of Loans; Evidence of Debt.

(a)                                 (i) Each Borrower hereby unconditionally promises to pay (without duplication) (A) to the Applicable Agent for the account of each applicable Revolving Lender the then- unpaid principal amount of each of such Borrower’s Revolving Loans on the Maturity Date, and (B) to the Administrative Agent for the account of the applicable Issuing Banks all LC Disbursements made pursuant to Letters of Credit issued to such Borrower, as provided in Section 2.7(d), (ii) the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Term Loan Lenders (A) the principal amount of the Term Loans in installments payable on the last Business Day of each Fiscal Quarter during the term of this Agreement, commencing on the last day of the first full Fiscal Quarter after the Term Loan Borrowing Date, with each such principal installment being in the aggregate principal amount for all Term Loan Lenders of two and one-half percent (2.5%) of the original aggregate principal amount of the Term Loans and (B) the then unpaid principal amount of the Term Loans on the Maturity Date and (iii) the Borrower hereby unconditionally promises to pay to the Swingline Bank the then-unpaid principal amount of each Swingline Loan on the date such Swingline Loan is due pursuant to Section 2.6.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by an Applicable Agent hereunder for the account of the Lenders (or any subset thereof) and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to subsection (b) or (c) of this Section 4.1 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of an Applicable Borrower to repay the Loans received by it in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, each Applicable Borrower shall prepare, execute and deliver to such Lender a promissory note substantially in the form of Exhibit B, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.9) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

4.2.                            Required Prepayments.

(a)                                 In the event the sum of the aggregate principal amount of all outstanding Revolving Loans denominated in US Dollars, the LC Exposure with respect to Letters of Credit denominated in US Dollars and the Swingline Exposure exceeds the Total Revolving Commitment, the Borrower will make a prepayment of principal of any one or more of such Revolving Loans (in the Borrower’s sole discretion), in an amount at least equal to such excess, together with (i) interest accrued and unpaid hereon to the date of such prepayment and (ii) all amounts due, if any, under Section 3.5 (or, if no such Revolving Loans are then outstanding, deposit Cash Collateral in an amount with the Administrative Agent pursuant to Section 11.2 in an aggregate amount equal to such excess as Cash Collateral for the reimbursement obligations of the Borrower).

(b)                                 The Administrative Agent will determine the US Dollar Equivalent of the aggregate LC Exposure and of each Alternative Currency Loan on each Spot Currency Determination Date.  In the event that the Administrative Agent determines that the US Dollar Equivalent of the Total Revolving Credit Exposure exceeds the Total Revolving Commitment, or that the US Dollar Equivalent of the aggregate Alternative Currency Exposures of any Alternative Currency exceeds the total Alternative Currency Commitments with respect to such Alternative Currency, or that the US Dollar Equivalent of the aggregate Alternative Currency Exposures exceed the Alternative Currency Sublimit, then it will notify the Borrower and the Borrower will (or will cause one or more Subsidiary Borrowers to), within two (2) Business Days following such notice, make a prepayment of principal of any one or more Revolving Loans (in the Borrower’s sole discretion), in an amount at least equal to such excess, together with (i) interest accrued and unpaid thereon to the date of such prepayment and (ii) all amounts due, if any, under Section 3.5 (or, if no Revolving Loans are then outstanding, deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 11.2 in an aggregate amount equal to such excess as Cash Collateral for the reimbursement obligations of such Borrower).

4.3.                            Optional Prepayments.  Each Borrower shall have the right at any time and from time to time to prepay the Loans made to it, in whole or in part; provided that each partial prepayment of any Loan shall be in an aggregate principal amount of at least the relevant Borrowing Minimum or any Borrowing Multiple in excess thereof (provided that the resulting Loan shall be in an amount at least the relevant Borrowing Minimum, unless prepaid completely), in each case together with (y) interest accrued thereon to the date of such prepayment and (z) all amounts due, if any, under Section 3.5.  In connection with each voluntary prepayment the Applicable Borrower shall provide the Administrative Agent (and, in the case of prepayment of a Swingline Loan or Alternative Currency Loan, the Swingline Bank or Alternative Currency Lenders) with notice of its intention to prepay,

(i)                                     no later than 11:00 a.m. Local Time on the date of prepayment in the case of ABR Loans or Canadian Prime Loans,

(ii)                                  no later than 11:00 a.m. Houston Time three (3) Business Days prior to the date of prepayment in the case of Eurocurrency Loans denominated in US Dollars,

(iii)                               no later than (y) 11:00 a.m. London Time four (4) Business Days prior to the date of prepayment in the case of Eurocurrency Loans denominated in an Alternative Currency, or (z) 11:00 a.m. Toronto Time three (3) Business Days prior to the date of prepayment in the case of CDOR Loans, and

(iv)                              no later than 11:00 a.m. Houston Time on the date of prepayment in the case of Swingline Loans.

Such notice shall be irrevocable and shall specify the principal amount of each Borrowing or portion thereof to be prepaid, the prepayment date and the account of the Applicable Borrower to be charged if such prepayment is to be so effected.  Notice of such prepayment having been given, the principal amount of the Loans specified in such notice, together with accrued and unpaid interest thereon to the date of prepayment, shall become due and payable on such prepayment date.  If such Borrower pays or prepays any Eurocurrency Loan or CDOR Loan prior to the end of the Interest Period applicable thereto, such payment shall be subject to Section 3.5.  Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each prepayment shall be applied to each Borrowing (and within each such Borrowing, ratably to the Loans therein) designated in the corresponding notice of prepayments.  Optional prepayments of the Revolving Loans shall be made without reduction in the Revolving Commitments, unless so elected by the Borrower in accordance with Section 4.10(b), and optional payments of the Term Loans shall be applied in inverse order of maturity of scheduled principal payments thereunder (including the final payment due on the Maturity Date).

4.4.                            No Prepayment Premium or Penalty.  Each prepayment pursuant to Section 4.2 or 4.3 shall be without premium or penalty but shall be subject to Section 3.5.

4.5.                            Payments and Prepayments.

(a)                                 All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim.  All payments and prepayments made in accordance with the provisions of this Agreement or any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 3.2, 3.5 or 4.9) shall be made no later than the time expressly required hereunder for such payment (or, if no time is expressly required, no later than 12:00 noon, Local Time, on the day when due), in immediately available funds, to the Applicable Agent, for the account of the relevant Lenders or the relevant Issuing Bank, to an account that the Applicable Agent shall have identified in a notice delivered to the Applicable Borrower, except payments to be made for the account of an Issuing Bank or Swingline Bank shall be made as expressly provided herein and except that all payments pursuant to Sections 3.2, 3.4, 3.5, 4.9 and 13.12 shall be made directly to the Persons entitled thereto, no later than 12:00 noon, Local Time, on the date when due, in immediately available funds, with notice of each such payment being given to the Administrative Agent.  All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) or LC Disbursements shall be made in the currency of such Loan or LC Disbursement; all other payments hereunder shall be made in US Dollars.

(b)                                 Unless (i) otherwise set forth herein with respect to Defaulting Lenders or (ii) the Applicable Agent shall have received notice from the Borrower prior to the date on which any payment is due to such Applicable Agent for the account of any Lender or any Issuing Bank that the Applicable Borrower will not make such payment in full, such Applicable Agent may assume that such Applicable Borrower has made such payment in full to such Applicable Agent on such date and such Applicable Agent may, in reliance upon such assumption (but shall not be required to) cause to be distributed to each Lender or Issuing Bank on such due date an amount equal to the amount then due.  If and to the extent the Applicable Borrower shall not have so made such payment in full to such Applicable Agent, each Lender or Issuing Bank, as the case may be, severally agrees to repay to such Applicable Agent forthwith on demand the amount distributed to such Lender or such Issuing Bank, as the case may be, together with interest thereon, for each day from and including the date such amount is distributed to such Lender until but excluding the date such Lender or such Issuing Bank repays such amount to such Applicable Agent, (y) in the case of an amount denominated in US Dollars, at the greater of the Federal Funds Effective Rate and a rate determined by such Applicable Agent in accordance banking industry rules on interbank compensation, and (z) in the case of an amount denominated in an Alternative Currency, a rate reasonably determined by such Applicable Agent in accordance with banking industry rules on interbank compensation.

(c)                                  The Applicable Agent shall promptly remit to each Lender its Pro Rata Percentage or Applicable Participation Percentage (as the case may be) with respect to the Loan or Loans being prepaid of payments received by it pursuant to Section 4.5(a) in immediately available funds, except that all reimbursement payments in respect of losses, expenses, funding losses or the like shall be retained by the Applicable Agent or remitted to the Lenders and the Issuing Banks according to their respective appropriate entitlement to such reimbursement and, in each case, except as otherwise provided herein with respect to Defaulting Lenders.  Unless otherwise provided in this Agreement or the other Loan Documents (including any notice of prepayment), payments and prepayments shall be applied (i) first to accrued and unpaid fees (to the extent then payable), then (ii) to accrued and unpaid interest (to the extent then payable), then (iii) to the payment of unreimbursed LC Disbursements then due hereunder, then (iv) to the principal of ABR Loans and Canadian Prime Loans, and (v) then to the principal of Eurocurrency and CDOR Loans (and among CDOR Loans and Eurocurrency Loans, first to those with the earliest expiring Interest Periods).

(d)                                 If and to the extent that the Administrative Agent receives any payment or prepayment from the Borrowers and fails to distribute such payment or prepayment to the applicable Lenders ratably on the basis of their respective Pro Rata Percentages or Applicable Participation Percentages (as the case may be) with respect to the Class of the Loan or Loans being prepaid on the day the Administrative Agent receives such payment or prepayment (or, if the Administrative Agent receives the same after 12:00 noon, Local Time, on the immediately following Business Day), and such distribution shall not be so made by the Administrative Agent in full on the required day, the Administrative Agent shall pay to each Lender interest on the amount owed each Lender at the rate determined by the Administrative Agent to be its cost of funds for each day from the date such amount is paid to the Administrative Agent by the Applicable Borrower until the date the Administrative Agent pays such amount to such Lender.  Notwithstanding the Administrative Agent’s failure to so distribute any such payment, as between the Borrowers, the Lenders and the Issuing Banks, such payment shall be deemed received and collected as provided in Section 4.5(a).

(e)                                  No party hereto (or guarantor thereof) shall be liable to any other party hereto (or guarantor thereof) in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds in US Dollars to the account with the bank in the principal financial center which the Applicable Borrower or, as the case may be, any Lender or Issuing

Bank shall have specified for such purpose.  In this subsection (e), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures or such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of US Dollars.

(f)                                   If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (unless, in the case of Eurocurrency Borrowings or CDOR Borrowings, the result of such extension of time would be to extend the date of such payment into another calendar month or beyond the scheduled Maturity Date, and in either such event such payment shall be made on the Business Day immediately preceding the date on which such payment would otherwise have been due), and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

4.6.                            Sharing of Set-offs.  If any Lender or Issuing Bank shall, by exercising any right of set off or counterclaim pursuant to Section 13.8 or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender’s or Issuing Bank’s receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender or Issuing Bank receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders, as applicable, or make such other adjustments as shall be equitable, to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of such obligations then due and payable to the applicable Lenders; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph shall not be construed to apply to any payment made by any of the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any permitted assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Applicable Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Applicable Borrower in the amount of such participation.

4.7.                            Cash Collateral.  At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.8(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount equal to such Fronting Exposure as of such date.

(a)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Fronting Exposure as of such date, the Borrower will, within two Business Days following demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (as giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)                                 Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.7 or Section 4.8 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)                                  Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 4.7 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), and upon the occurrence of such event and written notice to the Administrative Agent from the Borrower, the Cash Collateral provided by the Borrower shall be promptly returned to the Borrower, in each case, free and clear of all Liens, or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral, and upon the occurrence of such event and written notice to the Administrative Agent from the Borrower, such excess Cash Collateral shall be promptly returned to the Borrower, in each case, free and clear of all Liens, to the extent such amount was provided by the Borrower; provided that, subject to Section 4.8 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

4.8.                            Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent not prohibited by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this

Agreement shall be restricted as set forth in the definitions of Majority Lenders or Majority Revolving Lenders, as applicable.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by any Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be, if received by any Agent other than the Administrative Agent, remitted by such Agent to the Administrative Agent and then applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.7 (provided that, to the extent there exists Cash Collateral deposited by the Borrower with respect to such Fronting Exposure, following such Cash Collateralization pursuant to this clause third, any excess amount, as determined by the Administrative Agent and each Issuing Bank, shall be returned to the Borrower in accordance with Section 4.7(c)(ii)); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.7; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 8.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in

Letters of Credit and Swingline Loans are held by the Lenders in accordance with their respective Pro Rata Percentages or Applicable Participation Percentages, as the case may be, without giving effect to Section 4.8(a)(iv).  Any payments, prepayments or other amounts owed paid or payable to a Defaulting Lender that are applied (or held) or pay amounts owned by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.8(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 5.1 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.7.

(C)                               With respect to any Letter of Credit Fees not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans, if any, shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Pro Rata Percentages or Applicable Participation Percentage, as the case may be (calculated without regard to such Defaulting Lender’s Revolving Commitment), but only to the extent that (x) the conditions set forth in Section 8.3 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Revolving Lender to exceed such Non-Defaulting Revolving Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Revolving Lender as a result of such Non-Defaulting Revolving Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Bank’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 4.7.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Bank and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held by the Lenders in accordance with their respective Pro Rata Percentages or Applicable Participation Percentages, as the case may be (without giving effect to Section 4.8(a)(ii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swingline Loans/Letters of Credit.  So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Bank shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

4.9.                            Taxes.

(a)                                 Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document to or for the account of any Lender, any Issuing Bank or any Applicable Agent shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, any Issuing Bank or any Agent, (i) if such Tax is an Indemnified Tax, the sum payable by the Borrowers shall be increased as may be necessary so that, after making all required deductions or withholdings (including such deductions and withholdings applicable to additional sums payable under this Section 4.9), such Lender, such

Issuing Bank or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings, (iii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iv) the Applicable Borrower shall, as soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes to a Governmental Authority pursuant to this Section 4.9, deliver official tax receipts or certified copies of such receipts issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment to the Administrative Agent.

(b)                                 Without limiting the provisions of Section 4.9(a), the Applicable Borrower shall timely pay any and all Other Taxes to the relevant taxation authority in accordance with applicable law, to the extent such Other Taxes are imposed on such Borrower under applicable law.

(c)                                  The Borrower will indemnify each Lender, each Agent and each Issuing Bank for the full amount of Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.9) paid by such Lender, such Agent or such Issuing Bank (as the case may be) on or with respect to any payment by or on account of any obligation of any Applicable Borrower hereunder or under any other Loan Document and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted.  This indemnification shall be made within thirty (30) days from the date such Lender, such Applicable Agent or such Issuing Bank (as the case may be) makes written demand therefor.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent) or by any Agent on its own behalf on or behalf of a Lender or an Issuing Bank shall be conclusive absent manifest error.  Notwithstanding anything herein to the contrary, neither any Lender, any Issuing Bank, nor any Agent shall be indemnified for any Indemnified Taxes or Other Taxes pursuant to this Section 4.9(c) unless such Lender, such Issuing Bank, or such Agent (as the case may be) shall make written demand on the Applicable Borrower for such reimbursement no later than six (6) months after the earlier of (i) the date on which the relevant taxing authority makes written demand upon such Person for such Indemnified Taxes or Other Taxes, or (ii) the date on which such Person has made payment of such Indemnified Taxes or Other Taxes; provided that if the Indemnified Taxes or Other Taxes imposed or giving rise to such claims are retroactive, then the six-month period referred to in this Section 4.9(c) shall be extended to include the period of retroactive effect thereof.

(d)                                 Each Lender and each Issuing Bank severally agrees to indemnify each Agent and each Alternative Currency Lender, within thirty (30) days after written demand therefor, for the full amount of any Excluded Taxes attributable to such Lender or such Issuing Bank that are paid or payable by such Agent or Alternative Currency Lender (if applicable) in connection with any Loan Document plus any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any amounts for which such Agent or Alternative Currency Lender, if applicable, has been reimbursed by the Applicable Borrower), whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Lender or Issuing Bank by an Agent or an Alternative Currency Lender (if applicable) shall be conclusive absent manifest error.  Nothing herein shall prevent any Lender or any Issuing Bank from contesting the applicability of any Excluded Taxes that it believes to have been incorrectly or illegally imposed or asserted by any Governmental Authority; provided that no such contest shall suspend the obligation of any Lender or Issuing Bank to pay amounts due to an Agent or any Alternative Currency Lender (if applicable) as provided in the first sentence of this Section 4.9(d).

(e)                                  Each Lender that is entitled to an exemption from or a reduction in withholding taxes with respect to payments under this Agreement or under any other Loan Document, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as required by applicable law or as reasonably requested by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with such properly completed and executed documentation as prescribed by applicable law or as reasonably requested by the Borrower as will permit payments under this Agreement or under any other Loan Document to be made without withholding or at a reduced rate of withholding; provided, that Lenders (other than Lenders lending to the UK Borrower from a lending office in the UK) cannot qualify for the UK domestic exemption from withholding tax and need not provide any such evidence with respect to such tax.  In addition, each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as required by applicable law or as requested by the Borrower or the Administrative Agent, shall deliver to the Borrower and the Administrative Agent such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will certify that such Lender is not subject to U.S. federal backup withholding and enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to information reporting requirements.

Without limiting the foregoing, in the event the Applicable Borrower is a United States Person or is engaged in a trade or business in the United States, any Foreign Lender shall deliver to such Applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Applicable Borrower or the Administrative Agent or as required by applicable law, but only if such Foreign Lender is legally required to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8 BEN or W-ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, claiming eligibility for the benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments under this Agreement or under any other Loan Document or certifying that the income receivable pursuant to this Agreement or any other Loan Document is effectively connected with such Lender’s conduct of a trade or business in the United States, (ii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such

Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code, and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or (iii) any other form or certificate required by any taxing authority or applicable law (including any certificate required by Sections 871(h) and 881(c) of the Code), as a basis for claiming exemption from, or a reduction in United States federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Without limiting the foregoing, if a Lender or an Issuing Bank would be subject to United States federal withholding taxes imposed under FATCA on payments made under this Agreement or under any other Loan Document if such Lender or Issuing Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Applicable Borrower or the Administrative Agent as may be necessary for the Applicable Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or such Issuing Bank has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.

Without limiting the obligations of the Lenders and the Issuing Banks set forth in the foregoing provisions of this Section 4.9(e), each Lender or Issuing Bank that is entitled to an exemption from or a reduction in withholding taxes with respect to payments under this Agreement or under any other Loan Document agrees to deliver to the Administrative Agent and the Applicable Borrower, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and Issuing Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Lender or Issuing Bank in the case of each other Lender or Issuing Bank, and from time to time thereafter as required by applicable law or as reasonably requested by the Applicable Borrower or the Administrative Agent, such other documents and forms required by any relevant taxing authorities under the laws of any other jurisdiction, duly executed and completed by such Lender or Issuing Bank, as are required under such laws to confirm such Lender’s or Issuing Bank’s entitlement to any available exemption from, or reduced rate of, applicable withholding taxes in respect of all payments to be made to such Lender or Issuing Bank pursuant to this Agreement or any other Loan Document by the Applicable Borrower that is not a United States Person and that is not engaged in a trade or business in the United States or otherwise to establish such Lender’s or such Issuing Bank’s status for withholding tax purposes in such other jurisdiction.

Each Lender and each Issuing Bank shall promptly (i) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction in withholding taxes with respect to payments under this Agreement or under any other Loan Document, (ii) take such steps as shall not be materially disadvantageous to it, in the good faith judgment of such Lender or Issuing Bank, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable laws of any such jurisdiction that the Applicable Borrower make any deduction or withholding for taxes from amounts payable to such Lender or Issuing Bank, and (iii) deliver to the Applicable Borrower and the Administrative Agent any properly completed and executed documentation prescribed by applicable law as will permit payments pursuant to this Agreement and the other Loan Documents to be made without, or at a reduced rate of, withholding.

(f)                                   For any period with respect to which a Lender or an Issuing Bank has failed to provide the Applicable Borrower and the Administrative Agent with the appropriate form pursuant to Section 4.9(e) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender or such Issuing Bank shall not be entitled to indemnification under this Section 4.9 with respect to Indemnified Taxes imposed in excess of the amount of Indemnified Taxes that would have been imposed had such Lender or such Issuing Bank provided the appropriate form; provided, that should a Lender or an Issuing Bank, which is otherwise exempt from or subject to a reduced rate of withholding Tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Applicable Borrower shall take such steps as such Lender or such Issuing Bank shall reasonably request to assist such Lender to recover such Taxes.

(g)                                  Additionally, the Borrower shall promptly deliver or cause to be delivered to any Applicable Agent, any Lender or any Issuing Bank, as such Applicable Agent, such Lender or such Issuing Bank shall reasonably request, such documents and forms required by any relevant taxing authorities under the laws of any jurisdiction, duly executed and completed by the relevant Loan Party, as are required under applicable laws in connection with any payment by any Applicable Agent, any Lender or any Issuing Bank of Taxes or Other Taxes, or otherwise in connection with the Loan Documents with respect to such jurisdiction.

(h)                                 If a Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 4.9, such Lender will agree to use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates so as to eliminate or reduce any such additional payment which may thereafter accrue unless such change, in the sole discretion of such Lender, is or will be not otherwise disadvantageous to such Lender, designee, assignee or any of their respective Affiliates.

(i)                                     Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreement and obligations of the Borrowers contained in this Section 4.9 shall survive the payment in full of principal and interest hereunder, the expiry of all Letters of Credit, and the termination of all Commitments.

(j)                                    If any Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 4.9, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Applicable Borrower under this Section 4.9 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest received by such Agent, Lender or Issuing Bank from the relevant Governmental Authority with respect to such refund); provided that (without limiting the obligations of any Applicable Borrower under Section 4.9(c)) such Borrower, upon the request of such Agent, Lender or Issuing Bank, shall repay the amount paid over to such Borrower (plus any and all penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or Issuing Bank in the event such Agent, Lender or Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Agent, any Lender or any Issuing Bank to make available its tax returns or any other information relating to its taxes which it deems confidential to any Borrower or any other Person.

(k)                                 A UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme which becomes a party to this Agreement, and that wishes that scheme to apply to a UK Loan or a Letter of Credit issued in the UK to the UK Borrower, shall include an indication to that effect by including its scheme reference number and its jurisdiction of tax residence in Schedule 2.1 hereto, or, where relevant, in the relevant Assignment and Assumption (for the benefit of the Administrative Agent and without liability to any Borrower) or in such Lender’s Joinder Agreement.  If such Lender includes the indication described above, the UK Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within thirty (30) days of the Closing Date or the effective date of the relevant Assignment and Assumption or Joinder Agreement (as the case may be).  If a Lender has not indicated that it wishes the HMRC DT Treaty Passport scheme to apply in accordance with this subsection (k) as per the above, no Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of any UK Loans held by such Lender or any Letters of Credit issued for the account of the UK Borrower.  For the avoidance of doubt, nothing in this Section4.9(k) shall require a UK Treaty Lender to (i) register under the HMRC DT Treaty Passport scheme or (ii) apply the HMRC DT Treaty Passport scheme to any UK Loan held by such Lender or any Letters of Credit issued for the account of the UK Borrower if it has so registered.  If on the Closing Date a UK Treaty Lender has applied for but not yet received its passport exemption, upon receipt of the necessary information from that Lender the UK Borrower will file a completed form DTTP2 in respect of such Lender with HM Revenue & Customs as soon as reasonably possible after the UK Borrower’s receipt of such information.

4.10.                     Reduction and Termination of Commitments.

(a)                                 (i) Unless previously terminated, the Revolving Commitment of each Revolving Lender shall automatically terminate on the Maturity Date and (ii) the Term Loan Commitment of each Term Loan Lender shall automatically terminate on the Term Loan Borrowing Date or, if the Term Loan Borrowing Date does not occur, at 5:00 p.m., Houston time, on the Term Loan Availability Termination Date.

(b)                                 The Borrower may, at any time or from time to time, permanently reduce on a pro rata basis or terminate the Revolving Commitments of the Revolving Lenders or, if there are no outstanding Loans to or Letters of Credit issued for the account of, a Subsidiary Borrower, terminate a Subsidiary Borrower’s right to request a Borrowing or Letter of Credit hereunder, in each case by giving not less than three (3) full Business Days’ prior written notice to such effect to the Administrative Agent; provided that (i) any partial reduction shall be in an amount of not less than $5,000,000 or an integral multiple of $5,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, immediately after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 4.3, the Total Revolving Credit Exposure would exceed the Total Revolving Commitment.  Upon any such termination such Subsidiary Borrower shall cease to be a Subsidiary Borrower (but, unless unrestricted, shall continue to be a Restricted Subsidiary or Material Restricted Subsidiary, as the case may be).  Promptly after the Administrative Agent’s receipt of such notice of reduction or termination, the Administrative Agent shall notify each Revolving Lender and each Issuing Bank of the proposed reduction or termination, and such reduction or termination shall be effective on the date specified in the Borrower’s notice with respect to such reduction or termination.  Each reduction of the Revolving Commitments shall reduce the Revolving Commitment of each Revolving Lender proportionately in accordance with its Pro Rata Percentage.  After each such reduction, the commitment fee shall be calculated upon the Total Revolving Commitment as so reduced.  Any reduction or termination of the Revolving Commitments hereunder shall be irrevocable.

(c)                                  The Borrower may, at any time prior to the Term Loan Borrowing Date, terminate the Term Loan Commitments of the Term Loan Lenders by giving not less than three (3) full Business Days’ prior written notice to such effect to the Administrative Agent.  Promptly after the Administrative Agent’s receipt of such notice of termination, the Administrative Agent shall notify each Term Loan Lender thereof, and such termination shall be effective on the date specified in the Borrower’s notice with respect to such termination.  Any termination of the Term Loan Commitments hereunder shall be irrevocable.

4.11.                     Repayment in Connection with Commitment Reductions, Certain Currency Exchange Fluctuations and on Maturity Date.  Upon the effective date of each voluntary reduction in the Revolving Commitments referred to in Section 4.10(b) and at any time that the US Dollar Equivalent (at the Spot Exchange Rate) of the aggregate principal amount of the Revolving Loans causes the Total Revolving Credit Exposure to exceed the Total Revolving Commitment on any Spot Currency Determination Date, then, within two (2) Business Days of such Spot Currency Determination Date, the Borrower shall pay to the Administrative Agent for the benefit of the Revolving Lenders the principal amount of the Revolving Loans and/or Swingline Loans, to the extent, if any, that (a) the aggregate principal amount of any Revolving Loans and Swingline Loans then outstanding plus the aggregate LC Exposures exceeds (b) the amount of the Total Revolving Commitment as so reduced.  Accrued and unpaid interest on the amount of the Loans so prepaid shall be due and payable at the time of such prepayment.  All amounts of principal, interest and fees relating to Loans not due and payable before the Maturity Date are due and payable on that date.  If, after giving effect to any reduction of the Total Revolving Commitment, any Alternative Currency Sublimit shall exceed the amount of the Total Revolving Commitment as so reduced, such Alternative Currency Sublimit shall be automatically reduced by the amount of such excess.

4.12.                     Increase of the Revolving Commitments.

(a)                                 Subject to the terms and conditions set forth herein and to the consent of the Administrative Agent (which consent shall not be unreasonably withheld), and provided that no Default or Event of Default then exists, the Borrower shall have the right to cause from time to time an increase in the aggregate Revolving Commitments (together with an increase in the Alternative Currency Sublimit, if the Borrower shall so request and if one or more existing or new Alternative Currency Lenders are available to fund such Loans) (each, a “Revolving Commitment Increase”) by adding to this Agreement one or more commercial banks or other recognized financial institutions that are not already Revolving Lenders hereunder and that are reasonably satisfactory to the Administrative Agent, the Issuing Banks and the Swingline Lender (each, an “Additional Revolving Lender”) or by allowing one or more existing Revolving Lenders to increase their respective Revolving Commitments (each, an “Increasing Revolving Lender”); provided that (i) no Default shall have occurred and be continuing as of the relevant Revolving Commitment Increase Effective Date, (ii) no such Revolving Commitment Increase shall be less than $10,000,000, (iii) the Total Revolving Commitment shall not exceed $450,000,000, (iv) no Revolving Lender’s Revolving Commitment shall be increased without such Revolving Lender’s prior written consent (which consent may be given or withheld in such Revolving Lender’s sole and absolute discretion), and (v) if, on the relevant Revolving Commitment Increase Effective Date, any Revolving Loans have been funded, each Applicable Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 3.5 in connection with the reallocation of such outstanding Revolving Loans.

(b)                                 The Borrower shall provide the Administrative Agent with written notice in the form of Exhibit F (a “Notice of Revolving Commitment Increase”) of its intention to increase the Revolving Commitments pursuant to this Section 4.12.  Each such Notice of Revolving Commitment Increase shall specify (i) the currency with respect to which such Revolving Commitment Increase is proposed; (ii) the proposed effective date of such Revolving Commitment Increase (each such date, a “Revolving Commitment Increase Effective Date”), which shall be no earlier than ten (10) Business Days after receipt by the Administrative Agent of such Notice of Revolving Commitment Increase (or such shorter period of time as may be agreed by the Administrative Agent), (iii) the amount of the requested Revolving Commitment Increase (provided that after giving effect to such requested Revolving Commitment Increase, the Total Revolving Commitment does not exceed the amount set forth in subsection (a)(iii) above), and (iv) the identity of each Increasing Revolving Lender and Additional Revolving Lender, the amount of the Revolving Commitment requested by such Person and, in the case of each proposed Additional Revolving Lender, the notification information for such Person.

(c)                                  The Administrative Agent shall notify the Increasing Revolving Lenders and the Additional Revolving Lenders promptly following its receipt of the Notice of Revolving Commitment Increase.  Each such Increasing Revolving Lender shall notify the Administrative Agent in writing within the time permitted in the Notice of Revolving Commitment Increase whether it agrees to increase its Revolving Commitment and, if so, the amount by which it agrees to increase its Revolving Commitment; provided that the amount of such increase shall not be less than $5,000,000.  Each such Additional Revolving Lender shall notify the Administrative Agent in writing within such time period of the amount, if any, it agrees to commit to such proposed Revolving Commitment Increase; provided that the Revolving Commitment of any Additional Revolving Lender shall not be less than $5,000,000.  Any Increasing Revolving Lender or Additional Revolving Lender identified in the Notice of Revolving Commitment Increase that does not respond within such time period shall be deemed to have declined to increase its Revolving Commitment or commit to such Revolving Commitment Increase, as the case may be.  Following receipt or deemed receipt of notifications from all such Increasing

Revolving Lenders and Additional Revolving Lenders, the Administrative Agent shall, after consultation and agreement with the Borrower, allocate the amount of the Revolving Commitment Increase among the Increasing Revolving Lenders and/or the Additional Revolving Lenders that have agreed to increase their respective Revolving Commitments or commit to the Revolving Commitment Increase, respectively.  On or before the Revolving Commitment Increase Effective Date, the Administrative Agent shall notify the Borrower, the other Agents, the Issuing Banks, the Revolving Lenders and the Additional Revolving Lenders of the amount of the Revolving Commitment Increase, the Revolving Commitment Increase Effective Date and the Revolving Commitment of each Revolving Lender, including each Additional Revolving Lender, after giving effect to the Revolving Commitment Increase.

(d)                                 As a condition precedent to each Revolving Commitment Increase pursuant to a Revolving Commitment from one or more Additional Revolving Lenders, each Additional Revolving Lender becoming a party hereto shall provide any administrative information reasonably requested by the Administrative Agent and enter into a Joinder Agreement in substantially the form of Exhibit J to this Agreement (each, a “Joinder Agreement”) with the Borrower, the Issuing Banks and the Administrative Agent and assuming thereby to the extent set forth therein all rights and obligations of a Revolving Lender hereunder.

(e)                                  As a condition precedent to the effectiveness of each Revolving Commitment Increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Revolving Lender and each Additional Revolving Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained herein and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default exists.

(f)                                   On each Revolving Commitment Increase Effective Date, to the extent that there are Revolving Loans outstanding as of such date, (i) all outstanding Revolving Loans shall be reallocated among the Revolving Lenders (including any Additional Revolving Lenders) in accordance with the Revolving Lenders’ respective revised Pro Rata Percentages of the Total Revolving Commitment, (ii) each Additional Revolving Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such Additional Revolving Lender’s New Funds Amount, which amount, for each such Additional Revolving Lender, shall constitute Revolving Loans made by such Additional Revolving Lender to the applicable Borrower pursuant to this Agreement on such Revolving Commitment Increase Effective Date, (iii) each Increasing Revolving Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such Increasing Revolving Lender’s New Funds Amount, which amount, for each such Increasing Revolving Lender, shall constitute Revolving Loans made by such Increasing Revolving Lender to the applicable Borrower pursuant to this Agreement on such Revolving Commitment Increase Effective Date, (iv) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Revolving Lender its Reduction Amount, which amount, for each such Reducing Percentage Revolving Lender, shall constitute a prepayment by the applicable Borrower pursuant to Section 4.3, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Revolving Loans of such Reducing Percentage Revolving Lender, provided that the applicable Borrower shall not be required to ratably pay any Revolving Lenders other than Reducing Percentage Revolving Lenders and (v) the applicable Borrower shall be responsible to pay to each Revolving Lender any breakage fees or costs that are payable pursuant to Section 3.5 in connection with the reallocation of any outstanding Revolving Loans.

(g)                                  For purposes of this Section 4.12 and Exhibit F, the following defined terms shall have the following meanings:  (i) “New Funds Amount” means the amount equal to the product of (A) an Additional Revolving Lender’s Commitment or an increasing Revolving Lender’s Increased Revolving Commitment, as applicable, represented as a percentage of the Total Revolving Commitment after giving effect to any Revolving Commitment Increase, times (B) the aggregate principal amount of the outstanding Revolving Loans immediately prior to giving effect to such Revolving Commitment Increase, if any, as of any Revolving Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Revolving Loans as a result of borrowings made immediately after giving effect to such Revolving Commitment Increase on such Revolving Commitment Increase Effective Date); (ii) “Reducing Percentage Revolving Lender” means, immediately prior to giving effect to any Revolving Commitment Increase, each then existing Revolving Lender that does not increase its Revolving Commitment as a result of such Revolving Commitment Increase and whose relative percentage of the Revolving Commitments shall be reduced after giving effect to such Revolving Commitment Increase; and (iii) “Reduction Amount” means the amount by which a Reducing Percentage Revolving Lender’s outstanding Revolving Loans decrease as of any Revolving Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Revolving Commitment Increase Effective Date immediately after giving effect to the Revolving Commitment Increase occurring on such Revolving Commitment Increase Effective Date).

(h)                                 Each Revolving Commitment Increase shall become effective on the corresponding Revolving Commitment Increase Effective Date, and upon such effectiveness (i) the Administrative Agent shall record in the Register each Additional Revolving Lender’s information as provided in the applicable Notice of Revolving Commitment Increase and pursuant to an Administrative Questionnaire that shall be executed and delivered by each Additional Revolving Lender to the Administrative Agent on or before such Revolving Commitment Increase Effective Date, (ii) Schedule 2.1 shall be amended and restated to set forth all Revolving Lenders (including any Additional Revolving Lenders) that will be Revolving Lenders hereunder after giving effect to such Revolving Commitment Increase, and the Administrative Agent shall distribute to each Revolving Lender (including each Additional Revolving Lender) a copy of such amended and restated Schedule 2.1, and (iii) each Additional Revolving Lender identified on the Notice of Revolving Commitment Increase for such Revolving Commitment Increase shall be a “Revolving Lender” for all purposes under this Agreement.

(i)                                     If any modification to this Agreement is required for such an increase, so long as such modifications do not decrease the interest rates or fees payable in connection with the Revolving Loans and LC Disbursements and are for the sole purposes of allocating amounts ratably among the Revolving Lenders, changing the mechanics and other necessary changes to this Agreement to make the increase effective, each Revolving Lender, each Issuing Bank and the Swingline Bank hereby irrevocably authorize the Administrative Agent to enter into such amendments to this Agreement and the other Loan Documents on its behalf as the Administrative Agent shall deem appropriate; provided that the interest rates, commitment fees or Letter of Credit Fees applicable to any Revolving Commitments of the Revolving Lenders prior to such modification shall not, in any event, be decreased pursuant to such modification; and provided further that if any such Additional Revolving Lender is entitled to interest rates, commitment fees or Letter of Credit Fees in excess of those provided for the Revolving Commitments outstanding at the time of such modification, such higher interest and fee rates shall be made to apply to the Revolving Commitment of each Revolving Lender thereafter.  If any other modifications to this Agreement are required for such an increase, such modifications shall be in form and substance satisfactory to the Administrative Agent and the requisite parties pursuant to Section 13.17.

ARTICLE V
FEES

5.1.                            Commitment Fee.

(a)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee from the Closing Date to, but not including, the date on which the Revolving Commitment of such Revolving Lender terminates, at the Applicable Margin for commitment fees from time to time in effect, on the daily average amount of such Lender’s Unused Revolving Commitment, such commitment fee to be payable in arrears and due sixty-one (61) days after the end of each Fiscal Quarter and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  For purposes of calculating the commitment fee for any period during which Revolving Loans in both US Dollars and Alternative Currencies were outstanding, the Administrative Agent shall use the US Dollar Equivalent of such Alternative Currencies calculated on the basis of the Spot Exchange Rate for such Alternative Currencies, on or as of the most recent Spot Currency Determination Date.

(b)                                 The Borrower agrees to pay to the Administrative Agent for the amount of each Term Loan Lender a commitment fee from the forty-sixth (46th) day after the Closing Date, to, but not including, the Term Loan Borrowing Date, at the Applicable Margin for commitment fees from time to time in effect, on the amount of such Term Loan Lender’s Term Loan Commitment, such commitment fee to be payable on the Term Loan Borrowing Date (or, if the Borrower elects to terminate the Term Loan Commitments, on the date on which the Term Loan Commitments terminate).

(c)                                  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

5.2.                            Arrangement Fee.  The Borrower agrees to pay the arrangement fees in the amounts and at the times separately agreed upon between the Borrower and each Arranger.

5.3.                            Administrative Agency Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, administrative agency fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

5.4.                            Letter of Credit Fees.

(a)                                 Each Applicable Borrower agrees to pay to the Applicable Agent, for distribution to the Revolving Lenders (based upon their respective Pro Rata Percentages in such Letter of Credit), a fee in respect of each Letter of Credit issued for the account of such Applicable Borrower (the “Letter of Credit Fee”), which shall accrue from and including the date of issuance of such Letter of Credit (or, in the case of existing Letters of Credit, the Closing Date) to but excluding the date on which such Revolving Lender ceases to have any LC Exposure with respect to such Letter of Credit at a rate per annum equal to the Applicable Margin for Letter of Credit Fees on the US Dollar Equivalent of the Stated Amount of each Letter of Credit.

(b)                                 Each Applicable Borrower agrees to pay to each Issuing Bank, for its own account, (i) a fronting fee for each Letter of Credit issued by such Issuing Bank hereunder on behalf of such Applicable Borrower, which shall accrue at a rate per annum equal to 0.125% during the period from and including the date of issuance of such Letter of Credit (or, in the case of existing Letters of Credit, the Closing Date) to but excluding the date on which there ceases to be any LC Exposure with respect to such Letter of Credit, on the US Dollar Equivalent of such Issuing Bank’s LC Exposure of the Stated Amount of such Letter of Credit and (ii) such Issuing Bank’s standard fees with respect to the issuance, amendment, or renewal or extension of any such Letter of Credit or processing of drawings thereunder.

(c)                                  Letter of Credit Fees and fronting fees due to the Applicable Agent and an Issuing Bank pursuant to this Section 5.4 shall be computed on the basis of a year of 360 days and the actual number of days elapsed, shall be paid in immediately available funds, and, (i) as to standby Letters of Credit, shall be payable in arrears and due sixty-one (61) days after the end of each Fiscal Quarter and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof and on the date each such Letter of Credit expires (with any such fees accruing after the date on which the Revolving Commitments terminate to be due within ten (10) days after demand) and (ii) as to commercial Letters of Credit, shall be paid at issuance.

5.5.                            Fees Not Interest; Nonpayment.  The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and, subject to Section 13.10, the obligation of the Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligations of the Borrowers to pay interest, other fees described in this Agreement and expenses otherwise described in this Agreement.  Fees shall be payable when due in US Dollars (except as otherwise provided herein) and in immediately available funds.  All fees payable hereunder, including, without limitation, the commitment fees referred to in Section 5.1, shall, unless otherwise agreed, be non-refundable.

ARTICLE VI
APPLICATION OF PROCEEDS

The proceeds of the Loans and the Letters of Credit shall be used for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business or in connection with transactions permitted under this Agreement.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Borrower makes the following representations and warranties:

7.1.                            Organization and Qualification.  Each of the Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) has the corporate or equivalent power and authority to own its properties and to carry on its business as now conducted; and (c) is duly qualified to do business and is in good standing in every jurisdiction where such qualification is necessary and where failure to be so qualified would have a Material Adverse Effect.

7.2.                            Financial Statements.  The Borrower has furnished the Lenders with its audited consolidated financial statements for the Fiscal Years 2011 and 2012.  The financial statements described above have been prepared in conformity with GAAP.  The financial statements described above fairly present the consolidated financial condition of the Borrower and its Subsidiaries and the results of their operations and their cash flow as of the dates and for the periods indicated.  As of the Closing Date, there has been no event since February 2, 2013, which could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, there exist no material liabilities or obligations, contingent or otherwise, unusual long-term commitments or unrealized losses of the Borrower or any Subsidiary which are not fully disclosed in the financial statements described in the first sentence above.

7.3.                            Litigation.  As of the Closing Date, there is no action, suit, investigation or proceeding pending (or, to the best knowledge of the Borrower, threatened) against the Borrower or any Subsidiary before any court, administrative agency or arbitrator (a) which, except for matters disclosed in the Borrower’s current filings with the Securities and Exchange Commission (as available pursuant to the last paragraph of Section 9.1), could reasonably be expected to have a Material Adverse Effect or (b) that involves any of the Loan Documents or the Transactions.

7.4.                            Title to Properties.  The Borrower and each of the Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, the material real and personal Properties purported to be owned or leased by it, free of any Liens except those permitted in Section 10.1.

7.5.                            Payment of Taxes.  The Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state, provincial and non-U.S. income and other tax returns which are required to be filed by or in respect of the Borrower and its Subsidiaries and their assets and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due, except for such taxes and assessments (a) as are not yet delinquent, (b) as are being contested in good faith and, if necessary for such contest, by appropriate proceedings and reserved for in accordance with GAAP in the manner required by Section 9.9 or (c) where failure to do so, individually or in the aggregate, has not and could not reasonably be expected to result in a Material Adverse Effect.

7.6.                            Conflicting Agreements or Restrictions.  Neither the execution and delivery by the Borrower or any Subsidiary of the Loan Documents to which it is a party, or the consummation by it of the transactions contemplated thereby nor its fulfillment and compliance with the respective terms, conditions and provisions thereof will (a) result in a breach of, or constitute a default under, the provisions of (i) any order, writ, injunction or decree of any court which is applicable to it or (ii) any material contract or agreement to which it is a party or by which it is bound, (b) result in or require the creation or imposition of any Lien on any material portion of its Property pursuant to the express provisions of any material agreement to which it is a party, or (c) result in any violation by it of (i) its charter, bylaws or other organizational documents or (ii) any Law or regulation of any Governmental Authority applicable to it.

7.7.                            Authorization, Validity, Etc.  Each of the Borrower and its Subsidiaries has the corporate or equivalent power and authority to execute and deliver the Loan Documents to which it is a party, consummate the transactions contemplated therein to be consummated by it and perform its obligations thereunder, and all such action has been duly authorized by all necessary corporate or equivalent proceedings on its part.  The Loan Documents to which the Borrower or any of its Subsidiaries is a party have been duly and validly executed and delivered by each of the Borrower and its Subsidiaries party thereto and constitute valid and legally binding agreements of the Borrower or such Subsidiary, as the case may be, enforceable in accordance with their respective terms, except as limited by Debtor Relief Laws.

7.8.                            Investment Company Act Not Applicable.  Neither the Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.9.                            Margin Stock.  Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Debt which was originally incurred to purchase or carry any such Margin Stock; (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, Regulation U or Regulation X; or (d) to acquire any security of any Person who is subject to Sections 13 and 14 of the Exchange Act.  After applying the proceeds of each Loan, not more than twenty-five percent (25%) of the value (as determined in accordance with Regulation U) of the Borrower’s assets is represented by Margin Stock.  Neither the Borrower nor any of its Subsidiaries, nor any Person acting on behalf of the Borrower or any Subsidiary, has taken or will take any action which might cause any Loan Document or the Transactions to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board, as now or hereafter in effect.

7.10.                     ERISA; Foreign Benefit and Pension Plans.

(a)                                 No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 35) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Pension Plan.

(b)                                 All obligations of the Borrower and each of its Subsidiaries under each Canadian Pension Plan and Canadian Benefit Plan have been performed in accordance with the terms thereof and any requirement of applicable Law (including, without limitation, the Income Tax Act (Canada) and the Supplemental Pension Plan Act (Quebec)), except where the failure to so perform would not reasonably be expected to result in a Material Adverse Effect.  No Canadian Pension Plan has any unfunded liabilities on an actuarial basis which would reasonably be expected to have a Material Adverse Effect.

(c)                                  Each Foreign Pension Plan has been maintained in substantial compliance with its terms and in substantial compliance with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been timely made.  Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan determined as of the end of the most recently ended Fiscal Year prior to the Closing Date on the basis of actuarial assumptions, each of which is reasonable, did not exceed by more than the Alternative Currency Equivalents of $25,000,000 the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

7.11.                     Full Disclosure.  All information heretofore or contemporaneously furnished by or on behalf of any Borrower or any Subsidiary in writing to any Agent, any Lender or any Issuing Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby (including, without limitation, the Information Memorandum) is, and all other such information hereafter furnished by or on behalf of the Borrower or any Subsidiary in writing to the Administrative Agent or any Lender will be, (a) true and accurate in all material respects on the date as of which such information is dated or certified and (b) when taken as a whole with all such written information provided to the Administrative Agent and the Lenders, not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact known to any Borrower or any Subsidiary that is reasonably likely to have a Material Adverse Effect, which has not been disclosed herein or in such other written documents, information or certificates furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby.

7.12.                     Permits and Licenses.  All material permits, licenses and other Governmental Approvals necessary for the Borrower and the Restricted Subsidiaries to carry on their respective businesses have been obtained and are in full force and effect, and neither the Borrower nor any Restricted Subsidiary is in material breach of the foregoing.  Each of the Borrower and the Restricted Subsidiaries owns, or possesses adequate licenses or other valid rights to use, all trademarks, trade names, trade dress, trade secrets, domain names, service marks, copyrights, patents and applications therefor necessary and material for the conduct of its business as currently conducted.

7.13.                     Capital Structure.  As of the Closing Date, the Borrower owns the percentage of all classes of Equity Interests of each Subsidiary, and the owner of record of each Subsidiary as of the date hereof is as set forth in Section 7.13 of the Disclosure Letter.  Except for the Subsidiaries described in Section 7.13 of the Disclosure Letter or as otherwise notified to the Administrative Agent in writing pursuant to Section 9.1(m), the Borrower has no other Subsidiaries as of the Closing Date.  As of the Closing Date, the Borrower has no partnership, joint venture or other Equity Interests in any other Person except as set forth in Section 7.13 of the Disclosure Letter.  As of the Closing Date, all of the issued and outstanding shares of Equity Interest of each of the Borrower’s Subsidiaries are fully paid and nonassessable, are owned of record by the Person designated for such entity in Section 7.13 of the Disclosure Letter, and, except for Liens created by the Pledge Agreement, all of the issued and outstanding shares of Equity Interest of each Subsidiary are free and clear of any Lien.  As of the Closing Date, (a) each Material Restricted Subsidiary is identified as such in Section 7.13 of the Disclosure Letter and (b) each Guarantor and each Non-Guaranteeing Restricted Subsidiary is identified as such in Section 7.13 of the Disclosure Letter.  Except as set forth in Section 7.13 of the Disclosure Letter, there are no preemptive rights, offers, options, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale, or transfer of any Equity Interests or other securities of any Material Domestic Subsidiary or any First-Tier Foreign Subsidiary or obligating any Material Domestic Subsidiary or any First-Tier Foreign Subsidiary to purchase or redeem any such Equity Interests or other securities pursuant to the organizational documents of any such Person or any agreement or other instrument to which such Person is a party or by which it is bound.

7.14.                     Insurance.  The Borrower and its Restricted Subsidiaries maintain insurance of such types as is usually carried by corporations of established reputation engaged in the same or similar business and which are similarly situated (“Similar Businesses”) with financially sound and reputable insurance companies and associations (or as to workers’ compensation or similar insurance, in an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on), and in such amounts as such insurance is usually carried by Similar Businesses; provided that nothing in this Section 7.14 shall preclude the Borrower or any Restricted Subsidiary from being self-insured (to the extent customary with Similar Businesses).  Section 7.14 of the Disclosure Letter sets forth a description of all insurance maintained by or on behalf of the Borrower and its Restricted Subsidiaries as of the Closing Date.  As of the Closing Date, all premiums in respect of such insurance which are then due and payable have been paid except for such premiums as are subject to good faith dispute and the coverage of which remains in force, except as to trivial and insignificant coverage scope.

7.15.                     Compliance with Laws.  The business and operations of the Borrower and each Restricted Subsidiary as conducted at all times have been and are in compliance in all respects with all applicable Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

7.16.                     Environmental Matters.  Except for matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

7.17.                     No Consent.  Except to the extent the same has already been obtained and is in full force and effect, no authorization or approval or other action by, and no notice to or filing with, any Person or any Governmental Authority is required to be made or obtained by, or on behalf of, the Borrower or any Restricted Subsidiary for the due execution, delivery and performance by the Borrower or such Restricted Subsidiary of this Agreement or any other Loan Document to which it is a party, the borrowings hereunder or issuance of Letters of Credit, in each case as contemplated herein, or the effectuation of the transactions contemplated under any Loan Document to which it is a party.

7.18.                     Anti-Terrorism and Anti-Money Laundering.  Neither the Borrower nor any of its Subsidiaries, nor any of their respective officers, directors or controlling owners: (a) is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Presidential Executive Order, or the United States Department of the Treasury Office of Foreign Assets Control as a terrorist, “Specially Designated National or Blocked Person,” (SDN) currently available at http://www.ustreas.gov/offices/enforcement/ofac/sdn/, as amended from time to time, or any other list or pronouncement issued by OFAC, including, but not limited to, OFAC’s Specially Designated Nationals and Blocked Persons List, as amended from time to time; (b) is the subject of an OFAC sanctions program or is otherwise a banned, prohibited, or blocked person, entity, or nation pursuant to any law, statute, order, rule or regulation that is promulgated, enforced and/or administered by OFAC (collectively, “Prohibited Persons”); (c) is engaging in or facilitating the transaction contemplated herein, directly or indirectly, for or on behalf of, any Prohibited Person; or (d) is in violation of any Presidential Executive Order (including Presidential Executive Order 13224), the USA PATRIOT Act, the Bank Secrecy Act, or the Money Laundering Control Act of 1986, or any Canadian AML Legislation, all as amended from time to time, or any law, statute, order, rule or regulation promulgated pursuant thereto.

ARTICLE VIII
CONDITIONS

8.1.                            Closing Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 13.17):

(a)                                 Approvals.  The Borrower and each other Loan Party shall have obtained all governmental and third party approvals necessary or, in the reasonable judgment of the Administrative Agent, advisable to be obtained by it in connection with its performance of the

Transactions performed or to be performed by it and the continuing operations of the Borrower and its Subsidiaries, taken as a whole, and all such approvals shall be in full force and effect (in the case of the same to the extent advisable in connection with the continuing operations of the Borrower and its Restricted Subsidiaries, in all material respects).

(b)                                 Compliance with Law.  The business and operations of the Borrower and each of its Restricted Subsidiaries as conducted at all times relevant to the transactions contemplated by this Agreement to and including the close of business on the Closing Date shall have been and shall be in compliance (other than any failure to be in compliance that could not reasonably be expected to result in a Material Adverse Effect) with all applicable Laws.  No Law shall prohibit the transactions contemplated by the Loan Documents.  No order, judgment or decree of any Governmental Authority, and no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that purports to affect the Borrower or any Restricted Subsidiary, shall exist that could reasonably be expected to have a Material Adverse Effect.

(c)                                  Officer’s Certificate.  On the Closing Date, the Administrative Agent shall have received a certificate dated the Closing Date of a Responsible Officer certifying that, to the best of such Responsible Officer’s knowledge, (i) since February 2, 2013, there has not occurred a material adverse change in the business, property, operation or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) the Borrower and the Restricted Subsidiaries are, in all material respects, in compliance with all existing financial obligations, (iii) no Default or Event of Default has occurred and is continuing, and (iv) the representations and warranties of the Borrower and each other Loan Party contained in the Loan Documents (other than those representations and warranties limited by their terms to a specific date, in which case they shall have been true and correct as of such date) are true and correct on and as of the Closing Date.

(d)                                 Insurance.  On the Closing Date, the Administrative Agent shall have received all such information as the Administrative Agent shall reasonably request concerning the insurance maintained by the Borrower and each of its Restricted Subsidiaries.

(e)                                  Termination of Existing Credit Agreement.  Prior to or substantially contemporaneously with the initial funding of Loans on the Closing Date, all principal, interest, fees and other amounts due or outstanding under the Existing Credit Agreement (other than any letters of credit issued thereunder which are outstanding on the Closing Date and continued as Letters of Credit hereunder) shall have been or shall be paid in full, the commitments thereunder shall have been or shall be terminated and all guarantees existing in connection therewith shall have been or shall be discharged and released, and the Administrative Agent shall have received evidence thereof satisfactory to it.

(f)                                   Payment of Fees and Expenses.  The Administrative Agent shall have received payment of (i) all fees that are due and payable on or prior to the Closing Date and (ii) to the extent invoiced and presented in reasonable detail, all other fees and expenses required to be paid by the Borrower under any commitment letter executed in connection with the credit facilities provided by this Agreement, any fee letter referred to therein or executed in connection therewith, or hereunder, including the reasonable fees and expenses of counsel for the

Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the closing of the Transactions.

(g)                                  Required Documents and Certificates.  The Administrative Agent shall have received the following, in each case in form, scope and substance satisfactory to the Administrative Agent:

(i)                                     from the Borrowers, executed counterparts of this Agreement and from each Lender either (A) an executed counterpart hereof or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such Lender party has signed a counterpart of this Agreement.

(ii)                                  the Ratification Agreements, executed and delivered on behalf of the parties thereto;

(iii)                               any and all certificates representing the Equity Interests pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and any instruments evidencing Debt pledged pursuant to the Pledge Agreement and endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; (provided that to the extent that such certificates are in the possession of the Existing Agent, this condition shall be satisfied by receipt by the Administrative Agent of evidence that the Borrower has irrevocably directed the Existing Agent to deliver, immediately upon termination of commitments and repayment of amounts due under the Existing Credit Agreement, all such certificates to the Administrative Agent);

(iv)                              a duly executed promissory note of each Borrower in the form of Exhibit B-1, B-2, B-3, B-4 or B-5, as the case may be, payable to the order of each Lender that requested a promissory note pursuant to Section 4.1(e) at least three (3) Business Days before the Closing Date in the amount of such Lender’s Commitment;

(v)                                 a certificate of each Loan Party, dated as of the Closing Date and executed by its Secretary or Assistant Secretary or Director, as the case may be, certifying, inter alia, (A) the Articles of Incorporation and Bylaws (or equivalent organizational documents), as amended and in effect, of such Loan Party; (B) the resolutions duly adopted by the Board of Directors, members, managers or other similar authority of such Loan Party authorizing the transactions contemplated by the Loan Documents to which it is a party; and (C) the incumbency and specimen signatures of the officers or directors, as the case may be, of such Loan Party executing documents on its behalf;

(vi)                              a certificate from the appropriate public official(s) of each jurisdiction in which a Loan Party is formed or organized as to the continued existence and good standing of such Loan Party (or, in the case of the UK

Borrower, a certificate of the Registrar at Companies House that the UK Borrower was incorporated on a certain date and has been in continuous existence since that date and certain other customary information contained in the UK Borrower’s register);

(vii)                           a certificate from the appropriate public official(s) of each jurisdiction in which a Loan Party (other than the UK Borrower) is authorized and qualified to do business as to the due qualification and good standing of such Loan Party, where failure to be so qualified or certified is reasonably likely to have a Material Adverse Effect;

(viii)                        legal opinions, in form, substance and scope satisfactory to the Administrative Agent, from U.S. and Canadian counsel for, and issued upon the express instructions of, the Borrower (and, in the case of Canadian counsel, Moores The Suit People Inc. and Moores Retail Group Inc.);

(ix)                              a legal opinion, in form, substance and scope satisfactory to the Administrative Agent, of English counsel for the Administrative Agent;

(x)                                 recent lien searches of the records of the central filing authority in each Loan Party’s jurisdiction of organization or formation, as the case may be, which searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 10.1 or Liens that are discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent;

(xi)                              such UCC financing statements, notices of personal property security interests and other similar documents as shall be necessary to perfect the security interests of the Administrative Agent in the Pledged Collateral;

(xii)                           the financial statements referred to in Section 7.2 (it being understood that the financial statements referred to in Section 7.2 shall be deemed to have been received by the Administrative Agent in form, scope and substance satisfactory to it as a result of the availability of the Borrower’s filed Annual Reports on Form 10-K for the Fiscal Years 2011 and 2012 on the website of the Securities and Exchange Commission); and

(xiii)                        any other documents reasonably requested by the Administrative Agent prior to the Closing Date.

(h)                                 Each Lender shall have received all documentation and other information required to be obtained by such Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and Canadian AML Legislation, and requested by such Lender.

In addition, as of the Closing Date, all legal matters incident to the transactions herein contemplated shall be satisfactory to the Administrative Agent and the Lenders.

8.2.                            Effect of Amendment and Restatement.  On the Closing Date, all commitments under the Existing Credit Agreement will be terminated, all loans thereunder will be repaid in full, together with interest thereon, all letters of credit, if any, issued thereunder will be terminated (or shall constitute Letters of Credit hereunder), all fees and all other amounts owing pursuant to the Existing Credit Agreement (including Section 3.5 thereof) and all agreements related thereto will be repaid in full, and the Borrower shall irrevocably direct the Administrative Agent to disburse to the Existing Agent out of the proceeds of Loans being made on the Closing Date an amount sufficient to effect such repayment in full.  Thereupon the Existing Credit Agreement shall be automatically amended and restated in its entirety to read as set forth in this Agreement, and the Commitment of each Lender party to this Agreement shall be as set forth on Schedule 2.1.  On and after the Closing Date, the rights and obligations of the parties hereto shall be governed by this Agreement; provided that the rights and obligations of the parties hereto with respect to the period prior to the Closing Date shall continue to be governed by the provisions of the Existing Credit Agreement.

8.3.                            Conditions to each Loan and Letter of Credit.  The obligation of each Lender to make any Loan and of each Issuing Bank to issue, renew or extend any Letter of Credit (or amend any Letter of Credit to increase the Stated Amount thereof), is subject to the receipt of the request therefor and to the following conditions:

(a)                                 Representations True and No Defaults.  (i) Each of the representations and warranties of the Borrower and the other Loan Parties contained in the Loan Documents (other than those representations and warranties limited by their terms to a specific date, in which case they shall have been true and correct as of such date) shall be true and correct on and as of the particular Borrowing Date or on the date of issuance, renewal, extension or amendment of any Letter of Credit, as the case may be, as though made on and as of such date; and (ii) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)                                 Borrowing Documents.  On each Borrowing Date, the Administrative Agent shall have received a Notice of Borrowing or notice required pursuant to Section 2.4(c) or 2.6(b), as the case may be, in respect of the respective Loans to be made on such Borrowing Date, delivered in accordance with Section 2.3, 2.4(c) or 2.6(b), as the case may be.

(c)                                  Guarantees and Collateral.  To the extent required to be delivered on or prior to such Borrowing Date, the Administrative Agent shall have received all documents required by Section 9.7.

(d)                                 Conversion/Continuation Documents.  On the date of each conversion or continuation of a Loan as provided in Section 3.1(b), the Administrative Agent shall have received a Notice of Rate Change/Continuation, delivered in accordance with Section 3.1.

(e)                                  Letter of Credit Documents.  On the date of the issuance, renewal or extension of any Letter of Credit (or any amendment which increases the Stated Amount thereof), the Administrative Agent shall have received a Letter of Credit Request, delivered in accordance with Section 2.7.

The request for, and acceptance of, each Loan and each Letter of Credit (or each issuance, amendment, renewal or extension thereof) by the Applicable Borrower shall constitute a representation and warranty by the Borrower that the conditions specified in Section 8.3(a) and (c) have been satisfied.

ARTICLE IX
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements and all interest thereon shall have been reimbursed by the Borrowers, the Borrower covenants and agrees that it will:

9.1.                            Reporting and Notice Requirements.  Furnish to the Administrative Agent (with a copy for each Lender) for delivery to the Lenders:

(a)                                 Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter (excluding the fourth quarter), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, consolidated statements of earnings, shareholders’ equity and comprehensive income and cash flows of the Borrower and its Subsidiaries (i) for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter and (ii) the period commencing at the end of the previous Fiscal Quarter and ending with the end of such currently reported Fiscal Quarter, setting forth in each case in comparative form corresponding consolidated figures for the corresponding period in the immediately preceding Fiscal Year, all in reasonable detail and certified by a Responsible Officer as presenting fairly the consolidated financial position of the Borrower and its Subsidiaries as of the date indicated and the results of their operations and cash flows for the period indicated in conformity with GAAP, consistently applied, subject to changes resulting from year-end audit adjustments, it being understood that footnotes may be omitted and it being further understood that each Quarterly Report on Form 10- Q of the Borrower filed with the Securities and Exchange Commission shall satisfy the foregoing requirements.

(b)                                 Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, audited consolidated statements of earnings, shareholders’ equity and comprehensive income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, and an audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form corresponding consolidated figures for the immediately preceding Fiscal Year, all in reasonable detail and satisfactory in form, substance and scope to the Administrative Agent, together with the unqualified opinion (that does not express any doubt or concern as to the ability of the Borrower to continue as a going concern) of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Borrower stating that such financial statements fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the date indicated and the consolidated results of their operations and cash flows for the period indicated in conformity with GAAP, consistently applied (except for such inconsistencies which may be disclosed in such report), and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards (it being understood that each Annual Report on Form 10-K of the Borrower filed with the Securities and Exchange Commission, to the extent it contains the information described above, shall satisfy the foregoing requirements).

(c)                                  Consolidated Statements.  In the event that the Borrower or any of its Restricted Subsidiaries has made an Investment in an Unrestricted Subsidiary and such Investment continues to be outstanding at the end of any Fiscal Quarter or Fiscal Year, consolidated financial statements (a balance sheet, statement of earnings, statement of shareholders’ equity and comprehensive income and statement of cash flows, with the statements of earnings, shareholder’s equity and comprehensive income and cash flows covering the four Fiscal Quarters then ending) of the Borrower and Restricted Subsidiaries.  The consolidated financial statements referred to in this Section 9.1(c) will be provided within sixty (60) days after the end of each Fiscal Quarter (excluding the fourth Fiscal Quarter) and within one hundred five (105) days after the end of each Fiscal Year, as appropriate, but will not be subject to audit and will not include customary footnotes.

(d)                                 Compliance Certificate.  Together with or promptly following the delivery of any information required by subsections (a) and (b) of this Section 9.1, a certificate in the form of Exhibit G signed by a Responsible Officer, (i) stating that there exists no Event of Default or Default, or if any Event of Default or Default exists, specifying the nature thereof, the period of existence thereof, and what action the Borrower has taken or proposes to take with respect thereto; (ii) setting forth such schedules, computations and other information as may be required to demonstrate that the Borrower is in compliance with the covenants set forth in Sections 10.2, 10.3 and 10.10; (iii) setting forth as of such date the identity of each Material Domestic Subsidiary as of such date; and (iv) stating whether, during the four Fiscal Quarters ending with the Fiscal Quarter or Fiscal Year, as the case may be, for which the relevant financial statements were delivered pursuant to subsections (a) and (b) of this Section 9.1, any change in GAAP or in the application thereof has occurred that has had a material effect thereon and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate (including a reconciliation between such financial statements and the information presented in accordance with Section 9.1(d)(ii)) (it being understood that each Quarterly Report on Form 10-K filed with the Securities and Exchange Commission and each Annual Report on Form 10-K of the Borrower filed with the Securities and Exchange Commission, to the extent it contains the information described above, shall satisfy the foregoing requirements).

(e)                                  Notice of Default.  Promptly after any Responsible Officer or the Corporate Controller of the Borrower knows or has reason to know that any Default or Event of Default has occurred, a written statement of a Responsible Officer setting forth with respect to the event or circumstance requiring such notice the nature thereof, the period of existence thereof, and what action the Borrower has taken or proposes to take with respect thereto.

(f)                                   Notice of Litigation.  Promptly after any Responsible Officer or the Corporate Controller of the Borrower obtains knowledge of the commencement thereof, notice of any litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature that could reasonably be expected to have a Material Adverse Effect (to the extent such notice does not require a waiver of the attorney-client privilege in respect of such litigation, proceeding or investigation) and, upon request by the Administrative Agent or any Lender, details regarding such litigation, proceeding or investigation which are satisfactory to the Administrative Agent or such Lender.

(g)                                  Securities Filings.  Promptly after the sending or filing thereof, and in any event within fifteen (15) days after the sending or filing thereof, (i) copies of all reports which the Borrower sends to any of its security holders; and (ii) copies of all reports (including each regular and periodic report (excluding registration statements on Form S-8)) and each registration statement or prospectus which the Borrower or any Subsidiary files with the U.S. Securities and Exchange Commission or any national domestic or foreign securities exchange, or any other domestic or foreign Governmental Authority succeeding to any of the functions of the foregoing.

(h)                                 ERISA Notices, Information and Compliance.  Prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000, accompanied by a certificate of a Financial Officer setting forth the details as to such occurrence and the action, if any, which the Borrower is required or proposes to take with respect thereto.

(i)                                     Notice of Canadian Benefit and Pension Plans.  Deliver to the Administrative Agent, as soon as possible and in any event within ten (10) days after the occurrence of any of the following, a certificate of the chief financial officer of the Borrower or such Subsidiary, as applicable, setting forth the details of such occurrence and the action, if any, the Borrower or such Subsidiary, as applicable, is required or proposes to take:

(i)                                     the establishment or adoption of any Canadian Pension Plan or Canadian Benefit Plan by the Borrower or any of its Subsidiaries on or after the Closing Date;

(ii)                                  the failure to pay when due any or all amounts that are required to be paid under the terms of any Canadian Pension Plan; or

(iii)                               the institution of any proceeding or notice of any proposal to make an order in respect of any Canadian Pension Plan by any Governmental Authority.

(j)                                    Notice of New Subsidiaries.  Within forty-five (45) days after the end of each Fiscal Quarter, a certificate of a Responsible Officer notifying the Administrative Agent of the formation or acquisition of any Restricted Subsidiaries during such Fiscal Quarter.

(k)                                 Notice of Material Adverse Effect.  Promptly after any Responsible Officer or the Corporate Controller of the Borrower knows or has reason to know of the occurrence of any event or circumstance or the failure to occur of any event or circumstance which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, a written statement of a Responsible Officer setting forth the details of such event or circumstance and the action which the Borrower has taken or proposes to take with respect thereto.

(l)                                     Applicable Margin Certificate.  Together with or promptly following the delivery of the financial statements required by subsections (a) and (b) of this Section 9.1, a certificate in the form of Exhibit H (an “Applicable Margin Certificate”) signed by a Responsible Officer setting forth the Leverage Ratio as of the last day of the Fiscal Quarter or Fiscal Year, as applicable, covered by such financial statements and the resultant Applicable Margin.

(m)                             Other Information.  Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.  Information required to be delivered pursuant to subsection (a), (b), (c), (g) or (m) of this Section 9.1 shall be deemed to have been delivered to the extent such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the U. S. Securities and Exchange Commission at http://www.sec.gov or the website of the Borrower at http://www.menswearhouse.com and a confirming notice of such availability shall have been delivered or caused to be delivered to the Administrative Agent; provided that such notice may be included in a certificate delivered pursuant to subsection (d) of this Section 9.1.  Information required to be delivered pursuant to this Section 9.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent

9.2.                            Corporate Existence.  Except as otherwise permitted by Section 10.4, remain, and cause each Borrower and each Restricted Subsidiary to remain, (a) duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with the power to own its properties and to carry on its business; and (b) duly qualified to do business and in good standing in every jurisdiction where such qualification is necessary and where failure to be so qualified would have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 10.4 or any merger, consolidation, amalgamation, liquidation, dissolution or termination of any Subsidiary which is not otherwise prohibited by the terms of this Agreement; provided further that the Borrower shall not be required to preserve the legal existence of any Restricted Subsidiary if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof could not reasonably be expected to result in a Material Adverse Effect (without regard to clause (b), (c) or (d) of the definition of the term “Material Adverse Effect,” to the extent that the documents, obligations or Liens referred to in any such clause relate to such Subsidiary).

9.3.                            Books and Records.  Maintain, and cause each Restricted Subsidiary to maintain, complete and accurate books of record and account in accordance with sound accounting practices in which true, full and correct entries will be made of all its dealings and business affairs.

9.4.                            Insurance.  Maintain, and cause each Restricted Subsidiary to maintain, insurance of such types as Similar Businesses maintain, with financially sound and reputable insurance companies and associations (or as to workers’ compensation or similar insurance, in an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on), including public liability insurance, casualty insurance against loss or damage to its Properties, assets and businesses now owned or hereafter acquired, and business interruption insurance, and in such amounts as such insurance is usually carried by Similar Businesses.

9.5.                            Right of Inspection.  In each case subject to the last sentence of this Section 9.5, from time to time during regular business hours upon reasonable notice to the Borrower and at no cost to the Borrower (unless a Default or Event of Default shall have occurred and be continuing at such time), permit, and cause each Restricted Subsidiary to permit, any officer, or employee of, or agent designated by, the Administrative Agent or any Lender to visit and inspect any of the Properties of the Borrower or any Restricted Subsidiary, examine the Borrower’s or such Restricted Subsidiary’s books or financial records, take copies and extracts therefrom and discuss the affairs, business, finances and accounts of the Borrower or such Restricted Subsidiary with the Borrower’s or such Restricted Subsidiary’s officers or certified public accountants (subject to the agreement of such accountants), all as often as the Administrative Agent or any Lender may reasonably request.  At the request of the Administrative Agent, the Borrower will use its commercially reasonable best efforts to assure that its certified public accountants agree to meet with the Lenders to discuss such matters related to the affairs, finances and accounts of the Borrower or any of its Restricted Subsidiaries as they may request; provided that a representative of the Borrower shall be present during any such discussions with such certified public accountants.  Each of the foregoing inspections shall be made subject to compliance with applicable safety standards and the same conditions applicable to the Borrower or any Restricted Subsidiary in respect of property of the Borrower or such Restricted Subsidiary on the premises of Persons other than the Borrower or such Restricted Subsidiary, and all information, books and records furnished or requested to be furnished, or of which copies, photocopies or photographs are made or requested to be made, all information to be investigated or verified and all discussions conducted with any officer, employee or representative of the Borrower or any Restricted Subsidiary shall be subject to (a) any applicable attorney-client privilege exceptions which the Borrower or such Restricted Subsidiary determines is reasonably necessary and (b) compliance with conditions to disclosures under non- disclosure agreements between the Borrower or any Restricted Subsidiary and Persons other than the Borrower or any Subsidiary and the express undertaking of each Person acting at the direction of or on behalf of any Lender or the Administrative Agent to be bound by the confidentiality provisions contained in Section 13.19.

9.6.                            Maintenance of Property.  At all times maintain, preserve, protect and keep, and cause each Restricted Subsidiary to at all times maintain, preserve, protect and keep, or cause to be maintained, preserved, protected and kept, its Property in good repair, working order and condition (ordinary wear and tear excepted) and, from time to time, make, or cause to be made, all repairs, renewals, replacements, extensions, additions, betterments and improvements to its Property as are appropriate, so that (a) the Borrower and the Restricted Subsidiaries, taken as a whole, maintain their business as a Permitted Business and (b) the business carried on in connection therewith may be conducted properly and efficiently in all material respects at all times.

9.7.                            Guarantees of Certain Restricted Subsidiaries; Pledge Agreements.

(a)                                 Immediately upon the designation or deemed designation of any Material Restricted Subsidiary pursuant to the definition thereof (and until designated an Unrestricted Subsidiary in accordance with the terms hereof), cause such Material Restricted Subsidiary to become a party to the Subsidiary Guaranty Agreement by executing and delivering to the Administrative Agent a supplement thereto (a form of which is set forth as Exhibit A to the

Subsidiary Guaranty Agreement) (a “Guaranty Agreement Supplement”), whereupon such Material Restricted Subsidiary shall become a “Guarantor” as defined in the Subsidiary Guaranty Agreement, together with (i) written evidence reasonably satisfactory to the Administrative Agent that such Material Restricted Subsidiary has taken all organizational and other action and obtained all consents necessary to duly approve and authorize its execution and delivery of a Guaranty Agreement Supplement and the performance of its obligations under the Subsidiary Guaranty Agreement, (ii) any other documents that it is required hereunder or under any other Loan Document to execute and (iii) if requested by the Administrative Agent, an opinion of counsel to such Material Restricted Subsidiary in form, scope and substance reasonably acceptable to the Administrative Agent; provided that, any Material Restricted Subsidiary that is a Foreign Subsidiary shall not be required to execute and deliver a Guaranty Agreement Supplement (any such Material Restricted Subsidiary herein referred to as a “Non-Guaranteeing Restricted Subsidiary”).

(b)                                 Immediately upon the designation or deemed designation of any Material Restricted Subsidiary pursuant to the definition thereof (and until designated an Unrestricted Subsidiary in accordance with the terms hereof), the Borrower and any Restricted Subsidiary that is a Domestic Subsidiary which owns any Equity Interest in or Debt of such Material Restricted Subsidiary shall, to the extent not already a party thereto, become a party to the Pledge Agreement by executing and delivering to the Administrative Agent a supplement thereto (a form of which is set forth as Annex 1 to the Pledge Agreement) (a “Pledge Agreement Supplement”), whereupon the Borrower or such Restricted Subsidiary shall become a “Pledgor” as defined in the Pledge Agreement.  Pursuant to such Pledge Agreement Supplement, such Equity Interest and Debt shall be pledged as a lien to secure the Obligations, which shall constitute a first priority lien (except that if such Material Restricted Subsidiary is a Foreign Subsidiary, such Equity Interest of such Material Restricted Subsidiary shall only be pledged if such Material Restricted Subsidiary is a First-Tier Foreign Subsidiary, and in such case, such Equity Interest to be pledged shall be limited to 65% of the outstanding Equity Interest of such Material Restricted Subsidiary).  Together with the foregoing, each such Restricted Subsidiary shall deliver to the Administrative Agent (i) written evidence reasonably satisfactory to the Administrative Agent that such Restricted Subsidiary has taken all corporate or equivalent action and obtained all consents necessary to duly approve and authorize its execution and delivery of a Pledge Agreement Supplement and the performance of its obligations under the Pledge Agreement, (ii) if such Equity Interests are evidenced by a certificate, all such certificates accompanied by stock or unit (or other similar) powers executed in blank, (iii) any other documents which it is required hereunder or under any other Loan Document to execute and (iv) if requested by the Administrative Agent, an opinion of counsel to such Subsidiary in form, scope and substance reasonably acceptable to the Administrative Agent.

(c)                                  Notwithstanding the foregoing, no Lien shall be taken pursuant to Section 9.7(b) in any assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax, or similar item) is excessive in relation to the benefit of it to the Lenders of the security afforded thereby.

(d)                                 It is agreed and understood that the agreement of the Borrower under this Section 9.7 to cause any such Material Restricted Subsidiary to become a party to the Guaranty

Agreement and to cause the Equity Interest and Debt of such Material Restricted Subsidiary to be pledged as security for the Obligations is a condition precedent to the making of the Loans and the issuance of Letters of Credit pursuant to this Agreement, and that the entry into this Agreement by the Lenders constitutes good and adequate consideration therefor.

9.8.                            Patents, Trademarks and Licenses.  Maintain, and cause each Restricted Subsidiary to maintain, all franchises, licenses, permits, patents, copyrights, trademarks, service marks, trade names, trade dress, domain names, trade secrets, and other general intangibles and intellectual property owned or licensed by any of them, and all other Governmental Approvals necessary to conduct its business, except where the failure to so maintain is not reasonably likely to have a Material Adverse Effect.

9.9.                            Taxes; Obligations.  Pay, and cause each Subsidiary to pay, before the same shall become delinquent or in default, its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto (including any potential penalties and interest) in accordance with GAAP.

9.10.                     Compliance with Federal Reserve Regulations.  No proceeds of the Loans and no Letter of Credit shall be used, in whole or in part, by any Borrower or any other Loan Party, directly or indirectly, to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any “margin security” or “margin stock,” or to extend credit to others for the purpose of purchasing or carrying any “margin security” or “margin stock.” No Borrower shall, directly or indirectly, otherwise take or permit to be taken any action which would result in the Loans, the Letters of Credit or the carrying out of any of the other transactions contemplated by this Agreement being violative of Regulation T, U or X of the Board or any other regulation of the Board.  If requested by the Administrative Agent, the Borrower shall complete and sign Part I of a copy of the Federal Reserve Form U-1 referred to in Regulation U of the Board and deliver such copy to each Lender.

9.11.                     Pensions.  The Borrower shall furnish prompt written notice to the Administrative Agent of its receipt of a Financial Support Direction or a Contribution Notice from the Pensions Regulator which could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the US Dollar Equivalent of $25,000,000.

ARTICLE X
NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements and all interest thereon shall have been reimbursed by the Borrowers, the Borrower covenants and agrees that:

10.1.                     Liens.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien (including the charge upon assets purchased under a conditional sales agreement, purchase money mortgage, security agreement or title retention agreement, other than a customary reservation or retention of title under a supply agreement entered into in the ordinary course of business) upon any of its Properties, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income, other than:

(a)                                 Permitted Liens;

(b)                                 Liens existing on the Closing Date and described in Section 10.1 of the Disclosure Letter and Liens extending the duration of any such existing Lien; provided that the principal amount secured by such Lien is not increased and the extended Lien does not cover any Property of the Borrower or any Restricted Subsidiary which is not covered by the provisions of the instruments, as in effect on the Closing Date, providing for the existing Lien extended thereby;

(c)                                  Liens on the related leased assets securing only the Debt permitted by clause (i) of Section 10.2(c) which is Permitted Lien Debt, provided that such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary;

(d)                                 Liens created by the Pledge Agreement;

(e)                                  any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any Property of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary (provided that (i) such Lien secures only Debt permitted by clause (iii) of Section 10.2(c) which is Permitted Lien Debt, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (iii) such Lien shall not apply to any other Property or asset of the Borrower or any Restricted Subsidiary, (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and (v) no Default or Event of Default exists or would result therefrom) and Liens extending the duration of any such existing Lien; provided that the principal amount secured by such Lien is not increased and the extended Lien does not cover any Property of the Borrower or any Restricted Subsidiary which is not covered by the provisions of the instruments, as in effect on the date of acquisition of such Property or the date on which the owner of such Property becomes a Restricted Subsidiary, providing for the existing Lien extended thereby;

(f)                                   Liens on fixed or capital assets acquired, constructed, developed or improved by the Borrower or any Restricted Subsidiary (provided that (i) such Liens secure only Debt permitted by clause (ii) of Section 10.2(c) which is Permitted Lien Debt, (ii) such Liens and the Debt secured thereby are incurred prior to or within 180 days after such acquisition or the commercial operations following completion of such construction, development or improvement, whichever occurs latest, (iii) the Debt secured thereby does not exceed the cost of acquiring, constructing, developing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other Property or asset of the Borrower or any Restricted Subsidiary) and Liens extending the duration of any such existing Lien; provided that the principal amount secured by such Lien is not increased above that existing at the time of such extension and the extended Lien does not cover any Property of the Borrower or any Restricted Subsidiary which is not covered by the provisions of the instruments, as in effect on the date of acquisition or the commercial operations following completion of such construction, development or improvement, whichever occurs latest, providing for the existing Lien extended thereby;

(g)                                  Liens on the Houston Distribution Center; provided that such Liens secure only Debt permitted by Section 10.2(d); and

(h)                                 Liens securing Debt permitted by Section 10.2(e).

10.2.                     Debt.  The Borrower will not create, incur, assume or suffer to exist, and will not permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Debt, except as set forth below:

(a)                                 Debt of the Borrower and the other Loan Parties to the Lenders, the Administrative Agent and the Issuing Banks evidenced by or arising under any Loan Document;

(b)                                 unsecured Debt of the Borrower or any Restricted Subsidiary other than obligations under Hedge Agreements;

(c)                                  (i) Capitalized Lease Obligations of the Borrower or any Restricted Subsidiary, (ii) Debt of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets (excluding Capital Lease Obligations and Debt of the type permitted by clause (iii) of this Section 10.2(c)) or incurred to extend, refinance, renew, replace, defease or refund any such assumed Debt, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof, and (iii) Debt assumed (including by operation of law) in connection with an acquisition of a Person or Property, or both, by any means, which is not prohibited by Section 10.9 or incurred to extend, refinance, renew, replace, defease or refund any such assumed Debt, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof (provided that such Debt existed prior to such acquisition and is not created in contemplation of or in connection with such acquisition);

(d)                                 Debt of the Borrower or any Restricted Subsidiary secured by Liens on the Houston Distribution Center; provided that the aggregate principal amount of Debt permitted by this subsection (d) shall not exceed $45,000,000 at any time outstanding;

(e)                                  Debt not otherwise permitted under this Section 10.2 of the Borrower or any Restricted Subsidiary; provided that the aggregate principal amount of Debt permitted by this subsection (e) shall not exceed the US Dollar Equivalent of $10,000,000 at any time outstanding; and

(f)                                   obligations under Hedge Agreements of the Borrower or any Restricted Subsidiary that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Debt that is permitted by this Agreement to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such obligation does not exceed the principal amount of the Debt or any receivable or liability to which such obligation relates; provided further that such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities; provided that, prior to and immediately after incurring any of the foregoing Debt, no Default or Event of Default shall have occurred and be continuing or would exist.

For purposes of this Section 10.2, any Debt (i) which is extended, renewed or replaced shall be deemed to have been incurred when extended, renewed or replaced, (ii) of a Person (other than the Borrower or a Restricted Subsidiary) when it becomes, or is merged into, or is consolidated with, a Restricted Subsidiary or the Borrower shall be deemed to have been incurred at such time, and (iii) which is Debt of the Borrower or a Restricted Subsidiary consisting of a reimbursement obligation in respect of a letter of credit or similar instrument shall be deemed to be incurred when such letter of credit or similar instrument is issued.

10.3.                     Restricted Payments.  The Borrower will not, directly or indirectly, and will not permit any Restricted Subsidiary to, directly or indirectly, declare, pay or make any dividend or other distribution of Property, cash, rights, obligations or securities, or make any sinking fund payment, on account of any class of Equity Interest in the Borrower or any Restricted Subsidiary, or purchase, redeem, retire or otherwise acquire for value (or permit any Restricted Subsidiary to do so) any shares (or units) of any class of Equity Interest of the Borrower or any Restricted Subsidiary, now or hereafter issued, outstanding or created (all of the foregoing being herein collectively referred to as “Restricted Payments”); provided that the Borrower and any Restricted Subsidiary may make any Restricted Payment if, immediately before and immediately after giving effect to such Restricted Payment, (a) no Default or Event of Default shall exist; and (b) the sum of (i) the Cash Equivalents of the Borrower and the Restricted Subsidiaries and (ii) the Unused Revolving Commitments is at least $100,000,000.

10.4.                     Mergers; Consolidations; Sale or Other Dispositions of All or Substantially All Assets.  The Borrower will not, and, so long as a Subsidiary Borrower has any unpaid Loan or reimbursement obligation (contingent or otherwise) under a Letter of Credit issued for its account, or any right to borrow Borrowings or obtain the issuance of Letters of Credit hereunder, such Subsidiary Borrower will not, merge, amalgamate or consolidate with or into any other Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any other Person; provided that any Borrower may merge, amalgamate or consolidate with or into any Person if (a) such Borrower shall be the surviving entity and (b) immediately prior to and immediately after giving effect thereto, no Default or Event of Default has occurred or would exist; provided further, upon compliance with the foregoing, the non-surviving entity may be dissolved or liquidated, as applicable.

10.5.                     Investments, Loans and Advances.  The Borrower will not, and will not permit any Restricted Subsidiary to, (a) (i) make, incur, or permit to remain outstanding any Investment in, (ii) endorse, or otherwise be or become contingently liable, directly or indirectly, for the payment of money or the obligations, stock or dividends of, (iii) own, purchase or acquire any Equity Interest in, or obligations or evidences of indebtedness of (including any option, warrant or other right to acquire any of the foregoing), or (iv) make or permit to remain outstanding any capital contribution to, any Unrestricted Subsidiary, or (b) otherwise make, incur, create, assume or permit to remain outstanding any Investment in any Unrestricted Subsidiary, excluding, in any event, the contingent liability of a general partner for the obligations of its partnership arising under law due to the nature of its general partnership interest (collectively, “Restricted Investments”), except that:

(a)                                 the Borrower and the Restricted Subsidiaries may make or permit to remain outstanding Restricted Investments to the extent within the restrictions of, and permitted by, Section 10.4; and

(b)                                 the Borrower and the Restricted Subsidiaries may make or permit to remain outstanding Restricted Investments in Unrestricted Subsidiaries; provided that all such Restricted Investments of the Borrower and the Restricted Subsidiaries made after the Closing Date shall not exceed the US Dollar Equivalent of $100,000,000 in the aggregate; provided further that, immediately prior to and immediately after making any such Restricted Investment, no Default or Event of Default has occurred and is continuing or would exist.

10.6.                     Use of Proceeds.  No Borrower will use, or permit the use of, all or any portion of any Loan for any purpose prohibited by Section 7.9 or for any other purpose not described in Article VI.

10.7.                     Transactions with Affiliates.  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction with any Affiliate or any shareholder, officer, director, member or manager of the Borrower or of any Affiliate, including the purchase, sale or exchange of assets or the rendering of any service, except in the ordinary course of business and pursuant to the reasonable requirements of the business of the Borrower or such Restricted Subsidiary, as the case may be, and upon fair and reasonable terms that are substantially as favorable to the Borrower or such Restricted Subsidiary, as the case may be, as those which might be obtained in an arm’s-length transaction at the time from wholly independent and unrelated sources; provided that the foregoing shall not apply to (a) payment by the Borrower of premiums on life insurance policies naming David Edwab as the insured, (b) that certain License Agreement dated as of November 5, 2010, by and between the George Zimmer 1988 Living Trust and the Borrower, or (c) transactions exclusively among the Borrower and Restricted Subsidiaries.

10.8.                     Nature of Business.  The Borrower will not, and will not permit any Restricted Subsidiary to, make any material change in its Permitted Business, taken as a whole.

10.9.                     Acquisitions.  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, acquire by purchase or merger or amalgamation (in one transaction or a series of transactions) (a) 90% or more of the Equity Interest of or in any other Person or (b) the Properties of any Person that constitute all or substantially all of the assets of such Person or of any division or other business unit of such Person (the events described in subsections (a) and (b) of this Section 10.9 herein referred to as “Acquisitions”), except that the Borrower or any Restricted Subsidiary may make any such Acquisition if:

(i)                                     immediately prior to and immediately after making such Acquisition, no Default or Event of Default has occurred and is continuing or would exist, and, if requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate setting forth calculations evidencing pro forma compliance with Sections 10.10 and 10.19;

(ii)                                  in the case of the purchase of the Equity Interest of or in any other Person, such Person shall be initially designated a Restricted Subsidiary upon consummation of such purchase;

(iii)                               to the extent applicable, the Borrower shall, and shall cause each Restricted Subsidiary to, comply with Section 9.7 in relation thereto;

(iv)                              the assets and/or business of such Person so acquired, as the case may be, shall be substantially related to the manufacturing, retailing, wholesaling, renting, processing, servicing, maintaining, merchandising, cleaning or distributing of clothing, apparel and accessories and related goods and services (each, a “Permitted Business”); and

(v)                                 the Acquisition complies in all material respects with applicable Laws.

10.10.              Financial Covenants.

(a)                                 Leverage Ratio.  The Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter to exceed 3.50 to 1.00.

(b)                                 Fixed Charge Coverage Ratio.  The Borrower shall not permit its Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter through and including the Fiscal Quarter ending May 2, 2015, to be less than 1.65 to 1.00, and shall not permit its Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter thereafter to be less than 1.75 to 1.00.

(c)                                  Capital Expenditures.  The Borrower will not permit the consolidated Capital Expenditures of the Borrower and the Restricted Subsidiaries in any Fiscal Year to exceed (i) for Fiscal Year 2013, the sum of (A) 50% of EBITDA for the Fiscal Year 2012 plus (B) $75,000,000, and (ii) for each subsequent Fiscal Year, the sum of (A) 50% of EBITDA for the previous Fiscal Year plus (B) an amount equal to any consolidated Capital Expenditures permitted but not made in the previous Fiscal Year.  No amounts permitted by clause (ii) may be carried over beyond the Fiscal Year next following the Fiscal Year in which they were originally permitted.

10.11.              Regulations T, U and X.  The Borrower will not take or permit, and will not permit any Subsidiary to take or permit, any action which would involve the Administrative Agent, any Issuing Bank or any Lender in a violation of Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or a violation of the Exchange Act, in each case as now or hereafter in effect.

10.12.              Status.  The Borrower will not, and will not permit any Subsidiary to, be or become an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

10.13.              Compliance with Laws.  The Borrower will not fail to comply, nor permit any other Loan Party or any Restricted Subsidiary to fail to comply, with any and all Laws applicable to it or its Properties or the conduct of their respective businesses, except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

10.14.              Unrestricted Subsidiaries.

(a)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise designate any Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary unless the requirements set forth in the definition of Unrestricted Subsidiary or Restricted Subsidiary, as the case may be, are complied with respect to such Subsidiary.

(b)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, permit any Unrestricted Subsidiary to fail to comply at any time with the requirements set forth in the definition of “Unrestricted Subsidiary”.

10.15.              Restrictive Agreements.  Except as otherwise permitted by this Agreement or any other Loan Document, the Borrower will not, and will not permit any Subsidiary to, enter into, create, assume or otherwise allow to exist any agreement or restriction that (a) prohibits or restricts the creation or assumption of any Lien upon any Property of the Borrower or any Restricted Subsidiary to secure the Obligations or any part thereof, (b) prohibits or restricts the Borrower or any Restricted Subsidiary from complying with Section 9.7, (c) requires any obligation of the Borrower or any Restricted Subsidiary in favor of any other Person, including any Lender, to be secured by any Property of the Borrower or any Restricted Subsidiary if any obligation of the Borrower or such Restricted Subsidiary to the Lenders is secured, (d) prohibits or restricts the Borrower or any Restricted Subsidiary from amending the Loan Documents, or (e) prohibits or restricts the ability of (i) any Restricted Subsidiary (A) to pay dividends or make other distributions or contributions or advances to the Borrower or any other Restricted Subsidiary, (B) to repay loans and other indebtedness owing by it to the Borrower or any other Restricted Subsidiary, or (C) to transfer any of its assets to the Borrower or any other Restricted Subsidiary, or (ii) the Borrower or any Restricted Subsidiary to make any payments required by the Loan Documents or otherwise comply with any Loan Document; provided that the foregoing restrictions shall not apply to:

(a)                                 limitations or restrictions imposed by law;

(b)                                 limitations or restrictions existing under or by reason of any agreement for the sale or other disposition of all or substantially all of the Equity Interests in or all or substantially all of the assets of a Subsidiary, which agreement restricts distributions or dividends by such Subsidiary pending such sale or other disposition;

(c)                                  limitations or restrictions existing under or by reason of contracts and agreements outstanding on the date hereof;

(d)                                 limitations or restrictions existing under or by reason of any agreement or instrument governing Equity Interests in or Debt of a Person acquired by the Borrower or any of its consolidated Subsidiaries as in effect at the time of such acquisition, which restriction or limitation (x) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of such Person, so acquired and (y) is not incurred in connection with, or in contemplation of, such acquisition (it being understood that any such limitation or restriction may be continued, but not made more restrictive, in any agreement refinancing or replacing the agreement containing such original limitation or restriction), limitations or restrictions existing under or by reason of agreements governing Debt of any Non-Guaranteeing Restricted Subsidiary permitted by Section 10.2 (other than intercompany Debt), which limitations or restrictions are not applicable to any Person, or the properties or assets of any Person, other than any such Non-Guaranteeing Restricted Subsidiary and its subsidiaries;

(e)                                  limitations or restrictions existing under or by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, so long as such limitations or restrictions are not applicable to any Person (or its property or assets) other than such joint venture or a subsidiary thereof; and

(f)                                   limitations or restrictions existing under or by reason of (x) a lease, license or similar contract which restricts in a customary manner the subletting, assignment encumbrance or transfer of any property or asset that is subject thereto or the assignment, encumbrance or transfer of any such lease, license or similar contract, (y) mortgages, deeds of trust, pledges or other security instruments creating Liens permitted under this Agreement to secure Debt permitted under this Agreement which restrict the transfer of the property subject to such mortgages, deeds of trust, pledges or other security instruments or (z) customary provisions restricting disposition of, or encumbrances on, real property interests set forth in any reciprocal easements.

10.16.              Canadian Benefit and Pension Plans.  Neither the Borrower nor any Subsidiary shall (a) fail to perform any material obligations required to be performed in connection with any Canadian Pension Plan or Canadian Benefit Plan in accordance with the terms of such plan and any requirement of applicable Law, or (b) fail to use its best efforts to ensure that each Canadian Pension Plan is registered and retains its registered status (if required under any requirement of applicable Law) under, and is administered in a timely manner in all material respects in accordance with, the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and any other requirement of applicable Law.

10.17.              OFAC.  Neither the Borrower nor any Subsidiary shall (a) be or become subject at any time to any law, regulation, or publicly available list of any government agency (including any OFAC list) that prohibits or materially limits any Agent, any Issuing Bank or any Lender from making any advance or extension of credit to such Person or from otherwise conducting business with such Person, or (b) fail to provide documentary and other evidence of such Person’s identity, in each case, as may be requested by any Agent at any time to enable such Agent to comply with any applicable law or regulation related to such verification of identity of customers of financial institutions and applicable to an Agent, an Issuing Bank or a Lender, as the case may be, including, if applicable, § 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318.

10.18.              Environmental Matters.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to,

(a)                                 cause a Release of any Hazardous Material in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or the environment; or

(b)                                 permit to exist any Release of any Hazardous Material on any real property owned or leased by the Borrower or any of its Restricted Subsidiaries in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment; or

(c)                                  take any other action (or fail to take any action) in violation of any Environmental Law or take any action (or fail to take any action) so as to create a material risk of harm to public or occupant safety or health or to the environment, in each case if to do so or fail to do so could reasonably be expected to have a Material Adverse Effect.

10.19.              Consolidated Net Worth Attributable to Foreign Assets.  The Borrower will not permit the percentage of its Consolidated Net Worth attributable to operating assets (exclusive of Inventory in the process of, or held for, manufacture) located outside the United States, Canada and the UK to be greater than ten percent (10%) of its Consolidated Net Worth as of the last day of any Fiscal Quarter.

ARTICLE XI
EVENTS OF DEFAULT; REMEDIES

11.1.                     Events of Default.  If any of the following events shall occur and be continuing, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders, (a) by notice to the Borrower, declare the Commitments of each Lender and the several obligations of the Lenders to make Loans hereunder and participate in Letters of Credit (and of the Issuing Banks to issue Letters of Credit) to be terminated, whereupon the same shall forthwith terminate, (b) declare the entire unpaid principal balance or any portion of the principal balance of all or any of the Loans and all interest accrued and unpaid thereon, any and all accrued and unpaid fees, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such other amounts shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by each Borrower and each other Loan Party party to this Agreement, (c) terminate any Letter of Credit providing for such termination by sending a notice of termination as provided therein and (d) direct the Borrower to take any action required by Section 11.2; provided that, upon the occurrence of any Event of Default described in subsection (f) or (g) of Section 11.1, (i) the Commitments of each Lender and the several obligations of the Lenders to make Loans hereunder and participate in Letters of Credit (and of the Issuing Banks to issue Letters of Credit) shall automatically be terminated and (ii) the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, any and all unpaid fees, and all such other amounts payable under this Agreement or any other Loan Document shall automatically become immediately due and payable, without presentment, demand, protest or any notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrowers:

(a)                                 Failure to Pay Principal or Reimbursement Obligations.  Any Borrower shall fail to pay any principal of any Loan made to it or any reimbursement obligation in respect of any LC Disbursement for any Letter of Credit issued for its account, in each case as and when the same becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, in each case, pursuant to the terms of this Agreement; or

(b)                                 Failure to Pay Other Amounts.  Any Borrower shall fail to pay interest on any Loan made to it or on any reimbursement obligation in respect of any LC Disbursement for any Letter of Credit issued for its account or any fee or other amount owed by it and due under this Agreement or any other Loan Document (other than principal of the Loans and reimbursement obligations in respect of any Letter of Credit), in each case as and when the same becomes due and payable, and such failure shall remain unremedied for three (3) Business Days; or

(c)                                  Default under Other Debt.  Any Borrower or any Restricted Subsidiary shall fail to make any payment (regardless of amount) of principal of, or interest or premium on, any Material Debt (other than obligations which are covered in Section 11.1(a) or 11.1(b)) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other event constituting a default (however defined) shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument if, during the continuance thereof, the effect of such event or condition results in such Material Debt becoming due prior to its scheduled maturity or enables or permits the holder or holders of such Material Debt or any trustee or agent on its or their behalf to cause such Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (or in the case of any Hedge Agreement that constitutes a Material Debt, results in such Hedge Agreement being terminated); or

(d)                                 Misrepresentation or Breach of Warranty.  Any representation or warranty made by any Borrower or any Subsidiary herein or in any other Loan Document or in any certificate, document or instrument otherwise furnished to the Administrative Agent, any Lender or any Issuing Bank in connection with this Agreement or any other Loan Document shall be incorrect, false or misleading in any material respect when made or when deemed made; or

(e)                                  Violation of Covenants.

(i)                                     The Borrower shall default in the due performance or observance of any covenant, agreement or condition contained in Section 9.1(d), (e) or (f), 9.2, 9.7 or in Article X; or

(ii)                                  Any Borrower or any other Loan Party shall default in the due performance or observance of any other, covenant, agreement or condition contained herein or in any other Loan Document to which it is a party and such default shall continue unremedied for thirty (30) days after the earlier to occur of

(A)                               a Responsible Officer of the Borrower or any other Loan Party such obtains actual knowledge of such default and

(B)                               the Administrative Agent’s notifying the Borrower of such default; or

(f)                                   Insolvency.

(i)                                     Any of (A) the Borrower, (B) a Subsidiary Borrower, (C) a Material Restricted Subsidiary or (D) any group of Restricted Subsidiaries that, taken as a whole, would constitute a Material Restricted Subsidiary (or any combination thereof) shall commence a voluntary case, petition, proposal, notice of intention to file a proposal or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Law of any jurisdiction applicable to it now or hereafter in effect or seeking the appointment of a trustee, receiver, interim receiver, receiver and manager, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to (or fail to contest) any such relief or the institution of any such proceeding or petition or the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall take any corporate action to authorize any of the foregoing; or

(ii)                                  An involuntary case, petition, proposal, notice of intention to file a proposal or other proceeding shall be commenced against (A) the Borrower, (B) a Subsidiary Borrower, (C) any Material Restricted Subsidiary or (D) any group of Restricted Subsidiaries that, taken as a whole, would constitute a Material Restricted Subsidiary (or any combination thereof) seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law of any jurisdiction or seeking the appointment of a trustee, receiver, interim receiver, receiver and manager, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case, petition, proposal, notice or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief under such any such Debt Relief Law shall be entered against (A) the Borrower, (B) a Subsidiary Borrower, (C) any Material Restricted Subsidiary or (D) any group of Restricted Subsidiaries that, taken as a whole, would constitute a Material Restricted Subsidiary; or

(g)                                  Dissolution or Termination.  (i) The Borrower or any Subsidiary Borrower shall commence any dissolution, termination, liquidation, winding-up, split-up, or members’ voluntary dissolution or liquidation, or (ii) a creditors’ voluntary dissolution or liquidation shall be commenced against any such Person (or any combination thereof), or (iii) any order shall be entered in any legal proceeding against (A) the Borrower, (B) any Subsidiary Borrower, (C) any Material Restricted Subsidiary or (D) any group of Restricted Subsidiaries that, taken as a whole, would constitute a Material Restricted Subsidiary (or any combination thereof) decreeing the dissolution, termination, liquidation, winding-up or split-up of the Borrower, any Subsidiary Borrower, any Material Restricted Subsidiary or any such group of Restricted Subsidiaries; or

(h)                                 Judgment.  One or more judgments or orders for the payment of money which, individually or in the aggregate, shall be in excess of 5% of the Consolidated Net Worth as of the date of determination shall be rendered against (i) the Borrower, (ii) any Subsidiary Borrower, (iii) any Material Restricted Subsidiary or (iv) any group of Restricted Subsidiaries that, taken as a whole, would constitute a Material Restricted Subsidiary (or any combination thereof) and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)                                     Nullity of Loan Documents.  Any Loan Document shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect, or be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or any Loan Party shall deny that it has any or any further liability or obligations under any Loan Document to which it is a party, or the Pledge Agreement or any Pledge Agreement Supplement shall for any reason not grant the Administrative Agent a first priority Lien on any material portion of the Collateral purported to be subject thereto; or

(j)                                    Change of Control.  A Change of Control shall occur; or

(k)                                 ERISA.  An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $25,000,000 in any year or (ii) $50,000,000 for all periods; or

(l)                                     Canadian Pension Plan.  (i) Any Borrower or any of its Subsidiaries shall, directly or indirectly, terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Pension Plan so as to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (A) $25,000,000 in any year or (B) $50,000,000 for all periods; or (ii) any event or condition exists in respect of any Canadian Pension Plan which presents the risk of liability of such Borrower or any of its Subsidiaries which could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (A) $25,000,000 in any year or (B) $50,000,000 for all periods.

In addition to and cumulative of any rights or remedies expressly provided for in this Article XI, if any one or more Events of Default shall have occurred and be continuing, the Administrative Agent shall at the request, and may with the consent, of the Majority Lenders proceed to protect and enforce the rights of the Lenders and of the Issuing Banks under the Loan Documents in any manner or order the Administrative Agent deems appropriate, without regard to any equitable principles of marshalling or otherwise.

In addition to all other rights hereunder or under applicable Law, if any one or more Events of Default shall have occurred and be continuing, the Administrative Agent shall at the request, and may with the consent, of the Majority Lenders institute proceedings in equity or other appropriate proceedings for the specific performance of any covenant or agreement made in any of the Loan Documents or for an injunction against the violation of any of the terms of any of the Loan Documents or in aid of the exercise of any power granted in any of the Loan Documents or by Law or otherwise.  Further, to the extent permitted under Law, the Administrative Agent shall be entitled to the appointment of a trustee or receiver for all or any part of the businesses of the Borrower or any of its Subsidiaries, which trustee or receiver shall have such powers as may be conferred by the appointing authority.

11.2.       Collateral Account.  The Borrower hereby agrees that (a) upon the payment in full of the Loans and the termination of the Commitments, or (b) if any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Majority Revolving Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing not less than 51% of the total LC Exposure) demanding the deposit of Cash Collateral, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount of Cash Collateral equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in subsection (f) or (g) of Section 11.1.  The Borrower also shall deposit Cash Collateral pursuant to this paragraph as and to the extent required by Section 4.2.  Each such deposit shall be held by the Administrative Agent as collateral for the payment of the Obligations.  The Borrower hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all such Cash Collateral and all proceeds thereof to secure the Obligations.  Until the occurrence of a Return Event (as defined below), the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for the purposes expressly provided in this Section 11.2, over such account.  Other than any interest earned on the investment of such deposits, such investments shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements and fees for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the total LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposures representing not less than 51% of the total LC Exposure), be applied to satisfy the payment of other matured Obligations.  If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived, free of any Lien or other interest in favor of any Applicable Agent, any Revolving Lender or any Issuing Bank (such return, a “Cure Return”).  If the Borrower is required to provide an amount of Cash Collateral hereunder pursuant to Section 4.2, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 4.2 and no Default shall have occurred and be continuing, free and clear of any Lien or other interest in favor of any Applicable Agent, any Lender or any Issuing Bank (such return and a Cure Return, each, a “Return Event”).  The rights of the Agents, the Lenders and the Issuing Banks under this Section 11.2 may be exercised from time to time and at all such times as the conditions precedent thereto may exist.

11.3.       Remedies Cumulative.  All rights and remedies given by this Agreement and the other Loan Documents are cumulative and not exclusive of any of such rights or remedies or of any other rights or remedies available to any Agent, any Issuing Bank or any Lender, and no course of dealing between any Borrower or any other Loan Party, on one hand, and any Agent, any Issuing Bank or any Lender, on the other hand, and no delay or omission in exercising any right or remedy, shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by any Agent, any Issuing Bank or any Lender.

ARTICLE XII
THE AGENTS

12.1.       Authorization and Action.  Each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes the entities named as the Administrative Agent, the European Agent and the Canadian Agent to serve as the Administrative Agent, the European Agent or the Canadian Agent, as the case may be, under the Loan Documents and to take such action in such capacity on such Lender’s and Issuing Bank’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement or any other Loan Document (including the enforcement or collection of amounts owing under this Agreement or any other Loan Document), no Agent shall be required to exercise any discretion or take any action but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.17), and such instructions shall be binding upon all Lenders; provided, however, that no Agent shall be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable law.  The Agents are hereby expressly authorized:

(a)           to receive on behalf of each of the Lenders and Issuing Banks any payment of principal of or interest on the Loans or LC Disbursements outstanding hereunder and all other amounts accrued hereunder paid to such Agent, and promptly to distribute to each Lender and each Issuing Bank (other than Defaulting Lenders as set forth herein) its proper share of all payments so received;

(b)           to give notice within a reasonable time on behalf of each Lender or Issuing Bank to the Borrower of any Default of which such Agent has actual knowledge as provided in Section 12.8;

(c)           to distribute to the Lenders and Issuing Banks copies of all notices, agreements and other materials as provided for in this Agreement as received by the Administrative Agent; and

(d)           to distribute to the Borrowers and the other Loan Parties, as appropriate, any and all requests, demands and approvals received by the Administrative Agent from any Lender or Issuing Bank.

(e)           Nothing herein contained shall be construed to constitute any Agent as a trustee for any Lender, Issuing Bank or Participant, nor to impose on any Agent any duties or obligations other than those expressly provided for in this Agreement and the other Loan Documents.

12.2.       Reliance by Agents.  The Agents and their respective directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for such acts or omissions of such Person constituting gross negligence, willful misconduct or unlawful acts on the part of such Person.  IT IS THE EXPRESS INTENTION OF THE PARTIES THAT THE AGENTS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS SHALL HAVE NO LIABILITY FOR ACTIONS AND OMISSIONS HEREUNDER RESULTING THAT CONSTITUTE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY).  Without limitation of the generality of the foregoing, the Administrative Agent (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Assumption entered into by the Lender which is the payee of such promissory note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 13.9; (b) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any Issuing Bank and shall not be responsible to any Lender or any Issuing Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the property (including the books and records) of the Borrower or any other Loan Party; (e) shall not be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document, any collateral provided for therein, or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile or other form of electronic transmission permitted by this Agreement) believed in good faith by it to be genuine and signed or sent by the proper party or parties.  The Agents and their respective directors, officers, employees or agents shall not have any responsibility to any Borrower or any other Loan Party on account of the failure or delay in performance or breach by any Lender or Issuing Bank of any of such Lender’s or such Issuing Bank’s obligations hereunder (except to the extent caused by such Agent’s gross negligence, willful misconduct or unlawful acts) or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or any Loan Party of any of their respective obligations hereunder or in connection herewith, and except as expressly set forth herein, no Agent shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity.

12.3.       Agents and Affiliates.  Without limiting the right of any other Lender to engage in any business transactions with the Loan Parties or any of their respective Affiliates, with respect to its Commitments, the Loans made by it, its participations in Letters of Credit, any promissory note issued to it, and its interest in the Loan Documents, any Person serving as an Agent hereunder shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and Issuing Bank may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” and “Issuing Bank” or “Issuing Banks” shall, unless otherwise expressly indicated, include JPMCB in its individual capacity.  JPMCB or any of its Affiliates may draft deposits from, and be engaged in, or may hereafter engage in, one or more loan, letter of credit, leasing or other financing activities not the subject of the Loan Documents (such financing activities of JPMCB being, collectively, the “Other Financings”) with the Borrower or any of its Affiliates, or may act as financial adviser to, or in any other advisory capacity for, or as trustee on behalf of, or depositary for, or otherwise engage in other business transactions with the Borrower or any of its Affiliates (all Other Financings and other such business transactions of JPMCB being, collectively, the “Other Activities”) with no responsibility to account therefor to the Lenders or Issuing Banks and as if it were not an Agent hereunder.  Without limiting the rights and remedies of the Lenders and the other Issuing Banks specifically set forth in the Loan Documents, no other Lender or Issuing Bank shall have any interest in (a) any Other Activities, (b) any present or future Guarantee by or for the account of the Borrower or any other Loan Party not contemplated or included in the Loan Documents, (c) any present or future offset exercised by an Agent in respect of any such Other Activities, (d) any present or future property taken as security for any such Other Activities, or (e) any property now or hereafter in the possession or control of an Agent which may be or become security for the Obligations by reason of the general description of indebtedness secured, or of property, contained in any other agreements, documents or instruments related to such Other Activities; provided, however, that if any payment in respect of such guarantees or such property or the proceeds thereof shall be applied to reduction of the Obligations, then, unless otherwise set forth herein with respect to Defaulting Lenders, each Lender shall be entitled to share in such application according to its pro rata portion of such obligations.

12.4.       Lender Credit Decisions.  Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent (or its counsel, advisors or agents) or any other Lender or any of their Related Parties and based on the financial statements referred to in Section 7.2 and such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent (or its counsel, advisors or agents) or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.5.       Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Pro Rata Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents, provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND ARISING OUT OF OR RESULTING FROM THE ADMINISTRATIVE AGENT’S ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY).  The Administrative Agent shall not be required to do any act under the Loan Documents or under any other document or instrument delivered hereunder or thereunder or in connection herewith or therewith or take any action toward the execution or enforcement of the agencies hereby created, or to prosecute or defend any suit in respect of this Agreement or the Loan Documents or any collateral security, unless indemnified to its satisfaction by the Lenders against loss, cost, liability, and expense.  If any indemnity furnished to the Administrative Agent for any purpose is, in the opinion of the Administrative Agent, insufficient or becomes impaired, the Administrative Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

12.6.       Employees of the Agents.  Each Agent may execute any of its duties and exercise any of its rights or powers as Agent under this Agreement, the other Loan Documents and any instrument, agreement or document executed, issued or delivered pursuant hereto or thereto or in connection herewith or therewith, by or through employees, agents and attorneys-in- fact.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such Person and to the Related Parties of each Agent and any such agent, attorney-in-fact and shall perform any and all its duties and exercise its rights and powers through their respective Related Parties selected by such Agent with reasonable care.  The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans, Borrowings and Letters of Credit denominated in Alternative Currencies.  The provisions of this Article XII shall apply to any such Affiliate mutatis mutandis.

12.7.       Successor Administrative Agent.  Any Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Banks and the Borrower.  The Administrative Agent may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent with, so long as no Event of Default exists, the consent of the Borrower.  In addition, in the event that (a) the Person serving as an Agent is a Defaulting Lender, (b) such Person has been replaced in its capacity as a Lender pursuant to Section 3.6, (c) if such Person is a Swingline Bank, such Person has been replaced in its capacity as a Swingline Bank pursuant to Section 3.6 and (d) if such Person is an Issuing Bank, (i) the Revolving Commitment of such Person, as an Issuing Bank, has been terminated pursuant to Section 4.10(b) and (ii) no Letters of Credit issued by such Person, as an Issuing Bank, are outstanding such time (unless arrangements satisfactory to such Person for the Cash Collateralization thereof have been made), then the Majority Lenders may, by written notice to the Administrative Agent, remove such Person from its capacity as Administrative Agent under the Loan Documents and appoint a successor agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000; provided, however, that the consent or agreement of such Person, in any of its capacities, shall not be required in respect of its removal as a Lender, a Swingline Bank or an Issuing Bank.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the Administrative Agent, the Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Administrative Agent, and the Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, subject to the requirement that such Administrative Agent will execute such documents and take such actions as may be necessary or desirable to cause the successor Administrative Agent to be vested with all such rights, powers, privileges and duties.  After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

12.8.       Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default” or “notice of event of default,” as applicable.  If the Administrative Agent receives such a notice from the Borrower, the Administrative Agent shall give notice thereof to the other Lenders and, if such notice is received from a Lender, the Administrative Agent shall give notice thereof to the other Lenders and the Borrower.  The Administrative Agent shall be entitled to take action or refrain from taking action with respect to such Default as provided in this Article XII.

12.9.       Execution of Loan Documents.  Each of the Lenders and Issuing Banks hereby authorizes and directs the Administrative Agent to execute and deliver each Loan Document (including, without limitation, those specified in Section 13.21) to be executed by the Administrative Agent on or about the Closing Date pursuant to the terms of this Agreement and the other Loan Documents.

12.10.     Ratification Agreements.  Each of the Lenders hereby consents to the Ratification Agreements.

12.11.     No Other Duties, Etc.  The Persons designated as “Co-Syndication Agents” and “Co-Documentation Agents” on the cover page hereof and the Arrangers shall, in such capacities, shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their respective capacities, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.  Each Lender acknowledges that it has not relied, and will not rely, on any such Co-Syndication Agent, Co-Documentation Agent or Arranger in deciding to enter into this Agreement.

ARTICLE XIII
MISCELLANEOUS

13.1.       Waivers, Etc.  No failure or delay on the part of any Agent, any Issuing Bank or any Lender in exercising any right, power or privilege under the Loan Documents and no course of dealing between the Borrower or any of its Subsidiaries, on the one hand, and any Agent, any Issuing Bank or any Lender, on the other hand, shall operate as a waiver of any such right, power or privilege.  No single or partial exercise of any right, power or privilege under the Loan Documents precludes any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege.  No notice to or demand on the Borrower or any other Loan Party in any case shall entitle the Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of any Agent, any Issuing Bank or any Lender to take any other or further action in any circumstances without notice or demand.  Any waiver that is given shall be effective only if in writing and only for the limited purposes expressly stated in the applicable waiver.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 13.17, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, neither the execution and delivery of this Agreement, the making of a Loan nor the issuance of a Letter of Credit shall be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

13.2.       Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for in the Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)                                     if to a Borrower or any other Loan Party, to it at:

The Men’s Wearhouse, Inc.
40650 Encyclopedia Circle
Fremont, California 94538
Attn: Jon Kimmins, Chief Financial Officer
Telecopy No. (510) 657-0872

and

The Men’s Wearhouse, Inc.
6380 Rogerdale Road
Houston, Texas  77072
Attn: Laura Ann Smith, Vice President - Corporate Compliance
Telecopy No. (281) 776-7150

with a copy to:

Fulbright & Jaworski L.L.P.
1301 McKinney Street, Suite 5100
Fulbright Tower
Houston, Texas 77010
Attn: Mr. Frank T. Garcia
Telecopy No. (713) 651-5552

(ii)                                  if to the Administrative Agent, to it at:

JPMorgan Chase Bank, N.A.
712 Main Street, Floor 8 North
Houston, Texas 77002
Attn: John Kushnerick
Telecopy No. (713) 216-6710

with a copy to:

JPMorgan Chase Bank, N.A. Loan Operations
10 S. Dearborn, Floor 07
Chicago, Illinois 60603-2003
Attn: Patricia Barcelona
Telecopy No. (312) 385-7101

(iii)                               if the notice relates to a Canadian Currency Loan, or if to the Canadian Agent, to it at:

JPMorgan Chase Bank, N.A., Toronto Branch
200 Bay Street, Suite 1800
Toronto, Ontario
M5J 2J2
CANADA
Attn: Patricia Barcelona
Telecopy No.: (312) 385-7101

with a copy to:

JPMorgan Chase Bank, N.A. Loan Operations
10 S. Dearborn, Floor 7
Chicago, IL 60603-2003
Attn: Patricia Barcelona
Telecopy No. : (312) 385-7101

(iv)                              if the notice relates to an Alternative Currency Borrowing, other than a Canadian Currency Loan, or if to the European Agent, to it at:

J.P. Morgan Europe Limited
25 Bank Street
Canary Wharf
London E14 5JP
Attn: Loans Agency
Telecopy No. 44 207 777 2360

with a copy to:

JPMorgan Chase Bank, N.A.
Loan Operations
10 S. Dearborn, Floor 07
Chicago, Illinois 60603-2003
Attn: Patricia Barcelona
Telecopy No. : (312) 385-7101

if to JPMCB, in its capacity as an Issuing Bank, to it at

JPMorgan Chase Bank, N.A.,
Letter of Credit Group
10 South Dearborn, Floor 07
Chicago, IL 60603-2003
Attn: Stacy Slaton
Telecopy No. (312) 385-7107

(v)           if to the Swingline Bank, c/o the Administrative Agent at the address set forth in clause (ii) above; and

(vi)          if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire if it has been received by the party sending such notice or communication, or to such other address as may be reasonably believed to be correct by the sending party.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent with confirmation of receipt (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 13.2(b) shall be effective as provided in Section 13.2(b).  In the event of a discrepancy between any telephonic and any written notice, the written notice shall control.  Any Lender or Issuing Bank (a) giving any notice to the Borrower or any other Loan Party shall send simultaneously a copy of such notice to the Administrative Agent and (b) giving any notice to the Administrative Agent or any Issuing Bank shall send simultaneously a copy of such notice to the Borrower.  The foregoing notwithstanding, notices and communications from any Borrower to the Administrative Agent shall not be effective until actually received by the Administrative Agent.

(b)           Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, III or IV unless otherwise agreed by the Administrative Agent and the applicable Lender or Issuing Bank.  The Administrative Agent or the Borrower may, in their respective discretion, agree to accept notices and other communications to it under the Loan Documents by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto in accordance with the provisions of this Section 13.2.

(d)           The Administrative Agent shall deliver to the Borrower, upon written request, the address and facsimile number of any Lender and any Issuing Bank and the name of the appropriate contact person at such Lender or Issuing Bank, in each case as provided in such Lender’s Administrative Questionnaire.

13.3.                     GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA.

13.4.                     Survival of Representations and Warranties.  All representations and warranties contained in and made or deemed made in the Loan Documents or made in writing by a Borrower or any other Loan Party in connection herewith or in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the making of the Loans and the issuance, renewal or extension of the Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.  All such representations, warranties and covenants will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto, whether so expressed or not; provided that the undertaking of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit shall not inure to the benefit of any successor or assign of any Borrower.  The provisions of Sections 4.9 and 13.11 and Article XII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

13.5.                     Counterparts; Integration; Electronic Execution.

(a)                                 This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Arranger constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic submission (in .pdf form) shall be effective as delivery of an original manually executed counterpart of this Agreement.

(b)                                 The words “execution,” “signed,” “signature,” or words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.6.                     Severability.  Should any clause, sentence, paragraph or section of this Agreement or any other Loan Document be judicially declared to be invalid, illegal, unenforceable or void for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.  Any invalidity, illegality or unenforceability of any term or provision of the Loan Documents in any jurisdiction shall not affect the validity, legality or enforceability of any such term of provision in any other jurisdiction.  Each covenant contained in this Agreement shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

13.7.                     Headings.  The Article and Section headings and the Table of Contents used in this Agreement have been inserted for convenience only and shall not affect the meaning or construction of any term or provision of this Agreement.

13.8.                     Right of Set-off; Adjustments.  If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the Obligations of such Person which are then due and payable, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document.  Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application and/or Cash Collateralization pursuant to Section 4.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Borrower to be applied as provided in this Section, and (y) such Defaulting Lender shall promptly provide to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided further that the failure to give such notice shall not affect the validity of such setoff and application.  ANY AND ALL RIGHTS TO REQUIRE ANY LENDER OR ISSUING BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURES THE OBLIGATIONS PRIOR TO EXERCISING ITS RIGHT TO SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY BORROWER OR ANY OTHER LOAN PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  The rights of each Lender, Issuing Bank and their respective Affiliates under this Section 13.8 are in addition to other rights and remedies (including other rights of set-off) that such Lender, Issuing Bank or their respective Affiliates may have.

13.9.                     Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit pursuant to the terms hereof), except that (i) no Borrower or other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower or other Loan Party without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.9.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues a Letter of Credit pursuant to the terms hereof), Participants (to the extent provided in subsection (c) of this Section 13.9) and, to the extent expressly contemplated hereby, the Indemnified Parties and Related Parties of each of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)                                 (i) Subject to the conditions set forth in subsection (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment of any Class and the Loans at the time owing to it) to any Eligible Assignee with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)                               the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or, if an Event of Default has occurred and is continuing, any other assignee; provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)                               the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (1) a Revolving Commitment to an assignee that is a Revolving Lender immediately prior to giving effect to such assignment or (2) all or any portion of a Term Loan or Term Loan Commitment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               each Issuing Bank and the Swingline Bank, provided that no consent of an Issuing Bank or the Swingline Bank shall be required for an assignment of a Term Loan or Term Loan Commitment.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the US Dollar Equivalent of $5,000,000, and the amount of the Commitment or Loans of the assigning Lender after giving effect to such assignment shall not be less than the US Dollar Equivalent of $10,000,000, unless both the Borrower and the

Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (B) shall not apply to the assignment of a proportionate part of all of the assigning Lender’s rights and obligations in respect of one Class of Loans or the Commitments related thereto; provided that assignments of Alternative Currency Loans by the Alternative Currency Lenders to a Lender that becomes an Alternative Currency Lender shall not be required to be made as a proportionate part of the assigning Lender’s Commitment;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, except that no fee shall be required in the event of an assignment by a Lender to an Affiliate of such Lender or an Approved Fund; and

(D)                               the assignee shall execute and deliver to the Administrative Agent and the Borrower the forms required by Section 4.9; and

(E)                                the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section (b), the term “Approved Fund” means, with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and that is administered or managed by (i) such Lender, (ii) an Affiliate of such Lender, or (iii) an entity or an Affiliate of an entity that administers or manages such Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to subsection (b)(iv) of this Section 13.9, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2, 3.5, 4.9 and 13.11).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.9 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section 13.9.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender and an Issuing Bank for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee required pursuant to subsection (b) of this Section 13.9, any forms required by Section 4.9, and any written consent to such assignment required by subsection (b) of this Section 13.9, such Assignment and Assumption shall be effective and the Administrative Agent shall record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.5(b), 2.6(c), 2.7(c) or (d), 4.9(d) or 13.11(d), such Assignment and Assumption shall not become effective unless and until all such payments shall have been made in full, together with all accrued and unpaid interest thereon.  Upon the request of an assignee, each Applicable Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered promissory note of such Borrower (if the assigning Lender holds or retains any portion of such a promissory note) a new promissory note (if requested by such assignee) payable to the order of such assignee in an amount equal to the Commitment and/or Loans and/or LC Exposure assumed by it pursuant to such assignment and, if the assigning Lender has retained any Commitment and/or Loans and/or LC Exposure hereunder and so requests, a new promissory note payable to the order of the assigning Lender in an amount equal to the Commitment and/or Loans and/or LC Exposure retained by it.  Such new promissory notes shall be in an aggregate face amount equal to the Commitment of the assigning Lender and shall be dated the effective date of such assignment.  Thereafter, any surrendered promissory note shall be marked canceled and returned to the Borrower.

(c)                                  (i) Any Lender may, without the consent of any Borrower, any Agent, any Issuing Bank, or the Swingline Bank, sell participations to one or more banks or other entities other than a Defaulting Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, each Agent, each Issuing Bank, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.17 (other than the proviso in clause (iii) of Section 13.17) that affects such Participant.  Subject to subsection (c)(ii) of this Section 13.9, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.2, 3.5, and 4.9 (subject to the requirements and limitations therein, including the requirements under Section 4.9(e) (it being understood that the documentation required under Section 4.9(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 13.9.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 13.8 as though it were a Lender.  Each Lender that sells any participation to any Participant shall give prompt notice thereof to the Administrative Agent and the Borrower; provided that no liability shall arise if such Lender fails to give such notice to the Borrower.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 3.2, 3.5 or 4.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefit of Section 4.9 unless the Borrower is notified of the participation sold and such Participant agrees, for the benefit of the Applicable Borrower, to comply with Section 4.9(e) as though it were a Lender.

(iii)                               Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Any Lender may, without the consent of any Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.9 shall not apply to any such pledge or assignment of a security interest; provided that (i) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (ii) all related costs, fees and expenses in connection with any such pledge or assignment or the reassignment back to such Lender, free of any interests of such assignee, shall be for the sole account of such Lender.

(e)                                  Subject to compliance with Section 13.19, any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.9, disclose to the assignee or participant or proposed assignee or participant any information relating to any Borrower or any Subsidiary furnished to such Lender by or on behalf of such Borrower or such Subsidiary.

(f)                                   All transfers of any interest in any Loan shall be in compliance with all federal and state securities laws, if applicable.  Notwithstanding the foregoing sentence, however, the parties to this Agreement do not intend that any transfer under this Section 13.9 be construed as a “purchase” or “sale” of a “security” within the meaning of any applicable securities law of any jurisdiction.

13.10.              Interest.

(a)                                 All agreements between any Loan Party, any Agent, any Issuing Bank or any Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on any Obligation or otherwise, shall the amount contracted for, reserved, taken, charged or received by any Agent, any Issuing Bank or any Lender for the use, forbearance, or detention of the money to be loaned under this Agreement or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the maximum amount of interest permitted to be contracted for, reserved, taken, charged or received under applicable law from time to time in effect or the Highest Lawful Rate, if any.  If, as a result of any circumstances whatsoever, fulfillment by any Borrower or any other Loan Party of any provision hereof or of any of such other Loan Documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law or result in any Agent, any Issuing Bank or any Lender having or being deemed to have contracted for, reserved, taken, charged or received interest (or amounts deemed to be interest) in excess of the maximum lawful rate or amount of interest allowed by applicable law to be so contracted for, reserved, taken, charged or received by such Agent, such Issuing Bank or such Lender, then, ipso facto, the obligation to be fulfilled by such Borrower or such other Loan Party shall be reduced to the limit of such validity, and if, from any such circumstance, any Agent, any Issuing Bank or any Lender shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the maximum amount of interest permitted to be contracted for, reserved, taken, charged or received under applicable Law from time to time in effect or the Highest Lawful Rate, if any, such amount which would be excessive interest shall be refunded to the payor thereof or, to the extent (i) permitted by applicable Law and (ii) such excessive interest does not exceed the unpaid principal balance of the Loans and the amounts owing on other obligations of the Loan Parties to any Agent, any Issuing Bank or any Lender under any Loan Document, applied to the reduction of the principal amount owing on account of the Loan or other Obligations and not to the payment of interest.  All sums paid or agreed to be paid to the any Agent, any Issuing Bank or any Lender for the use, forbearance, or detention of the indebtedness of any Borrower or any other Loan Party to any Agent, any Issuing Bank or any Lender shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal thereof (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate, if any.  The terms and provisions of this Section 13.10(a) shall control and supersede every other provision hereof and of all other agreements between the Loan Parties, any Agent, any Issuing Bank and any Lender.

(b)                                 If any provision of this Agreement or of any of the other Loan Documents would obligate the Canadian Borrower to make any payment of interest or other amount payable to any Agent, any Lender or any Issuing Bank in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Agent, such Lender or such Issuing Bank of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Agent, such Lender or such Issuing Bank of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under Section 3.1, and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Agent, such Lender or such Issuing Bank which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if an Agent, any Lender or any Issuing Bank shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), the Applicable Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from such Agent, such Lender or such Issuing Bank in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Agent, such Lender or such Issuing Bank, as the case may be, to such Applicable Borrower.  Any amount or rate of interest referred to in this Section 13.10(b) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

13.11.              Expenses; Indemnification.

(a)                                 The Borrower agrees to pay within fifteen (15) days after demand (i) all reasonable costs and expenses of the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein and completed on the Closing Date, the preparation, negotiation, execution, delivery, modification, amendment, administration (and waiver of any provision) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder (whether or not the transactions contemplated hereby or thereby shall be consummated), including in each case the reasonable fees and expenses of counsel for the Administrative Agent (including the cost of internal counsel) with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under the Loan Documents and (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.  The Borrower further agrees to pay on demand all reasonable costs and expenses of the Agents, the Issuing Banks and the Lenders, if any (including reasonable attorneys’ fees and expenses and the cost of internal counsel), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings, or otherwise) in connection with the Loan Documents and the other documents to be delivered hereunder or thereunder, including all such costs and expenses incurred during a workout, restructuring or negotiations with respect to the Loans or Letters of Credit.

(b)                                 The Borrower shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of each of the foregoing (each, an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all losses, claims, damages, liabilities, costs, and related expenses (including reasonable attorneys’ fees and expenses) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) (i) the Loan Documents or the Transactions; (ii) any Loan or Letter of Credit or any Borrower’s or any of its Subsidiaries’ use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) the failure to pay any Loan or LC Disbursement denominated in an Alternative Currency, or any interest thereon, in the Alternative Currency in which such Loan was originally made or applicable Letter of Credit issued; or (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; PROVIDED FURTHER THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INDEMNIFIED PARTIES BE INDEMNIFIED FOR CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES ARISING FROM THEIR OWN NEGLIGENCE; and provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party, (y) arise by reason of a claim (A) by one or more Indemnified Parties against one or more other Indemnified Parties or (B) by an owner of Equity Interest of an Indemnified Party against one or more other Indemnified Parties, so long as such claim is not proximately caused by a breach of or Default under a Loan Document by or with respect to a Loan Party, or (z) is incurred by any Defaulting Lender to the extent directly arising from or caused by the conduct, acts, omissions or events of or applicable to such Defaulting Lender that were the cause of such Lender’s becoming a Defaulting Lender; provided, however, that nothing herein shall be deemed to limit any Loan Party’s payment obligations under any other provision of this Agreement or any other Loan Document as a result of such Lender’s becoming a Defaulting Lender.  Notwithstanding anything herein to the contrary, neither a Defaulting Lender nor any Related Party of a Defaulting Lender will be reimbursed for, indemnified against or held harmless from, costs and expenses related to the replacement of such Defaulting Lender or other matters incidental thereto.

(c)                                  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AGREES NOT TO ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY HERETO OR ANY INDEMNIFIED PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.  NO PARTY HERETO OR ANY INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d)                                 To the extent that the Borrowers fail to pay any amount required to be paid by them to any Agent (or any sub-agent thereof), any Issuing Bank or the Swingline Bank, or any Related Party of any of the foregoing, under subsection (a) or (b) of this Section, each Lender severally agrees to pay to such Agent (or any such subagent), such Issuing Bank, the Swingline Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or such subagent), such Issuing Bank or the Swingline Bank in its capacity as such, or against any Related Party of any of the foregoing acting for an Agent (or any such sub-agent), any Issuing Bank or the Swingline Bank in connection with such capacity.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans, Total Revolving Credit Exposures and unused Commitments at the time (or most recently outstanding and in effect); provided that with respect to such unpaid amounts owed to any Issuing Bank or the Swingline Bank solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Pro Rata Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Bank in connection with such capacity.

(e)                                  Without prejudice to the survival of any other agreement of any Borrower or any other Loan Party hereunder, the agreements and obligations of the parties hereto contained in this Section 13.11 shall survive the payment in full of the Loans, the termination of the Commitments, and the expiry of all Letters of Credit.

13.12.              Payments Set Aside.  To the extent any payments on the Obligations or proceeds of any Collateral or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any Debtor Relief Law or equitable cause, then, to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect, and the Agents’, the Issuing Banks’ and the Lenders’ rights, powers and remedies under this Agreement and each other Loan Document shall continue in full force and effect, as if such payment had not been made or such enforcement or setoff had not occurred.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent, the Issuing Banks and the Lenders to effect such reinstatement.

13.13.              Credit Agreement Controls.  If there are any conflicts or inconsistencies among this Agreement and any of the other Loan Documents, the provisions of this Agreement shall prevail and control.

13.14.              Obligations Several.  The obligations of each Lender and any Issuing Bank under each Loan Document to which it is a party are several, and no Lender shall be responsible for any obligation or Commitment of any other Lender under any Loan Document to which it is a party.  Nothing contained in any Loan Document to which it is a party, and no action taken by any Lender or any Issuing Bank pursuant thereto, shall be deemed to constitute the Lenders or Issuing Banks, or any combination of them, to be a partnership, an association, a joint venture, or any other kind of entity.

13.15.              SUBMISSION TO JURISDICTION; WAIVERS.

(a)                                 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, IN ANY SUIT, LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE JURISDICTIONS OF THE COURTS OF THE STATES OF TEXAS AND NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, THE COURTS OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND APPELLATE COURTS FROM ANY THEREOF; AND WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.  EACH OF THE PARTIES HERETO AGREES THAT NO SUCH SUIT, ACTION OR PROCEEDING SHALL BE BROUGHT IN ANY COURT OTHER THAN THE COURTS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE.

(b)                                 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM; AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

(c)                                  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAILING OF A COPY THEREOF (BY REGISTERED OR CERTIFIED MAIL OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL POSTAGE PREPAID) TO THE ADDRESS SET FORTH IN SECTION 13.2 OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED IN WRITING PURSUANT TO SECTION 13.2.

13.16.              WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.16.

13.17.              Amendments, Waivers and Consents.  This Agreement and the other Loan Documents (other than Specified Hedge Agreements) may not be amended, modified or supplemented and no waiver of any provision of any of the Loan Documents shall be given, except by a written instrument describing such amendment, modification, supplement or waiver executed by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such modification, amendment, supplement or waiver shall:

(a)                                 increase the Commitment of any Lender without such Lender’s written consent;

(b)                                 extend the Maturity Date or forgive or postpone the scheduled date of payment of principal of, or interest on, any Loan or LC Disbursement, without the written consent of each Lender directly affected thereby;

(c)                                  amend the interest rate provisions hereof to decrease the rate of interest payable to any Lender, without the written consent of each Lender directly affected thereby; provided that the written consent of the Majority Lenders, rather than the consent of all affected Lenders, shall be sufficient to waive imposition of the default rate pursuant to Section 3.1(h);

(d)                                 forgive or reduce the principal amount of any outstanding Loan or LC Disbursement, without the written consent of each Lender directly affected thereby;

(e)                                  forgive or reduce the amount of any fee payable under Article V or other fee payable to any Lender (other than any fee payable solely to the Administrative Agent or the Arrangers) or postpone any date fixed for any payment of any fee hereunder, without the written consent of each Lender directly affected thereby;

(f)                                   extend the expiry date of any Letter of Credit beyond the Maturity Date, without each Revolving Lender’s written consent;

(g)                                  amend, modify or waive the provisions of Section 4.11 or increase the aggregate amount of all Revolving Commitment Increases as provided in Section 4.12(a)(iii), in each case without each Revolving Lender’s written consent;

(h)                                 except as permitted or otherwise provided by the terms hereof, change the currency of any Loan or LC Disbursement or the currency in which any Commitment is required to be funded, without the written consent of each Lender directly affected thereby;

(i)                                     (i) amend or modify the definition of “Majority Lenders”, “Pro Rata Percentage” or “Applicable Participation Percentage”, any provision of this Agreement affecting the pro rata sharing of payments or the provisions of this Section 13.17, in each case, without each Lender’s written consent, or (ii) amend or modify the definition of “Majority Revolving Lenders”, without each Revolving Lender’s written consent;

(j)                                    except as provided in Section 13.21, release any Pledged Collateral, or release the Borrower from the Parent Guaranty Agreement or release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, without each Lender’s written consent; or

(k)                                 waive any of the conditions specified in Section 8.3 with respect to any Borrowing of any Class, without the written consent of each Lender of such Class, or with respect to the issuance, renewal, extension or amendment of any Letter of Credit, without each Revolving Lender’s written consent, provided further that no amendment, waiver or consent shall affect the rights or duties of an Agent, an Issuing Bank or the Swingline Bank under this Agreement or any other Loan Document, unless in writing and signed by such Agent, such Issuing Bank, or the Swingline Bank, respectively, in addition to the Lenders required above to take such action.  Notwithstanding anything to the contrary herein, this Section 13.17, in respect of Defaulting Lenders, shall be subject to Section 4.8.

13.18.              Relationship of the Parties.  This Agreement provides for (among other things) the making of loans by the Lenders, in their capacity as Lenders, to the Borrowers, in their capacity as borrowers, for the issuance by the Issuing Banks for the account of the Borrowers, and for the payment of interest and repayment of principal by the Borrowers to the Lenders.  The relationship between the Lenders and the Borrowers is limited to that of creditors/secured parties, on the one hand, and debtor, on the other hand.  The provisions herein for compliance with financial, environmental, and other covenants, delivery of financial, environmental and other reports, and financial, environmental and other inspections, investigations, audits, examinations or tests are intended solely for the benefit of the Lenders and the Issuing Banks to protect their interests as lenders and issuing banks, respectively, in assuming payments of interest and repayment of principal and LC Disbursements, and nothing contained in this Agreement or any other Loan Document shall be construed as permitting or obligating any Agent, any Lender or any Issuing Bank to act as financial or business advisors or consultants to any Borrower or any other Loan Party, as permitting or obligating any Agent, any Lender or any Issuing Bank to control any Borrower or any other Loan Party or to conduct or operate the operations of any Borrower or any other Loan Party, as creating any fiduciary obligation on the part of any Agent, any Lender or any Issuing Bank to any Borrower or any other Loan Party, or as creating any joint venture, agency, or other relationship between the parties other than as explicitly and specifically stated in this Agreement.  Each Loan Party acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and the other Loan Documents and to obtain the advice of such counsel with respect to all matters contained herein and therein, including the provision in Section 13.16 for waiver of trial by jury.  Each Loan Party further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to apply to the Lenders for the financial accommodations provided hereby and to make to the Borrowers the financial accommodations provided hereby, as the case may be, and to execute and deliver this Agreement and the other Loan Documents to which each is a party.

13.19.              Confidentiality.

(a)                                 Each Agent, each Issuing Bank and each Lender (on behalf of itself and each of its Affiliates) agrees to maintain the confidentiality of the Information (as defined below), provided that Information may be disclosed (i) to its and its Affiliates’ respective partners, directors, officers, members, managers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 13.19, to (A) any assignee of or Participant in or any prospective assignee of or Participant in any of its rights or obligations under this Agreement, (B) any pledgee or prospective pledgee referred to in Section 13.9(d), (C) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Borrowers and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or (D) to Revolving Lenders and Additional Revolving Lenders as provided in Section 4.12, (vii) with the consent of the Borrower (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 13.19 or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Loan Parties.  For the purposes of this Section 13.19(a), “Information” means all information received from, or furnished at the direction of, any of the Loan Parties or any of their respective Affiliates relating to any of the Loan Parties or any of their respective Affiliates or any of their respective businesses, other than any such information that is available to an Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of their respective Affiliates; provided that, in the case of information received from any of the Loan Parties or any of their respective Affiliates after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 13.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                                 EACH LENDER (I) ACKNOWLEDGES THAT MATERIALS AND INFORMATION REGARDING ONE OR MORE LOAN PARTIES FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THE OTHER LOAN PARTIES AND THEIR RESPECTIVE AFFILIATES, AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND (II) CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL, STATE AND ALL OTHER SECURITIES LAWS.

(c)                                  ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A BORROWER, ANY OTHER LOAN PARTY OR AN AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THE OTHER LOAN PARTIES AND THEIR RESPECTIVE AFFILIATES, AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE BUSINESSES OR SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAD IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL, STATE AND ALL OTHER SECURITIES LAWS.

13.20.              Advertisement.  The Administrative Agent may, upon reasonable prior written notice to, and consent of (which consent will not be unreasonably withheld or delayed), the Borrower, provide information relating to this Agreement to Gold Sheets, and other similar bank trade publications, with such information to consist of (a) the Borrower’s name, (b) principal loan amounts, (c) interest rate, (d) term length and (e) the identity of the Lenders’ attorneys and other non-confidential information customarily found in such publications.

13.21.              Release of Liens and Guarantees.

(a)                                 Notwithstanding any contrary provision herein or in any other Loan Document, if the Borrower shall request the release under the Pledge Agreement or the Subsidiary Guaranty Agreement of any Restricted Subsidiary or any Pledged Collateral to be sold or otherwise disposed of (including through the sale or disposition of any Subsidiary owning any such Restricted Subsidiary or Pledged Collateral or resulting from the liquidation, dissolution or termination of a Restricted Subsidiary) to a Person other than the Borrower or any other Restricted Subsidiary in a transaction not prohibited under the terms of this Agreement as of result of which such Subsidiary ceases to be a Subsidiary, the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer to the effect that such sale or other disposition (and any liquidation, dissolution or termination relating thereto) is not prohibited by the terms of this Agreement.  Upon receipt of such certificate, the Administrative Agent, if reasonably satisfied that such certificate is correct, shall, without the consent of any Lender or Issuing Bank, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as the Borrower may reasonably request to effectuate the release of such Restricted Subsidiary or such Pledged Collateral substantially simultaneously with or, at the Borrower’s election, at any time after the completion of such sale or other disposition.  Any such release shall be without recourse to, or representation or warranty by, the Administrative Agent and shall not require the consent of any Lender or Issuing Bank.

(b)                                 Notwithstanding any contrary provision herein or in any other Loan Document, if the Borrower shall request the release under the Pledge Agreement or the Guaranty Agreement of any Restricted Subsidiary or any Pledged Collateral consisting of the Equity Interests issued by any Restricted Subsidiary due to (i) the re-designation of such Restricted Subsidiary as not a Material Restricted Subsidiary as a result of the designation of other Restricted Subsidiaries as Material Restricted Subsidiaries under the applicable provisions hereof or (ii) the fact that such Restricted Subsidiary no longer qualifies as a Material Restricted Subsidiary pursuant to the definition thereof, the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer to the effect that such Restricted Subsidiary is no longer a Material Restricted Subsidiary, together with any documents or other evidence that the Administrative Agent may reasonably request in order to verify the statements made in such certificate, and the Administrative Agent, if reasonably satisfied that such certificate is correct, shall, without the consent of any Lender or Issuing Bank, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as the Borrower shall reasonably request to effectuate the release of such Restricted Subsidiary or such Pledged Collateral.  Any such release shall be without recourse to, or representation or warranty by, the Administrative Agent and shall not require the consent of any Lender or Issuing Bank.

(c)                                  Without limiting the provisions of Section 13.10, the Borrower shall reimburse the Administrative Agent and the Lenders for all reasonable costs and expenses,

including attorneys’ fees and disbursements, incurred by any of them in connection with any action contemplated by this Section 13.21.

13.22.              Currency Conversion and Currency Indemnity.

(a)                                 The Applicable Borrower shall make payment relative to each Loan made to it and each Letter of Credit issued for its account in the currency (the “Agreement Currency”) in which such Loan was made or such Letter of Credit was issued.  If any such payment is received in any currency (the “Other Currency”) other than the Agreement Currency (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any security or the liquidation of the Applicable Borrower or otherwise howsoever), such payment shall constitute a discharge of the liability of the Applicable Borrower hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreement Currency which the relevant Lender or Issuing Bank or Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal procedures and after deducting any premium and costs of exchange.

(b)                                 If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be the rate of exchange prevailing on the Business Day next preceding the day on which judgment is given and in any event the Applicable Borrower shall be obligated to pay the relevant Applicable Agent, the relevant Issuing Bank or the relevant Lender, as applicable, any deficiency in accordance with Section 13.22(c).  For the foregoing purposes, “rate of exchange” means the rate at which the relevant Applicable Agent, the relevant Issuing Bank or relevant Lender, as applicable, in accordance with its normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency, after deducting any premium and costs of exchange.

(c)                                  The obligations of an Applicable Borrower in respect of any sum due to any party hereto (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Agreement Currency, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency by an Applicable Borrower, then such Applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of an Applicable Borrower contained in this Section 13.22 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

(d)                                 The agreement of indemnity provided for in this Section 13.22 shall constitute an obligation separate and independent from all other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Applicable Creditor from time to time, and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

13.23.              FINAL AGREEMENT.  THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

13.24.              USA PATRIOT ACT Notice.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 signed into law October 26, 2001) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, taxpayer identification number and business address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act.

13.25.              Anti-Money Laundering Legislation.

(a)                                 Each Loan Party acknowledges that, pursuant to the Canadian AML Legislation, the Agents, the Lenders and the Issuing Banks may be required to obtain, verify and record information regarding each Loan Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby.  The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Agent, any Lender or any Issuing Bank, or any prospective assignee or participant of a Lender or an Issuing Bank, in order to comply with any applicable Canadian AML Legislation, whether now or hereafter in existence.

(b)                                 If the Administrative Agent has ascertained the identity of the Loan Parties or any authorized signatories of the Loan Parties for the purposes of applicable Canadian AML Legislation, then the Administrative Agent:

(i)                                     shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable Canadian AML Legislation; and

(ii)                                  shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

13.26.              Amendment and Restatement.

(a)                                 On the Closing Date the Existing Credit Agreement shall be amended, restated and superseded in its entirety hereby.  The parties hereto acknowledge and agree that (i) this Agreement, any promissory notes delivered pursuant to Section 4.1(e) and the other Loan Documents executed and delivered in connection herewith do not constitute a novation or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Closing Date and (ii) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement.

(b)                                 Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrower contained in the Existing Credit Agreement, the Borrower acknowledges and agrees that any causes of action or other rights created in favor of the Administrative Agent, any Issuing Bank or any Lender, in each case, party to or its successors arising out of the representations and warranties of the Borrower contained in or delivered in connection with the Existing Credit Agreement shall survive the execution, delivery and effectiveness of this Agreement to the extent provided in the Existing Credit Agreement prior to the termination thereof.

(c)                                  All indemnification obligations of the Borrower arising under the Existing Credit Agreement (including any arising from a breach of the representations thereunder) shall survive to the extent provided in the Existing Agreement prior to the termination thereof.

ARTICLE XIV
COLLECTION ACTION MECHANISM

14.1.                     Implementation of CAM.

(a)                                 On the CAM Exchange Date, (i) the Revolving Commitments shall automatically and without further act be terminated, (ii) the Revolving Lenders and the Issuing Banks shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Revolving Lender and each Issuing Bank in the Designated Obligations under each Tranche (as defined below) in which it shall participate as of such date, such Revolving Lender and such Issuing Bank shall own an interest equal to such Revolving Lender’s and such Issuing Bank’s CAM Percentage in the Designated Obligations under each of the Tranches and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the US Dollar Equivalent, determined using the Spot Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Revolving Lenders and the Issuing Banks in respect of such Designated Obligations shall accrue and be payable in US Dollars at the rate otherwise applicable hereunder.  Each Revolving Lender, each Issuing Bank, each Person acquiring a participation from any Revolving Lender as contemplated by Section 13.9(c) and each of the Loan Parties that is a party to this Agreement hereby consents and agrees to the CAM Exchange.  Each of the Loan Parties that is a party to this Agreement, the Issuing Banks and the Revolving Lenders agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Revolving Lenders and Issuing Banks after giving effect to the CAM Exchange, and each Revolving Lender agrees to surrender any promissory notes originally received by it in connection with its Revolving Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Revolving Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.  For purposes hereof, “Tranche” means a category of Revolving Commitments and extensions of credits thereunder.  For purposes of such definition, each of the following comprises a separate Tranche: (i) the Letters of Credit issued for the account of, and the Swingline Loans, Alternative Currency Loans and other Revolving Loans made to the Borrower in US Dollars; (ii) the Letters of Credit issued for the account of, and the Revolving Loans made to, Eligible Borrowers in Canadian Dollars; (iii) the Letters of Credit issued for the account of, and the Revolving Loans made to, Eligible Borrowers in Sterling, and (iv) the Letters of Credit issued for the account of, and the Revolving Loans made to, Eligible Borrowers in Euro.

(b)                                 As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by an Agent pursuant to any Loan Document in respect of the Designated Obligations shall (notwithstanding any provision therein to the contrary) be distributed to the Revolving Lenders and Issuing Banks pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by Section 14.1(c)), but giving effect to assignments after the CAM Exchange Date, it being understood that nothing in this Article XIV shall be construed to prohibit the assignment of a proportionate part of all an assigning Revolving Lender’s rights and obligations in respect of a single currency of Commitments or Loans.

(c)                                  In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Bank that is not reimbursed by the Applicable Borrower, then (i) each Revolving Lender which, immediately prior to the CAM Exchange Date, had a Revolving Commitment or Revolving Credit Exposure shall, in accordance with Section 2.7(c) promptly purchase from the applicable Issuing Bank a participation in such LC Disbursement in the amount of such Revolving Lender’s Pro Rata Percentage (determined without giving effect to the CAM Exchange) of such LC Disbursement, (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such disbursement and the making of such LC Disbursement and the purchase of participations therein by the Revolving Lenders and the Revolving Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that each Revolving Lender shall own an interest equal to such Revolving Lender’s CAM Percentage in the Designated Obligations under each of the Tranches (and the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the US Dollar Equivalent of such amount in accordance with the first sentence of Section 14.1(a)) and

(iii) in the event distributions shall have been made in accordance with Section 14.1(b), the Revolving Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each such disbursement and LC Disbursement been outstanding on the CAM Exchange Date.  Each such redetermination shall be binding on each of the Revolving Lenders and their successors and assigns and shall be conclusive, absent manifest error.

[Remainder of Page Intentionally Left Blank; Signatures Commence on Next Page]

IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement effective as of the date first above written.

BORROWER:	THE MEN’S WEARHOUSE, INC.

	By:	/s/ CLAUDIA A. PRUITT
Claudia A. Pruitt
Senior Vice President - Specialized
Services, Assistant Treasurer and Assistant
Secretary

CANADIAN BORROWER:	MOORES THE SUIT PEOPLE INC.

	By:	/s/ CLAUDIA A. PRUITT
Claudia A. Pruitt
Vice President, Assistant Treasurer and
Assistant Secretary

UK BORROWER:	MWUK HOLDING COMPANY LIMITED

	By:	/s/ CLAUDIA A. PRUITT
Claudia A. Pruitt
Authorized Signatory

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, an Issuing Bank,
Swingline Bank and a Lender

	By:	/s/ JOHN KUSHNERICK
	Name:	John Kushnerick
	Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	JPMORGAN CHASE BANK, N.A., TORONTO
BRANCH, as Canadian Agent, an Issuing Bank
and a Lender

	By:	/s/ N.M. TAM
	Name:	M.N. Tam
	Title:	SVP

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	J.P. MORGAN EUROPE LIMITED, as
European Agent

	By:	/s/ ALTAN KAYAALP
	Name:	Alan Kayaalp
	Title:	Executive Director

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	Bank of America, N.A.

	By:	/s/ GARY L MINGLE
	Name:	Gary L Mingle
	Title:	Senior Vice-President

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	BANK OF AMERICA N.A., CANADA BRANCH

	By:	/s/ CLARA MCGIBBON
	Name:	CLARA MCGIBBON
	Title:	Assistant Vice President

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	BANK OF AMERICA, N.A., LONDON BRANCH

	By:	/s/ GARY SAINT
	Name:	GARY SAINT
	Title:	DIRECTOR

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	U.S. Bank National Association

	By:	/s/ MARK D. RODGERS
	Name:	Mark D. Rodgers
	Title:	Assistant Vice President

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	US Bank N.A., Canada Branch

	By:	/s/ JOSEPH RAUHALA
	Name:	JOSEPH RAUHALA
	Title:	PRINCIPAL OFFICER

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	Union Bank, N.A.

	By:	/s/ ERIC WILSON
	Name:	Eric Wilson
	Title:	Assistant Vice President

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	HSBC Bank USA, N.A.

	By:	/s/ BRIAN GINGUE
	Name:	Brian Gingue
	Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	WELLS FARGO BANK, N.A.

	By:	/s/ DANA D. CAGLE
	Name:	Dana D. Cagle
	Title:	Director

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	AMEGY BANK, N.A.

	By:	/s/ KELLY NASH
	Name:	Kelly Nash
	Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	COMPASS BANK, d/b/a BBVA COMPASS

	By:	/s/ RAMON GARCIA
	Name:	Ramon Garcia
	Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	Branch Banking & Trust Company

	By:	/s/ MATT MCCAIN
	Name:	Matt McCain
	Title:	Senior Vice President

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	FIFTH THIRD BANK

	By:	/s/ BRIAN ANDERSON
	Name:	Brian Anderson
	Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	FIFTH THIRD BANK, Operating Through Its
Canadian Branch

	By:	/s/ MAURO SPAGNOLO
	Name:	Mauro Spagnolo
	Title:	Principal Officer

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	THE BANK OF NOVA SCOTIA

	By:	/s/ MICHELLE C. PHILLIPS
	Name:	Michelle C. Phillips
	Title:	Director

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	BOKF, NA dba Bank of Texas

	By:	/s/ MARIAN LIVINGSTON
	Name:	Marian Livingston
	Title:	Senior Vice President

Signature Page to Third Amended and Restated Credit Agreement

LENDER:	COMERICA BANK

	By:	/s/ JOEY POWELL
	Name:	Joey Powell
	Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

EXHIBIT A

[FORM OF]
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [insert name of Assignor] (the “Assignor”) and [insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:

2.                                      Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]](1)

3.                                      Borrowers: The Men’s Wearhouse, Inc., as Borrower, Moores The Suit People Inc., as a Subsidiary Borrower, and MWUK Holding Company Limited, as a Subsidiary Borrower.

4.                                      Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement; for Loans denominated in Sterling or

(1)  Select as applicable.

Exhibit A-1

Euro, J.P. Morgan Europe Limited; for Loans denominated in Canadian Dollars, JPMorgan Chase Bank, N.A., Toronto Branch

5.                                      Credit Agreement: The Third Amended and Restated Credit Agreement dated as of April 12, 2013, among The Men’s Wearhouse, Inc., Moores The Suit People Inc., MWUK Holding Company Limited, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent

6.                                      Assigned Interest:

Commitment/Loans Assigned(2)	Currency in which Loans are funded:	Aggregate Amount of Commitment/Loans for all applicable Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans(3)
		$	$		%
		$	$		%
		$	$		%

Effective Date:                      , 201       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

(2)  Fill in the appropriate terminology for the Class and Type of Commitment and/or Loans under the Credit Agreement that are being assigned under this Assignment (e.g. “Eurocurrency Revolving Loan,” etc.)

(3)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all applicable Lenders thereunder.

Exhibit A-2

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:
[Consented to and](4) Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By
Name:
Title:

[Consented to:(5)

THE MEN’S WEARHOUSE, INC.

By
Name:
Title: ]

[Consented to: (6)

[JPMORGAN CHASE BANK, N.A.,
as Issuing Bank and Swingline Bank

By
Name:
Title: ]

[ ],
as Issuing Bank

By
Name:
Title:]

(4)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

(6)  To be added for each Issuing Bank only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.

Exhibit A-3

ANNEX 1

[                                                                              ](7)

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(7)  Describe Credit Agreement at option of Administrative Agent.

Exhibit A-4

2.                                      Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile transmission or electronic submission (in .pdf form) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the United States of America.

Exhibit A-5

EXHIBIT B-1

[FORM OF]
PROMISSORY NOTE

April 12, 2013

FOR VALUE RECEIVED, the undersigned, THE MEN’S WEARHOUSE, INC., a Texas corporation (“Borrower”), hereby promises to pay to the order of                      (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to Borrower pursuant to the Credit Agreement referred to below, on the dates and in the amounts set forth in the Credit Agreement.  Borrower further agrees to pay interest on the unpaid principal amount hereof from time to time outstanding until such principal amount is paid in full, at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes referred to in the Third Amended and Restated Credit Agreement dated as of April 12, 2013 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”), among Borrower, Moores The Suit People Inc., a corporation organized under the laws of the Province of New Brunswick, Canada, MWUK Holding Company Limited, a corporation organized under the 2006 Companies Act of England and Wales, the financial institutions from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent, (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

Reference is made to the Credit Agreement for provisions for the acceleration of the maturity hereof.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of any kind except those expressly required under the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

THE MEN’S WEARHOUSE, INC.

By:
Name:
Title:

EXHIBIT B-2

[FORM OF]
PROMISSORY NOTE

April 12, 2013

FOR VALUE RECEIVED, the undersigned, MOORES THE SUIT PEOPLE INC., a corporation organized under the laws of the Province of New Brunswick, Canada (“MSP”), hereby promises to pay to the order of                      (the “Lender”) the principal amount of the aggregate unpaid principal amount of all Revolving Loans made by the Lender to MSP pursuant to the Credit Agreement referred to below, on the dates and in the amounts set forth in the Credit Agreement.  MSP further agrees to pay interest on the unpaid principal amount hereof from time to time outstanding until such principal amount is paid in full, at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes referred to in the Third Amended and Restated Credit Agreement dated as of April 12, 2013 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”) among The Men’s Wearhouse, Inc., a Texas corporation, MSP, MWUK Holding Company Limited, a corporation organized under the 2006 Companies Act of England and Wales, the financial institutions from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

Reference is made to the Credit Agreement for provisions for the acceleration of the maturity hereof.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of any kind except those expressly required under the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

MOORES THE SUIT PEOPLE INC.

By:
Name:
Title:

Exhibit B-2-1

EXHIBIT B-3

[FORM OF]
PROMISSORY NOTE

April 12, 2013

FOR VALUE RECEIVED, the undersigned, MWUK HOLDING COMPANY LIMITED, a corporation organized under the 2006 Companies Act of England and Wales (“MWUK”), hereby promises to pay to the order of                      (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to MWUK pursuant to the Credit Agreement referred to below, on the dates and in the amounts set forth in the Credit Agreement.  MWUK further agrees to pay interest on the unpaid principal amount hereof from time to time outstanding until such principal amount is paid in full, at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes referred to in the Third Amended and Restated Credit Agreement dated as of April 12, 2013 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”) among The Men’s Wearhouse, Inc., a Texas corporation, Moores The Suit People Inc., a corporation organized under the laws of the Province of New Brunswick, Canada, MWUK, the financial institutions from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

Reference is made to the Credit Agreement for provisions for the acceleration of the maturity hereof.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of any kind except those expressly required under the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

MWUK HOLDING COMPANY LIMITED

By:
Name:
Title:

Exhibit B-3-1

EXHIBIT B-4

[FORM OF]
SWINGLINE NOTE

April 12, 2013

FOR VALUE RECEIVED, the undersigned, THE MEN’S WEARHOUSE, INC., a Texas corporation (“Borrower”), hereby promises to pay to the order of JPMORGAN CHASE BANK, N.A. (the “Swingline Bank”), as and when the same shall become due and payable pursuant to the Credit Agreement referred to below, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Bank to Borrower pursuant to the Credit Agreement.  Borrower further agrees to pay interest on the unpaid principal amount hereof from time to time outstanding until such principal amount is paid in full, at the rates and on the dates specified in the Credit Agreement.

This Note (a) represents the Swingline Loans referred to in the Third Amended and Restated Credit Agreement dated as of April 12, 2013 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”) among Borrower, Moores The Suit People Inc., a corporation organized under the laws of the Province of New Brunswick, Canada, MWUK Holding Company Limited, a corporation organized under the 2006 Companies Act of England and Wales, the financial institutions from time to time party thereto, JPMorgan Chase Bank. N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of any kind except those expressly required under the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

THE MEN’S WEARHOUSE, INC.

By:
Name:
Title:

Exhibit B-4-1

EXHIBIT B-5

[FORM OF]
PROMISSORY NOTE

April 12, 2013

FOR VALUE RECEIVED, the undersigned, THE MEN’S WEARHOUSE, INC., a Texas corporation (“Borrower”), hereby promises to pay to the order of                      (the “Lender”) the aggregate unpaid principal amount of all Term Loans made by the Lender to Borrower pursuant to the Credit Agreement referred to below, on the dates and in the amounts set forth in the Credit Agreement.  Borrower further agrees to pay interest on the unpaid principal amount hereof from time to time outstanding until such principal amount is paid in full, at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes referred to in the Third Amended and Restated Credit Agreement dated as of April 12, 2013 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”) among Borrower, Moores The Suit People Inc., a corporation organized under the laws of the Province of New Brunswick, Canada, MWUK Holding Company Limited, a corporation organized under the 2006 Companies Act of England and Wales, the financial institutions from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent, (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

Reference is made to the Credit Agreement for provisions for the acceleration of the maturity hereof.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of any kind except those expressly required under the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

THE MEN’S WEARHOUSE, INC.

By:
Name:
Title:

Exhibit B-5-1

EXHIBIT C

[FORM OF]
NOTICE OF BORROWING

[For Loans in US Dollars:

JPMorgan Chase Bank, N.A., as Administrative Agent
712 Main Street, Floor 8 North
Houston, Texas 77002
Attn: John Kushnerick]

[For Loans in Canadian Dollars:

JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent
200 Bay Street, Suite 1800
Toronto, Ontario, M5J 2J2
Attn: Patricia Barcelona]

[For Loans in Euro or Sterling:

J.P. Morgan Europe Limited, as European Agent
25 Bank Street
Canary Wharf
London, E14 5JP
Attn: Loans Agency]

and

JPMorgan Chase Bank, N.A.
Loan Operations
10 S. Dearborn, Floor 07
Chicago, Illinois  60603-2003
Attn: Patricia Barcelona

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Credit Agreement dated as of April 12, 2013 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”) among The Men’s Wearhouse, Inc. (the “Borrower”), Moores The Suit People Inc. (“MSP”), MWUK Holding Company Limited (“MWUK”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent.  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

(a)                                 [The Borrower requests that the [Revolving/Term] Lenders advance to it a [Revolving/Term] Borrowing in the aggregate principal amount of $                     to be

Exhibit C-1

made on                     , 201      .  [After giving effect to such Revolving Borrowing, the Total Revolving Credit Exposure shall not exceed the Total Revolving Commitment.](1)  The Borrower requests that the principal amount of the requested Borrowing bear interest as follows:

(i)                                    The aggregate principal amount of ABR Loans requested to be made by the [Revolving/Term] Lenders is $                    .

(ii)                                The aggregate principal amount of Eurocurrency Loans requested to be made by the [Revolving/Term] Lenders and the initial Interest Period with respect thereto shall be:

Requested Amount:	Interest Period:(2)

$	]

(b)                                 [The Borrower requests a Swingline Loan in the aggregate principal amount of $                     to be made on                     , 201      .  The principal amount of such Swingline Loan, together with the principal amount of all other Swingline Loans outstanding on the date such Swingline Loan is made, will not exceed $5,000,000 and will not result in the Total Revolving Credit Exposure exceeding the Total Revolving Commitment.]

(c)                                  [[MSP] [The Borrower] requests that the Canadian Lenders advance to it the aggregate principal amount of C$                    , denominated in Canadian Dollars, on                     , 201      .  [MSP] [The Borrower] requests that the aggregate principal amount of the requested Loans bear interest as follows:

(i)                                    The aggregate principal amount of Canadian Prime Loans requested to be made by the Canadian Lenders to [MSP] [the Borrower] is C$                    .

(ii)                                The aggregate principal amount of CDOR Loans requested to be made by the Canadian Lenders to [MSP] [the Borrower] and the initial Interest Period with respect thereto shall be:

Requested Amount:	Interest Period:(3)

C$	]

(d)                                 [[MWUK] [The Borrower] requests that the UK Lenders advance to it the aggregate principal amount of [£][€]                    , denominated in [Sterling][Euro],] on                     , 201      .  [MWUK] [The Borrower] requests that the aggregate

(1)  For use with requests for Revolving Borrowings only.

(2)  Insert one, two, three or six months.

(3)  Insert one, two, three or six months.

Exhibit C-2

principal amount of the requested Eurocurrency Loans and the initial Interest Period with respect thereto shall be:

Requested Amount:	Interest Period:(4)

[£][€]$	]

(d)                                 Funds are requested to be disbursed to [the Borrower’s] [MSP’s] [MWUK’s] demand deposit account as follows:

[Account Location and Number]

(e)                                  At the time of and immediately after giving effect to the making of the requested Loans, no Default shall have occurred and be continuing.

(f)                                   The representations and warranties of the Borrower and the other Loan Parties contained in the Loan Documents (other than those representations and warranties limited by their terms to a specific date, in which case they shall be true and correct as of such date) are true and correct on and as of the date of the requested Borrowing Date, with the same force and effect as though made on and as of such date.

EXECUTED AND DELIVERED as of the        day of                     201      .

[NAME OF REQUESTING BORROWER]

By:
Name:
Title:

(4)  Insert one, two, three or six months.

Exhibit C-3

EXHIBIT D

[FORM OF]
LETTER OF CREDIT REQUEST

[Date]

[JPMorgan Chase Bank, N.A., as Issuing Bank
Letter of Credit Group
10 S. Dearborn, Floor 07
Chicago, Illinois  60603-2003
Attention: Stacy Slaton]

and

[For Letters of Credit in US Dollars:

JPMorgan Chase Bank, N.A., as Administrative Agent
712 Main Street, Floor 8 North
Houston, Texas 77002
Attn: John Kushnerick]

[For Letters of Credit in Canadian Dollars:

JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent
200 Bay Street, Suite 1800
Toronto, Ontario, M5J 2J2
Attn: Patricia Barcelona]

[For Letters of Credit in Euro or Sterling:

J.P. Morgan Europe Limited, as European Agent
25 Bank Street
Canary Wharf
London, E14 5JP
Attn: Loans Agency]

and

JPMorgan Chase Bank, N.A.
Loan Operations
10 S. Dearborn, Floor 07
Chicago, Illinois  60603-2003
Attn: Patricia Barcelona

Exhibit D-1

Ladies and Gentlemen:

The undersigned,                      (the “Applicable Borrower”), refers to the Third Amended and Restated Credit Agreement dated as of April 12, 2013 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”) among The Men’s Wearhouse, Inc., Moores The Suit People Inc., MWUK Holding Company Limited, the Lenders party thereto. JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent.  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

[The Applicable Borrower hereby requests the issuance of a Letter of Credit under the Credit Agreement, and in that connection sets forth below the information relating to such Letter of Credit (“Proposed Letter of Credit”) as required by Section 2.7 of the Credit Agreement.  As more fully set forth in the Application attached hereto as Annex A, the Proposed Letter of Credit must be issued:

(a)                                 on or before                     ,           (1);

(b)                                 for the benefit of                     ;

(c)                                  in the amount of                      [US Dollars] [Canadian Dollars] [Sterling] [Euro];

(d)                                 having an expiry date of                     ,           (2)

and is subject to the condition set forth in the Application attached hereto.]

[The Applicable Borrower hereby refers to Letter of Credit Number                      (the “Existing Letter of Credit”).  The Applicable Borrower hereby requests that the Existing Letter of Credit be amended as more particularly described on Exhibit A attached hereto and incorporated herein on or before                     ,           .(3)]

[The Applicable Borrower hereby refers to Letter of Credit Number                      (the “Expiring Letter of Credit”) which has an existing expiry date of                     .  The Applicable Borrower hereby requests that [the expiry date of the expiring Letter

(1)  Which must be not less than two (2) Business Days after notice is given to the Issuing Bank and Administrative Agent in the case of Letters of Credit to be issued in US Dollars or three (3) Business Days after notice is given to the Issuing Bank and Applicable Agent in the case of Letters of Credit to be issued in an Alternative Currency.

(2)  Which shall not be a date later than the earlier of (i) twelve (12) months from the issuance date (or in the case of any renewal or extension, twelve (12) months after such renewal or extension) or (ii) five (5) Business Days prior to the scheduled Maturity Date: provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date that is five (5) Business Days prior to the scheduled Maturity Date).

(3)  Which must be not less than two (2) Business Days after notice is given to the Issuing Bank and Administrative Agent in the case of Letters of Credit in US Dollars or three (3) Business Days after notice is given to the Issuing Bank and Applicable Agent in the case of Letters of Credit in an Alternative Currency.

Exhibit D-2

of Credit be extended to                     (4) [the Lenders permit the expiry date of the Expiring Letter of Credit to be extended to                     ].]

The Applicable Borrower hereby certifies that, immediately after giving effect to the [issuance of the Proposed Letter of Credit] [amendment to the Existing Letter of Credit] [extension of the Expiring Letter of Credit], the US Dollar Equivalent of (i) the Total Revolving Credit Exposure will not exceed the Total Revolving Commitment, (ii) the LC Exposure will not exceed $60,000,000 and (iii) the aggregate principal amount of all outstanding Revolving Loans denominated in an Alternative Currency plus all LC Exposures for Letters of Credit denominated in such Alternative Currency will not exceed the Alternative Currency Sublimit.

The Applicable Borrower hereby further certifies that:

(a)                                 on the date hereof all applicable conditions to the [issuance of the Proposed Letter of Credit] [amendment to the Existing Letter of Credit] [extension of the Expiring Letter of Credit] set forth in the Credit Agreement have been satisfied and that the [Proposed Letter of Credit] [Existing Letter of Credit as amended] [Expiring Letter of Credit as extended] complies with the terms of the Credit Agreement;

(b)                                 at the time of and immediately after giving effect to [issuance of the Proposed Letter of Credit] [amendment to the Existing Letter of Credit] [extension of the Expiring Letter of Credit], no Default shall have occurred and be continuing; and

(c)                                  each of the representations and warranties of the Applicable Borrower and the other Loan Parties contained in the Loan Documents (other than those representations and warranties limited by their terms to a specific date, in which case they shall be true and correct as of such date) are true and correct on and as of the date of [issuance of the Proposed Letter of Credit] [amendment to the Existing Letter of Credit] [extension of the Expiring Letter of Credit], with the same force and effect as though made on and as of such date.

EXECUTED AND DELIVERED this          day of                     ,20l      .

[ ]

By:
Name:
Title:

(4)  Which shall not be a date later than the earlier of (i) twelve (12) months from the issuance date (or in the case of any renewal or extension, twelve (12) months after such renewal or extension) or (ii) five (5) Business Days prior to the scheduled Maturity Date: provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date that is five (5) Business Days prior to the scheduled Maturity Date).

Exhibit D-3

[Annex A] [Exhibit A]

Exhibit D-4

EXHIBIT E

[FORM OF]
NOTICE OF RATE CHANGE/CONTINUATION

[For Loans in US Dollars:

JPMorgan Chase Bank, N.A., as Administrative Agent
712 Main Street, Floor 8 North
Houston, Texas 77002
Attn: John Kushnerick]

[For Loans in Canadian Dollars:

JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent
200 Bay Street, Suite 1800
Toronto, Ontario, M5J 2J2
Attn: Patricia Barcelona]

[For Loans in Euro or Sterling:

J.P. Morgan Europe Limited, as European Agent
25 Bank Street
Canary Wharf
London, E14 5JP
Attn: Loans Agency]

and

JPMorgan Chase Bank, N.A.
Loan Operations
10 S. Dearborn, Floor 07
Chicago, Illinois  60603-2003
Attn: Patricia Barcelona

Ladies and Gentlemen:

The undersigned,                      (the “Applicable Borrower”), refers to the Third Amended and Restated Credit Agreement dated as of April 12, 2013 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the ‘Credit Agreement”) among The Men’s Wearhouse, Inc., Moores The Suit People Inc., MWUK Holding Company Limited, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Exhibit E-1

Pursuant to Section 3.1(c) of the Credit Agreement, this Notice of Rate Change/Continuation represents the Applicable Borrower’s election with respect to Loans to [insert one or more of the following]:

[1.                                  Use if converting Eurocurrency Loans to ABR Loans.]

Convert $                         in aggregate principal amount of Eurocurrency Loans made on                          with an applicable rate of                         , and a current Interest Period ending on                         ,           , to ABR Loans on                         ,           .

[2.                                  Use if converting ABR Loans to Eurocurrency Loans.]

Convert $                         in aggregate principal amount of ABR Loans to Eurocurrency Loans made on                         .  The initial Interest Period for such Eurocurrency Loans is requested to be [one] [two] [three] [six] month[s].]

[3.                                  Use if continuing Eurocurrency Loans.]

Continue                      denominated in [US Dollars] [Sterling] [Euro], in aggregate principal amount of Eurocurrency Loans made on                      with an applicable rate of           , and a current Interest Period ending on                     ,           .  The new Interest Period for such Eurocurrency Loans is requested to be [one] [two] [three] [six] month[s].]

[4.                                  Use if converting Canadian Prime Loans to CDOR Loans]

Convert                     , in aggregate principal amount of Canadian Prime Loans to CDOR Loan on                     ,           .  The initial Interest Period for such CDOR Loans is requested to be [one] [two] [three] [six] month[s].]

[5.                                  Use if converting CDOR Loans to Canadian Prime Loans]

Convert C$                     in aggregate principal amount of CDOR Loans made on                     ,           , with unapplicable rate of                     , and an Interest Period ending on                     ,           ,to Canadian Prime Loans on                     ,           .]

[6.                                  Use if continuing CDOR Loans]

Continue C$                     in aggregate principal amount of CDOR Loans made on                     ,           , with an applicable rate of                     , and a current Interest Period ending on                     ,           .  The new Interest Period for such CDOR Loans is requested to be [one] [two] [three] [six] month[s].]

Exhibit E-2

EXECUTED AND DELIVERED this            day of                     , 201      .

[	]

By:
Name:
Title:

Exhibit E-3

EXHIBIT F

[FORM OF]
NOTICE OF REVOLVING COMMITMENT INCREASE

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent
712 Main Street, Floor 8 North
Houston. Texas 77002
Attention:  John Kushnerick

Ladies and Gentlemen:

The undersigned, The Men’s Wearhouse, Inc. (the “Borrower”), refers to the Third Amended and Restated Credit Agreement dated as of April 12, 2013 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”), among the Borrower, Moores The Suit People Inc. (“MSP”), MWUK Holding Company Limited (“MWUK”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent. JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent.  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby notifies you, pursuant to Section 4.12 of the Credit Agreement, that it intends to increase the Revolving Commitments by $                     and, if applicable, to increase the Alternative Currency Sublimit by $                , each effective as of                     .

The Borrower proposes                       , as an Increasing Revolving Lender and informs you that such Increasing Revolving Lender has requested an increase in its Revolving Commitment in the amount of $                    .(1)

The Borrower further proposes                     , whose address for notices is                     , as an Additional Revolving Lender and informs you that such Additional Revolving Lender requests a Revolving Commitment in the amount of $                    .(2)

Delivery of an executed counterpart of this Notice of Revolving Commitment Increase by facsimile transmission or electronic submission (in .pdf form) shall be effective as delivery of an original manually executed counterpart of this Notice of Revolving Commitment Increase.

(1)   Repeat as necessary for each Increasing Revolving Lender.

(2)   Repeat as necessary for each Additional Revolving Lender.

Exhibit F-1

Very truly yours,

THE MEN’S WEARHOUSE, INC.

By:
Name:
Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Exhibit F-2

EXHIBIT G

[FORM OF]
COMPLIANCE CERTIFICATE

The undersigned hereby certifies that [he] [she] is a Responsible Officer of The Men’s Wearhouse, Inc., a Texas corporation (the “Borrower”), and that, as such, [he] [she] is authorized to execute this certificate on behalf of the Borrower.

Reference is made to the Third Amended and Restated Credit Agreement dated as of April 12, 2013 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”) among the Borrower, Moores The Suit People Inc., a corporation organized under the laws of the Province of New Brunswick, Canada, MWUK Holding Company Limited, a corporation organized under the 2006 Companies Act of England and Wales, the financial institutions from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent.  Capitalized terms defined in the Credit Agreement are used herein as defined therein.

Pursuant to Section 9.1(d) of the Credit Agreement, the undersigned hereby certifies as follows:

(a)                                 As of the date hereof, there exists no Event of Default or Default, or if any Event of Default or Default exists, the nature of such Event of Default or Default is specified on Exhibit A attached hereto, along with the period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto.

(b)                                 Attached hereto as Exhibit B are true and correct schedules, computations and other information which demonstrate that the Borrower is in compliance with the covenants set forth in Sections 10.2, 10.3 and 10.10 of the Credit Agreement.

(c)                                  The calculation of the Applicable Margin contained in the Applicable Margin Certificate dated                     , 201       was accurate.

(d)                                 Attached hereto as Exhibit C is a list of all Material Domestic Subsidiaries as of the date hereof.

(e)                                  During the four Fiscal Quarters ending with the Fiscal Quarter or Fiscal Year, as the case may be, for which the relevant financial statements were most recently delivered pursuant to Sections 9.1(a) or 9.1(b) of the Credit Agreement (check as applicable):

there has been no change in GAAP or in the application thereof that has had a material effect on such financial statements.

or

Exhibit G-1

there has been a change in GAAP or in the application thereof and such change has had a material effect on such financial statements.  The effect of such change is described in Exhibit D.

and

The reconciliation required by Section 9.1(d) of the Credit Agreement is attached to this Certificate.

EXECUTED AND DELIVERED as of the        day of                     , 201

THE MEN’S WEARHOUSE, INC.

By:
Name:
Title:

Exhibit G-2

EXHIBIT A

Exhibit G-3

EXHIBIT B

Exhibit G-4

EXHIBIT C

Exhibit G-5

EXHIBIT D

Exhibit G-6

EXHIBIT H

[FORM OF]
APPLICABLE MARGIN CERTIFICATE

The undersigned hereby certifies that he/she is a Responsible Officer of The Men’s Wearhouse, Inc., a Texas corporation (the “Borrower”), and that, as such, he/she is authorized to execute this certificate on behalf of the Borrower.

Reference is made to the Third Amended and Restated Credit Agreement dated as of April 12, 2013 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”), among the Borrower, Moores The Suit People Inc. (“MSP”), MWUK Holding Company Limited (“MWUK”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent.  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

(a)                                 As of the last day of the [Fiscal Quarter] [Fiscal Year] ended                     , 201      , the Leverage Ratio was                     .  The resultant Applicable Margin is:

(i)            for Eurocurrency Loans, CDOR
Loans or Letter of Credit Fees:

(ii)           for ABR Loans or
Canadian Prime Loans:

(iii)          for Commitment Fees:

(b)                                 Exhibit A attached hereto contains true and correct computations and other financial information from which the Leverage Ratio was determined.

EXECUTED AND DELIVERED as of the        day of                     , 201      .

THE MEN’S WEARHOUSE, INC.

By:
Name:
Title:

Exhibit H-1

Exhibit A

Exhibit H-2

EXHIBIT I

MANDATORY COST FORMULA

(1)                                 The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate a Lender that funds Loans denominated in Euro or Sterling from a lending office located in the UK for the cost of compliance with the requirements of the Bank of England or the Financial Services Authority of the UK (the “FSA”) (or, in either case, any other authority succeeding to all or any of its functions), or both of them as the case may be, or the requirements of the European Central Bank.

(2)                                 On the first day of each Interest Period (or as soon as possible thereafter), the European Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each applicable Lender in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the European Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

(3)                                 The Associated Cost Rate for any Lender lending from a Facility Office in a participating Member State will be the percentage notified by that Lender to the European Agent.  This percentage will be certified by that Lender in its notice to the European Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

(4)                                 The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the European Agent as follows:

in relation to any Revolving Loan in Sterling:

AB + C(B-D) + E x 0.01                              per cent per

100 — (A + C)                                              annum

In relation to a Loan in any currency other than Sterling:

E x 0.01                                                   per cent per annum

300

Where:

“A”                           is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”                           is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of

Exhibit I-1

interest specified in Section 3.1(h)) payable for the relevant Interest Period on such Loan.

“C”                           is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”                           is the percentage rate per annum payable by the Bank of England to the European Agent on interest bearing Special Deposits.

“E”                            is designed to compensate such Lender for amounts payable under the Fees Rules and is calculated by the European Agent as being the most recent rate of charge supplied by such Lender to the European Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

(5)                                 For the purposes of this Exhibit:

(a)                                 “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Facility Office” means the office or offices notified by a Lender to the European Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)                                  “Fees Rules” means the rules on periodic fees contained in the FSA Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)                                 “Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column I of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)                                  “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

(f)                                   “Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents..

(6)                                 In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formulae as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

(7)                                 If requested by the European Agent, such Lender shall, as soon as practicable after publication by the FSA, supply to the European Agent the rate of charge payable by such

Exhibit I-2

Lender to the FSA pursuant to the Fees Rules in respect of the relevant financial year of the FSA (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

(8)                                 Each Lender shall supply any information required by the European Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                                 Its jurisdiction of incorporation and the jurisdiction of its Facility Office: and

(b)                                 Any other information that the European Agent may reasonably require for such purpose.

Each Lender shall promptly notify the European Agent of any change to the information provided by it pursuant to this paragraph.

(9)                                 The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the European Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the European Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

(10)                          The European Agent shall have no liability to any Person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

(11)                          The European Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

(12)                          Any determination by the European Agent pursuant to this Exhibit in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

The European Agent may from time to time, after consultation with the Applicable Borrower and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Exhibit in order to comply with any Change in Law or any requirements from time to time imposed by the Bank of England, the FSA, or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions), and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Exhibit I-3

EXHIBIT J

[FORM OF]
JOINDER AGREEMENT

Dated as of                     , 201

Reference is hereby made to the Third Amended and Restated Credit Agreement, dated as of April 12, 2013 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”) among The Men’s Wearhouse, Inc., Moores The Suit People Inc., MWUK Holding Company Limited, the Lenders party thereto, JPMorgan Chase Bank, N.A.,` as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and J.P. Morgan Europe Limited, as European Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the terms of Section 4.12(d) of the Credit Agreement, the Borrower, the Issuing Banks, the Administrative Agent and [                    ] (the “Additional Revolving Lender”) hereby agree as follows:

1.                                      Subject to the terms and conditions of this Joinder Agreement, the Additional Revolving Lender hereby agrees to assume, without recourse to the Lenders or the Administrative Agent, on the Effective Date (as defined below), a Revolving Commitment of [$                    ] in accordance with the terms and conditions set forth in the Credit Agreement.  Upon such assumption, the Total Revolving Commitment shall be automatically increased by the amount of such assumption.  The Additional Revolving Lender hereby agrees to be bound by and to assume all rights and obligations of a Lender, and hereby requests the agreement of the Borrower, the Issuing Banks and the Administrative Agent that the Additional Revolving Lender shall be entitled to the benefits of all of the terms, conditions and provisions of the Credit Agreement as if the Additional Revolving Lender had been one of the lending institutions originally executing the Credit Agreement as a ‘Lender’; provided that nothing herein shall be construed as making the Additional Revolving  Lender liable to the Borrower, the Issuing Banks or the other Lenders in respect to any acts or omissions of any party to the Credit Agreement or in respect of any other event occurring prior to the Effective Date (as defined below) of this Joinder Agreement.

2.                                      The Additional Revolving Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Joinder Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become an Additional Revolving Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its Revolving Commitment, shall have the obligations of a Lender thereunder, (iv) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements

Exhibit J-1

delivered pursuant to Section 9.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement and has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Joinder Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Additional Revolving Lender; (b) agrees that (i) it will, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (c) appoints and authorizes the entities named as the Administrative Agent, the European Agent and the Canadian Agent to serve as the Administrative Agent, the European Agent or the Canadian Agent, as the case may be, under the Loan Documents and to take such action in such capacity on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) acknowledges that it has made arrangements with the Administrative Agent satisfactory to the Additional Revolving Lender with respect to its prorata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

3.                                      [The Additional Revolving Lender hereby requests that the Borrower issue a new promissory note payable to the order of Additional Revolving Lender in the principal amount of [$                    ].]

4.                                      The effective date for this Joinder Agreement shall be [                    , 201      ] (the “Effective Date”).  Following the execution of this Joinder Agreement by the Borrower, the Issuing Banks and the Additional Revolving Lender, it will be delivered to the Administrative Agent for acceptance pursuant to the Credit Agreement.  Upon acceptance of this Joinder Agreement by the Administrative Agent, Schedule 2.1 to the Credit Agreement shall thereupon be replaced as of the Effective Date by the Schedule 2.1 annexed hereto.  The Administrative Agent shall thereafter notify the other Lenders of the revised Schedule 2.1.

5.                                      Upon such acceptance, from and after the Effective Date, the Borrower shall make all payments in respect of the Additional Revolving Lender’s Revolving Commitment (including payments of principal, interest, fees and other amounts) to the Administrative Agent for the account of the Additional Revolving Lender.

6.                                      THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.                                      This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile transmission or electronic submission

Exhibit J-2

(in .pdf form) shall be effective as delivery of an original manually executed counterpart of this Joinder Agreement.

ADDITIONAL REVOLVING LENDER:

[ ]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

THE MEN’S WEARHOUSE, INC.,
a Texas corporation

By:
Name:
Title:

[JPMORGAN CHASE BANK, N.A.],
as Issuing Bank

By:
Name:
Title:

[ (1)
as Issuing Bank

By:
Name:
Title: ]

(1)  To be added for each Issuing Bank, if any, in addition to JPMorgan Chase Bank, N.A.

Exhibit J-3

SCHEDULE 2.1

COMMITMENTS

Lender	Revolving Commitment	Canadian Currency Commitment	UK Commitment	Term Loan Commitment	Total Commitment
JPMorgan Chase Bank, N.A.(1)	$37,500,000	$20,000,000	$20,000,000	$12,500,000	$50,000,000
Bank of America, N.A.	$35,625,000	$19,000,000	$19,000,000	$11,875,000	$47,500,000
U.S. Bank National Association	$35,625,000	$19,000,000	$19,000,000	$11,875,000	$47,500,000
Union Bank, N.A.	$26,250,000	$14,000,000	$14,000,000	$8,750,000	$35,000,000
HSBC Bank USA, N.A.	$20,625,000	$11,000,000	$11,000,000	$6,875,000	$27,500,000
Wells Fargo Bank, N.A.	$20,625,000	$11,000,000	$11,000,000	$6,875,000	$27,500,000
Amegy Bank National Association	$18,750,000	—	—	$6,250,000	$25,000,000
Compass Bank, d/b/a BBVA Compass	$18,750,000	$10,000,000	$10,000,000	$6,250,000	$25,000,000
Branch Banking and Trust Company	$18,750,000	$10,000,000	$10,000,000	$6,250,000	$25,000,000
Fifth Third Bank(2)	$18,750,000	$10,000,000	$10,000,000	$6,250,000	$25,000,000
The Bank of Nova Scotia	$16,875,000	$9,000,000	$9,000,000	$5,625,000	$22,500,000
BOKF, NA dba Bank of Texas	$16,875,000	$9,000,000	$9,000,000	$5,625,000	$22,500,000
Comerica Bank	$15,000,000	$8,000,000	$8,000,000	$5,000,000	$20,000,000
Total	$300,000,000	$150,000,000	$150,000,000	$100,000,000	$400,000,000

(1)  HMRC DT Treaty Passport Scheme Reference Number 13/M/0268710/DTTP; Jurisdiction of Tax Residence: United States of America.

(2)  HMRC DT Treaty Passport Scheme Reference Number 13/F/2467/DTTP; Jurisdiction of Tax Residence: United States of America.

SCHEDULE 2.7

LETTERS OF CREDIT

Applicant	JPM Reference (LC number)	Effective Date	Expiry Date	Ccy	Outstanding Amount
THE MEN’S WEARHOUSE, INC	HLCTMW00000770	3/28/2012	4/30/2013	USD	$677,429.10
THE MEN’S WEARHOUSE, INC	HLCTMW00000813	9/28/2012	4/14/2013	USD	$119,316.75
THE MEN’S WEARHOUSE, INC	HLCTMW00000841	12/28/2012	5/14/2013	USD	$492,852.65
THE MEN’S WEARHOUSE, INC	HLCTMW00000842	1/2/2013	4/14/2013	USD	$218,988.30
THE MEN’S WEARHOUSE, INC	HLCTMW00000848	2/14/2013	4/10/2013	USD	$225,570.00
THE MEN’S WEARHOUSE, INC	HLCTMW00000852	2/28/2013	4/14/2013	USD	$3,753.26
THE MEN’S WEARHOUSE, INC	HLCTMW00000853	2/27/2013	4/14/2013	USD	$2,877.94
THE MEN’S WEARHOUSE, INC	HLCTMW00000854	2/28/2013	4/21/2013	USD	$5,159.07
THE MEN’S WEARHOUSE, INC	HLCTMW00000856	3/1/2013	4/28/2013	USD	$183,502.99
THE MEN’S WEARHOUSE, INC	HLCTMW00000857	3/1/2013	4/28/2013	USD	$43,864.65
THE MEN’S WEARHOUSE, INC	HLCTMW00000858	3/1/2013	4/13/2013	USD	$77,868.00
THE MEN’S WEARHOUSE, INC	HLCTMW00000859	3/7/2013	4/16/2013	USD	$316,416.00
THE MEN’S WEARHOUSE, INC	HLCTMW00000860	3/21/2013	5/5/2013	USD	$220,537.50
THE MEN’S WEARHOUSE, INC	HLCTMW00000864	3/21/2013	5/12/2013	USD	$34,160.57
THE MEN’S WEARHOUSE, INC	HLCTMW00000866	3/22/2013	5/12/2013	USD	$141,190.26
THE MEN’S WEARHOUSE, INC	HLCTMW00000867	4/5/2013	5/19/2013	USD	$1,214.25
THE MEN’S WEARHOUSE, INC	HLCTMW00000868	4/5/2013	5/19/2013	USD	$14,722.74
THE MEN’S WEARHOUSE, INC	HLCTMW00000871	4/5/2013	5/19/2013	USD	$2,124.93
THE MEN’S WEARHOUSE, INC	HLCTMW00000875	3/22/2013	5/19/2013	USD	$226,001.61
THE MEN’S WEARHOUSE, INC	HLCTMW00000877	3/22/2013	5/19/2013	USD	$60,864.10
THE MEN’S WEARHOUSE, INC	HLCTMW00000878	4/5/2013	5/26/2013	USD	$228,581.88
THE MEN’S WEARHOUSE, INC	HLCTMW00000879	4/3/2013	5/23/2013	USD	$108,422.91
MWUK LIMITED	4L4I-200017	8/19/2011	8/31/2013	USD	$228,482.72
MWUK LIMITED	4L4I-200042	12/6/2011	8/31/2013	USD	$395,259.00
MWUK LIMITED	4L4I-200043	12/6/2011	8/31/2013	USD	$1,443,277.81
MWUK LIMITED	4L4I-200044	12/6/2011	10/31/2013	USD	$421,274.04
MWUK LIMITED	4L4I-200046	12/30/2011	5/31/2013	USD	$292,700.87
MWUK HOLDING COMPANY LTD	4L4I-200047	1/24/2012	8/31/2013	USD	$1,499,551.10
MWUK LIMITED	4L4I-200048	1/6/2012	8/31/2013	USD	$512,469.29
MWUK LIMITED	4L4I-200054	41059	41517	USD	$1,082,537.09
MWUK LIMITED	4L4I-200058	41213	41486	USD	$611,789.10
MWUK LIMITED	4L4I-200059	41333	41425	USD	$43,032.00
TWIN HILL ACQUISITION COMPANY INC	4L4I-200060	41348	41486	USD	$78,245.75
TWIN HILL ACQUISITION COMPANY INC	4L4I-200061	41348	41486	USD	$54,317.96
TWIN HILL ACQUISITION COMPANY INC	4L4I-200062	41353	41486	USD	$71,561.03
THE MEN’S WEARHOUSE, INC	D-234855	37666	41684	USD	$900,000.00
THE MEN’S WEARHOUSE, INC	D-236267	37715	41729	USD	$17,315.37
THE MEN’S WEARHOUSE, INC	D-238274	37782	41425	USD	$1,427,009.00
THE MEN’S WEARHOUSE, INC	D-239131	37811	41486	USD	$67,500.00
THE MEN’S WEARHOUSE, INC	TDTS-637978	38489	41761	USD	$1,002,000.00
THE MEN’S WEARHOUSE, INC	TPTS-334740	39240	41796	USD	$3,624,000.00
THE MEN’S WEARHOUSE, INC	CPCS-836079	40304	41762	USD	$2,000,000.00
THE MEN’S WEARHOUSE, INC	CPCS-352672	41281	41644	USD	$619,407.57
THE MEN’S WEARHOUSE, INC	CPCS-373060	41331	41691	USD	$100,000.00
MWUK Ltd	4L4S-730282	40765	41516	GBP	$2,533,740.21